As filed with the Securities and Exchange Commission on June 27, 2007
Registration No. 333-140023

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SOLAR POWER, INC.
(Name of small business issuer in its charter)

California	3674	20-4956638

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 746-0900
(Address and telephone number of principal executive offices)

4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 746-0900
(Address of principal place of business)

Stephen C. Kircher
Chief Executive Officer
4080 Cavitt Stallman Road, Suite 100
Granite Bay, California 95746
(916) 746-0900
(Name, address and telephone number of agent for service)

Copies to:
David C. Adams, Esq.
WEINTRAUB GENSHLEA CHEDIAK
400 Capitol Mall, Suite 1100
Sacramento, California 95814
Telephone: (916) 558-6028
Approximate date of proposed sale to the public:
From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

			Proposed
Title of each class of	Amount of	Proposed	maximum	Amount of
securities to be	shares to be	maximum offering	aggregate offering	registration
registered	Registered	price per share	price	fee
Common Stock	17,953,334	$1.00 (1)	$17,953,334	$1,921.00(4)
Common Stock underlying warrants	800,000 (2)	$1.15 (3)	$920,000	$99.00 (4)
Total	18,753,334		$18,873,334	$2,020.00(4)

(1)	There is no current public market for the securities. Management, based on previous offerings made by the Company, has estimated the offering price per share in order to calculate the registration fee.

(2)	Represents the number of shares of common stock offered for resale following the exercise of warrants.

(3)	Calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee.

(4)	Fee previously paid.
     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 27, 2007
PROSPECTUS
18,753,334 Shares
SOLAR POWER, INC.
Common Stock

     This Prospectus relates to the resale of up to 17,953,334 shares of common stock, $.0001 par value, by the Selling Security Holders listed under “Selling Security Holders” on page 59. This Prospectus also covers the resale of 800,000 shares of our common stock by a certain Selling Security Holder upon the exercise of outstanding warrants. We will not receive any proceeds from the resale of any common stock by the Selling Security Holders sold pursuant to this Prospectus. We will receive gross proceeds of $920,000 if all of the warrants are exercised for cash by the Selling Security Holder.
     Our common stock is not traded on any exchange and there is currently no established public trading market for our common stock.
     The Selling Security Holders may offer and sell such shares using this prospectus in transactions initially at $1.25 per share until our shares are quoted on the OTC Bulletin Board or on an Exchange, and thereafter at prevailing market prices or privately negotiated prices as determined by the Selling Security Holders.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.
The date of this Prospectus is                     , 2007.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, the terms “we,” “our” and “us” means Solar Power, Inc., and its subsidiaries.
Our Business
Corporate History
     We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada. On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.” In addition, we effected a one-for-three reverse stock split in October 2006. As discussed in this prospectus, we became the registrant through a reverse merger with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), and we are considered the accounting acquirer and registrant following that merger.
     On August 23, 2006, we entered into an Agreement and Plan of Merger with Solar Power, Inc., a California corporation and Welund Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary (“Merger Sub”). Solar Power, Inc., a California corporation, also entered into a merger agreement with Dale Renewables Consulting, Inc. (”DRCI”) in order to accelerate our entry into the solar integration and installation business in California. On November 15, 2006 we closed that merger and assumed the existing installation contracts and retained DRCI’s employees. On December 29, 2006, our Merger Sub merged with Solar Power, Inc., a California corporation and Solar Power, Inc., a California corporation became our wholly-owned subsidiary (the “Merger”). In connection with the Merger, (a) we sold our pool of finance receivables, (b) we issued 14,500,000 shares of our common stock to the shareholders of Solar Power, Inc., a California corporation, (c) we substituted 2,000,000 restricted stock awards and options of Solar Power, Inc., a California corporation with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions of the Solar Power, Inc., a California corporation options and restricted stock awards, and (d) our directors and officers were replaced with the officers and directors of Solar Power, Inc., a California corporation who assumed control of the combined companies. As a result of the Merger, we discontinued our former auto loans business and changed our focus and strategic direction and pursued operations in the solar power business. On February 15, 2007, we re-domiciled in the State of California pursuant to a merger with Solar Power, Inc., a California corporation as further described below under the section titled “Recent Events.”
Recent Events
     On January 3, 2007, Solar Power, Inc., a California corporation repaid loans and notes payable to Stephen C. Kircher, Solar Power, Inc., a California corporation’s CEO and Chairman of $327,562 which included principal of $320,000 and accrued interest of $7,562.

     In January 2007, Solar Power, Inc., a California corporation repaid loans payable to Hannex Investment Ltd. of $270,829 which included principal of $245,000 and accrued interest of $25,829.
     In January 2007, Solar Power, Inc., a California corporation paid $175,000 in cash and in February 2007, Solar Power, Inc., a California corporation issued 31,435 shares of its common stock, fair valued at $31,435 to the shareholders of Sundance Power, LLC. in partial satisfaction of the contingent payment obligation accrued at December 31, 2006.
     On February 7, 2007, the stockholders approved Solar Power, Inc., a California corporation’s 2006 Equity Incentive Plan which permits us to grant stock options to directors, officers or employees or others to purchase shares of common stock of Solar Power, Inc., a California corporation through awards of Incentive and Nonqualified Stock Options (“Options”), Stock (“Restricted Stock” or “Unrestricted Stock”) and Stock Appreciation Rights (“SARs”). The Plan was approved by the Stockholders subsequent to year-end.
     On February 15, 2007, we completed our redomicile into the State of California. The redomicile was duly approved by both our respective Board of Directors and a majority of our stockholders at our annual meeting of shareholders held on February 7, 2007. The redomicile was completed by means of a merger between us and SPI, which was our wholly-owned subsidiary at that time, with Solar Power, Inc., a California corporation being the surviving corporation.
     As of February 15, 2007, each outstanding share of our common stock, par value $.0001, was automatically converted into one share, par value $.0001, of Solar Power, Inc., a California corporation common stock, all of our property, rights, privileges, and powers vested in Solar Power, Inc., a California corporation, and all of our debts, liabilities and duties became the debts, liabilities and duties of Solar Power, Inc., a California corporation. Additionally, the Amended and Restated Articles of Incorporation of Solar Power, Inc., a California corporation and the Bylaws of Solar Power, Inc., a California corporation, became the governing documents of the surviving corporation. The directors and officers of Solar Power, Inc., a California corporation immediately prior to the effective date of the redomicile, continue to be the directors and officers of the surviving corporation. The redomicile resulted in no change in our management because all of our directors and officers were also directors and officers of Solar Power, Inc., a California corporation prior to the re-incorporation.
     On March 21, 2007 we, through our wholly-owned subsidiary, Solar Power Integrators, Commercial, Inc. (“SPIC”) entered into a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). JRC is owned by James R. Conkey. Mr. Conkey invested $100,000 into Solar Power, Inc.’s (formerly Welund Fund, Inc.) private placement in October 2006. He acquired 100,000 shares in that transaction. Mr. Conkey’s shares are being registered as part of our registration statement pending with the Securities and Exchange Commission. The 100,000 shares represent the total of Mr. Conkey’s investment in Solar Power, Inc., a California corporation and he is not a related party to the Company. The partnership will engage in the sales, design and installation of solar systems in certain market segments for solar contracts within California. As initial capital contributions to the partnership, JRC is contributing $25,500 and SPIC is contributing $24,500. JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. SPIC will be responsible for exclusively supplying all solar panels or other solar materials to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records. The Company has preliminarily determined that this partnership will be subject to consolidation based on its interpretation of FIN 46(R) Consolidation of Variable Interest Entities (as amended). Specifically under FIN 46(R), paragraph 5(a)(4), the Company has additional risk with loans that will be advanced to the partnership. Through March 31, 2007 there was no activity in this Partnership Arrangement.

     On April 9, 2007, we entered into a standard Securities Purchase Agreement with E-Ton Solar Tech, Co. Ltd. a foreign accredited investor as part of a private placement to raise $500,000 (the “Financing”). In connection with the Financing, we sold an aggregate of 500,000 shares of restricted common stock par value $0.0001 per share, at a purchase price of $1.00 per (the per share value of our most recent private placement) share for an aggregate sale price of $500,000 to the investor. E-Ton Solar Tech, Co. Ltd. is one of several of our solar panel suppliers and not considered to be a related party to the Company. These shares are not being registered as part of our SB-2 registration statement pending with the Securities and Exchange Commission.
     On April 17, 2007, we entered into a Deposit Receipt and Real Estate Purchase Contract (the “Agreement”) to purchase real property located at 1115 Orlando Avenue in the city of Roseville, California (the “Property”) from GSJ Company, LLC, a California limited liability company (“Seller”). The Property consists of an approximately 19,054 square foot office building situated on approximately 2.45 acres. Pursuant to the Agreement, we made an initial deposit of $25,000 toward a total purchase price of $4,725,000. Upon execution of the Agreement, the title company established an escrow with instructions consistent with the terms of the Agreement (the “Escrow”), which provides for a closing on or before 15 days from the expiration of an investigation period (“Investigation Period”). The Investigation Period provides that we have 30 days commencing on the date that Seller furnishes certain documents, to investigate the Property, including its value, zoning, unrecorded encumbrances, income and expenses relating to the Property, environmental, entitlement and building matters affecting the Property, and its condition. The Investigation Period was extended to July 6, 2007. Prior to the expiration of the Investigation Period, if we are dissatisfied with any of the above-referenced matters in connection with the Property, we may cancel the Agreement, and our initial deposit will be refunded. If we do not give notice of our intent to cancel the Agreement within 2 days of the expiration of the Investigation Period, we will then make an additional deposit of $75,000. Pursuant to the terms of the Agreement, all bonds and assessments that are a lien as of the date of execution of the Agreement will be assumed by us. All bonds and assessments that become a lien after the date of execution will be assumed by us at our sole option; if we elect not to assume such bonds and assessments becoming a lien at such time, then the Seller may either pay them in full or the Agreement will terminate with all deposits being returned. CB Richard Ellis, Inc. is acting as broker in connection with the purchase of the Property and will be receiving 4% of the total purchase price as a commission for their services, of which 1% will go to John E. Hartman as a referral fee. The Agreement further provides that if this transaction is not consummated due to our default, the Seller is entitled to retain all deposits that have actually been made by us, as liquidated damages. In addition, the Agreement provides for a leaseback to the Seller, who is currently occupying the Property, allowing for the extension of the Seller’s current occupancy for approximately one week following the close of Escrow. Pursuant to the terms of an Addendum to the Agreement, the Property is being sold “as is,” except for certain customary representations and warranties made by the Seller. Further, after the close of Escrow, we agree to a general release of all claims against the Seller made in relation to the Agreement or the Property. There are no related parties involved in this transaction.
     On April 12 and 17, 2007 we issued standby letters of credit totaling $800,000 to two suppliers, Sharp Electronics and Kyocera Solar. The letters of credit were issued in support of our line of credit with these suppliers. The suppliers have no interest in us and are not considered related parties. The term of the letters of credit are twelve months and are collateralized by $800,000 of our cash.
Overview
     Prior to June 2006, we only manufactured and sold cable, wire and mechanical assemblies. In June 2006 we commenced operations to produce and install solar power systems. Our operations are conducted through SPI and its wholly-owned subsidiaries that commenced their operations in May 2005: International Assembly Solutions, Limited (Hong Kong) (“IAS HK”), and IAS Electronics (Shenzhen) Co., Ltd (“IAS Shenzhen”). Through our IAS entities we produce cable, wire and mechanical assemblies and have initiated manufacture of photovoltaic assemblies. Our primary design, fabrication and assembly operations are in China. We believe our China-based manufacturing facility provides us with several competitive advantages, including a highly trained, economical workforce, availability of cost effective land and factory space, and lower raw material costs.
     In addition to continuing our existing cable, wire and mechanical assembly business, we design, develop, manufacture and market a variety of photovoltaic (“PV”) modules, which convert sunlight into electricity. We manufacture solar modules, utilizing both Monocrystalline and Multicrystalline silicone, for use in a finished photovoltaic system. These products are intended for use in residential, commercial and industrial applications, for both on-grid electricity generation and off-grid generation. We currently purchase solar modules from two major suppliers. Although we manufacture our own solar modules we intend to keep purchasing a portion of our solar module requirements from one or both of these suppliers to insure the availability of a second source and to supplement the anticipated output generated by our own production facility.
     We distribute our products primarily in the United States, including design and installation services for completed installations. We principally distribute our products directly to industrial, commercial and residential customers.
     We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national franchise network. We plan to open two retail showrooms late in the third quarter and early fourth quarter of this year. Company-owned store operations will market, sell and install our products within a locally defined geographic area. We expect to offer superior products and services than our competitors at a value that is recognized by our customer base. Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. We intend to provide national account representatives who will establish long-term relationships with these prime customers.
     Outside of Company-owned store operations, we intend to work with Franchisee partners who will have exclusive geographical territories that include specific application focus. Company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. We intend to start selling franchises in the third quarter of 2007.

Our Strategy and Products
          Our business strategy is to develop, manufacture and market solar panels and system component products as a complete photovoltaic system to industrial, commercial and residential facilities located primarily in the United States.
Our principal products include the following:
•	Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

•	Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected to produce electricity. System components include inverters, meters, racking systems, cables and wiring. Typical residential on-grid systems produce between 2,000 to 6,000 watts of power.
          We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality.
          If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement with a specific emphasis on reducing labor on installations.
Principal Offices
          Our principal executive offices are located at 4080 Cavitt Stallman Road, Suite 100, Granite Bay, California 95746 which is also our mailing address. Our telephone number is (916) 746-0900.
TRANSFER AGENT
COMPUTERSHARE TRUST CO., INC.
350 INDIANA, SUITE 800
GOLDEN, CO 80401
TELEPHONE: (303) 262-0600

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
     Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this Prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, the ability of our products to achieve or maintain commercial acceptance and our ability to obtain financing for our obligations. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this Prospectus, for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 5. You should read this Prospectus carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this Prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.
     The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.
RISK FACTORS
Risks Related to Our Business
We have limited experience manufacturing solar systems on a commercial basis and have a limited operating history on which to base our future prospects and results of operations.
     We commenced solar power-related operations in June 2006 and began manufacturing solar modules in April, 2007. As a result we have limited experience manufacturing solar systems on a commercial basis. Our IAS Shenzhen subsidiary completed its first mechanical assembly manufacturing line in May 2005 and began commercial shipment of its cable, wire and mechanical products in June 2005. Although we are continuing to develop our solar manufacturing capabilities and processes, we do not know whether the processes we have developed will be capable of supporting large-scale manufacturing, or whether we will be able to develop the other processes necessary for large-scale manufacturing of solar systems that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. If we fail to develop or obtain the necessary manufacturing capabilities it will significantly alter our business plans and potentially have a material adverse effect on prospects, results of operations and financial condition. Moreover, due to our limited operating history, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects.
Our operating results may fluctuate significantly from period to period.
     Several factors can contribute to significant quarterly and other periodic fluctuations in our results of operations. These factors may include but are not limited to the following:
•	the timing of orders;

•	the volume of orders relative to our capacity;

•	the availability and pricing of raw materials, such as solar cells and wafers;

•	delays in delivery of components or raw materials by our suppliers, which could cause delays in our delivery of products to our customers;

•	delays in our product sales, design and qualification processes, which varies widely in length based upon customer requirements;

•	product introductions and market acceptance of new products or new generations of products;

•	effectiveness in managing manufacturing processes;

•	changes in cost and availability of labor and components;

•	product mix;

•	pricing and availability of competitive products and services;

•	changes in government regulations;

•	changes or anticipated changes in economic conditions;

•	delays in installation of specific projects due to inclement weather;

•	political uncertainties in China;

•	changes in tax-based incentive programs; and

•	changes in currency translation rates affecting margins and pricing levels.
Our business strategy depends on the widespread adoption of solar power technology.
     The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of solar power technology include but are not limited to:
•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of other alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•	fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.
We must obtain sufficient supply of solar cells to conduct our business.
     Silicon is an essential raw material in the production of photovoltaic, or solar cells. A shortage of silicon may result in significant price increases and affect our supply of solar cells. In addition, there are a limited number of solar cell suppliers. Our estimate regarding our supply needs may not be correct and our purchase orders may be cancelled by our suppliers. If our suppliers cancel our purchase orders or change the volume or pricing associated with these purchase orders, we may be unable to meet existing and future customer demand for our products, which could cause us to lose customers, market share and revenue.

     Our component and materials suppliers may fail to meet our needs. We manufacture all of our solar power products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we may not be able to pass on to our customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to a decrease in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We also depend on a select number of suppliers for certain supplies that we use in our business. If we are unable to continue to purchase components from these limited source suppliers or are unable to identify alternative suppliers, our business and operating results would be materially and adversely affected. In addition our competitors may be able to obtain better pricing.
Potential strategic acquisitions may not achieve our objectives.
     In November 2006, SPI acquired Dale Renewables Consulting, Inc., a California corporation (“DRCI”). Since June 1, 2006, per the merger and operating agreements, we have been in the process of integrating DRCI’s business into our business. Despite our efforts. there is no assurance that the acquisition will result in a successful integration. In addition, we are currently exploring additional strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies and develop, introduce and distribute products and services utilizing our technology and know-how. Any strategic alliances entered into may not achieve our strategic objectives, and parties to our strategic alliances may not perform as contemplated.
We may not be able to efficiently integrate the operations of our acquisitions, products or technologies.
     From time to time, we may acquire new and complementary technology, assets and companies. We do not know if we will be able to complete any acquisitions or if we will be able to successfully integrate any acquired businesses, operate them profitably or retain key employees. Integrating the business of DRCI, or any other newly acquired business, product or technology could be expensive and time-consuming, disrupt our ongoing business and distract our management. We may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, we might be forced to obtain equity or debt financing on terms that are not favorable to us and, in the case of equity financing our stockholders interests may be diluted. If we are unable to integrate effectively any newly acquired entity, product or technology, our business, financial condition and operating results will suffer.
Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.
     We have one manufacturing facility in China. We strive to fully utilize the manufacturing capacity of our facility but may not do so on a consistent basis. Our factory utilization will be dependent on predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that we intend to produce. Demand for manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of our manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, maintenance of operations and availability of power, water and labor resources.

The reduction or elimination of government and economic incentives could cause our revenue to decline.
     We believe that the growth of the market for “on-grid” applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government-generated economic incentives. At present, the cost of solar energy generally exceeds the price of electricity in the U.S. As a result, the U.S. government and numerous state governments have provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations. Reductions in, or eliminations or expirations of, incentives could result in decreased demand for our products and lower revenue.
We face intense competition, and many of our competitors have substantially greater resources than we do.
     We operate in a competitive environment that is characterized by price inflation, due to supply shortages, and technological change. We compete with major international and domestic companies. Our major system integrator competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous other regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. More specifically, our solar power system integrator competitors who have manufacturing facilities in Asia include SunPower/Powerlight. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where our facilities are located. Many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs. Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of our products than we can.
     Our business relies on sales of our solar power products and our competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of our competitors own, partner with, have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar cells on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

A few customers account for a significant portion of our sales.
     For the year ended December 31, 2006, four customers contributed seventy-three percent (73%) of our total sales revenue, including one customer who contributed thirty-eight percent (38%) to our revenue. This compares to the period in calendar 2005 (from inception on January 18, 2005 to December 31, 2005) when three customers contributed eighty-three percent (83%) of total sales revenue, including one customer which contributed forty percent (40%) of our revenue. Under present conditions, the loss of any one of these customers could have a material adverse effect on our performance, liquidity and prospects.
Decrease in construction could adversely affect our business.
     During 2006, approximately fifty percent (50%) of DRCI’s solar-related revenues were generated from the design and installation of solar power products in newly constructed and renovated buildings, plants and residences. Our ability to generate revenues from construction contracts will depend on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry. The number of new building starts will be affected by general and local economic conditions, changes in interest rates and other factors.
Existing regulations and policies of the electric utility industry and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of our products, which may significantly reduce demand for our products.
     The market for electricity generating products is strongly influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S., these regulations and policies are being modified and may continue to be modified. Customer purchases of alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, without a regulatory-mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our customers and make our solar power products less desirable.
     The failure to increase or restructure the net metering cap could adversely affect our business. Currently all grid-tied photovoltaic systems are installed with cooperation by the local utility providers under guidelines created through statewide net metering policies. These policies, as currently written, specify that the local utility only has the obligation to allow installation up to and equal to one-half of one percent of its total generation capacity. It appears likely that as an industry, we will have the ability to reach this number within the next several years. The solar industry is currently lobbying to extend these arbitrary generation caps, and replace them with either notably higher numbers, or with a revised method of calculation that will allow the industry to continue our expansion in a manner consistent with both the industry and state and federal desires.
     Moreover, we anticipate that our solar power products and our installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us, our resellers, and our customers and, as a result, could cause a significant reduction in demand for our solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.
     As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. We believe that we have all necessary permits to conduct our business as it is presently conducted. If we fail to comply with present or future environmental regulations, however, we may be required to pay substantial fines, suspend production or cease operations.
If we do not retain our key management personnel, our business will suffer.
     The success of our business is heavily dependent on the leadership of our key management personnel, specifically Stephen C. Kircher. In addition, the company currently relies on Todd Lindstrom’s construction experience and management for the installation of solar systems. All our executive officers and key personnel are employees at-will and we do not have any employment agreements with them. If any of these people were to leave us, it would be difficult to replace them, and our business would be harmed.
The growth of our business is dependent upon sufficient capitalization.
     The growth of our business depends on our ability to finance new products and services. We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we may incur additional costs in product development, equipment, facilities and integration resources. These additional costs may result in greater fixed costs and operating expenses. As a result, we could be required to expend substantial funds for and commit significant resources to the following:
•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes;

•	manufacturing capacity: and

•	developing a franchise network.
We are subject to particularly lengthy sales cycles in some markets.
     Our focus on developing a customer base that requires our solar power products means that it may take longer to develop strong customer relationships or partnerships. Moreover, factors specific to certain industries also have an impact on our sales cycles. Some of our customers may have longer sales cycles that could occur due to the timing of various state and federal subsidies. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows and stock price.

Products we manufacture for third parties may contain design or manufacturing defects, which could result in customer claims.
     We often manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs and if in large quantity or too frequent, we may sustain loss of business, loss of reputation and may incur liability.
We may not be able to prevent others from using our trademarks in connection with our solar power products, which could adversely affect the market recognition of our name and our revenue.
     We are in the process preparing the applications to register the following trademarks: Solar Power, Inc., the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. There is no assurance that we will be successful in obtaining such marks. In addition, if someone else has already established trademark rights in the Marks, we may face trademark disputes and may have to market our products with other trademarks, which also could hurt our marketing efforts. Furthermore, we may encounter trademark disputes with companies using marks which are confusingly similar to our Marks which if not resolved favorably could cause our branding efforts to suffer. Trademark litigation carries an inherent risk and we cannot guarantee we will be successful in this type of litigation. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.
We could become involved in intellectual property disputes.
     We currently have two provisional patents pending. In addition, we rely on trade secrets, industry expertise and our customers’ sharing of intellectual property with us. We do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, we may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even without merit, could result in substantial costs and diversion of our resources and could materially and adversely affect our business and operating results. We have limited insurance coverage and may incur losses resulting from product liability claims.
We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.
     Since our products are electricity-producing devices, it is possible that users could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer, distributor, and installer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, could require us to make significant payments.
We may be subject to unexpected warranty expense.
     In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue.
     In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers and their warranties are consistent with industry standards we consider our financial exposure to warranty claims for solar panels and inverters immaterial. The Company assists the customer in the event a solar panel or inverter needs to be replaced under the manufacturer warrant. The Company has been required to provide installation warranties in some of its new contracts. The Company recorded a provision for the installation warranty on these contracts within cost of sales. Since the Company does not have sufficient historical data to calculate this provision, we have looked to historical data reported by other solar system installers. The provision for installation warranty for the three months ended March 31, 2007 was approximately $9,800. At December 31, 2006 and March 31, 2007 the Company had warranty reserves of $0 and $9,800, respectively.

We are exposed to the limit of the availability and price of electricity.
     The primary energy supply to our operations in China is electricity from the local power company. There is not an extensive and resilient connection to a national or regional power grid. Thus, we may be exposed to power outages and shut downs which our standby generators would only partially mitigate. Fluctuations in world oil prices and supply could affect our supply and cost of electricity.
From time-to-time, we may seek additional equity or debt financing and may not be able to secure this financing at acceptable terms.
     From time-to-time, we may seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay loans if our cash flow from operations is insufficient and for future acquisitions of businesses, facilities, technologies, assets and product lines. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, or fund our existing working capital needs which could affect our operating results and our assets may be significantly impaired.
We must effectively manage our growth.
     Failure to manage our growth effectively could adversely affect our operations. We may increase the number of our manufacturing facilities and products and may plan to expand further the number and diversity of our products in the future and may further increase the number of locations from which we manufacture and sell. Our ability to manage our planned growth effectively will require us to:
•	enhance our operational, financial and management systems;

•	expand usage of our facilities and equipment; and

•	successfully hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities and staff our installation teams.
     An expansion and diversification of our product range, manufacturing and sales locations and customer base would result in increases in our overhead and selling expenses. We may also be required to increase staffing and other expenses as well as our expenditures on plant, equipment and property in order to meet the anticipated demand of our customers. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect our profitability. Customers may require rapid increases in design and production services that place an excessive short-term burden on our resources.

Risks Related to International Operations
We are dependent on our Chinese manufacturing operations.
     Our current manufacturing operations are located in China and our sales and administrative offices are in the U.S. The geographical distances between these facilities create a number of logistical and communications challenges. In addition, because of the location of the manufacturing facilities in China, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate our manufacturing facilities in China.
We may not be able to retain, recruit and train adequate management and production personnel.
     Our continued operations are dependent upon our ability to identify, recruit and retain adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by our operations. With the growth currently being experienced in China and competing opportunities for our personnel, there can be no guarantee that a favorable employment climate will continue and that wage rates in China will continue to be internationally competitive.
The Chinese government could change its policies toward, or even nationalize, private enterprise, which could harm our operations.
     All of our manufacturing is conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws or regulations, our interpretation of laws or regulations, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.
Our results could be harmed if compliance with new environmental regulations becomes too burdensome.
     Our manufacturing processes may result in the creation of small amounts of hazardous and/or toxic wastes, including various gases, epoxies, inks, solvents and other organic wastes. We are subject to Chinese governmental regulations related to the use, storage and disposal of such hazardous wastes. The amounts of our hazardous waste may increase in the future as our manufacturing operations increase, and therefore, our cost of compliance is likely to increase. In addition, sewage produced by dormitory facilities which house our labor force is coming under greater environmental legislation. Although we believe we are operating in compliance with applicable environmental laws, there is no assurance that we will be in compliance consistently as such laws and regulations, or our interpretation and implementation, change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.
The Chinese legal system has inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.
     We conduct our manufacturing through our wholly owned Chinese subsidiary, IAS Electronics (Shenzhen) Co., Ltd. We lease the actual factory. The performance of the agreements and the operations of our factory are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing us. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation which is subsequently followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts are introduced between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our compliance. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the Chinese government experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence our determination, which may limit legal protections available to us. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.
Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties.
     We are incorporated in the United States and have subsidiaries in the U.S, Hong Kong S.A.R. and the Peoples’ Republic of China. Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets and a major portion of our inventory is located there. Although we currently sell our products to customers in the U.S. we may sell our products to customers located outside of the U.S. in the future. Protectionist trade legislation in the U.S. or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of U.S. laws and regulations, changes to which may affect our ability to transact business with customers or in certain product categories.
     We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facility in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact our profits and operating results.

We face risks associated with international trade and currency exchange.
     We transact business in a variety of currencies including the U.S. dollar and the Chinese Yuan Renminbi, or RMB. Although we transact business predominantly in U.S. dollars, we collect a portion of our revenue and incur approximately 22% of our operating expenses, such as payroll, land rent, electrical power and other costs associated with running our facilities in China, in RMB. Adverse movements between the selling currency and the RMB would have a material impact on our profitability. Changes in exchange rates would affect the value of deposits of currencies we hold. The RMB has been broadly stable against the U.S. dollar in the past three years, but in July 2005 the Chinese government announced that the RMB would be pegged to a basket of currencies, making it possible for the RMB to rise and fall relative to the U.S. dollar. We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and thus their impact on our operating results. We do not have any long-term debt valued in RMB.
Changes to Chinese tax incentives and heightened efforts by the Chinese tax authorities to increase revenues could subject us to greater taxes.
     Under applicable Chinese law, we have been afforded profits tax concessions by Chinese tax authorities on our operations in China for specific periods of time. However, the Chinese tax system is subject to substantial uncertainties with respect to interpretation and enforcement. The Chinese government has attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in revisions to or changes to tax incentives or our interpretation of the tax incentives, which could increase our future tax liabilities or deny us expected concessions or refunds.
Future outbreaks of severe acute respiratory syndrome or other communicable diseases may have a negative impact on our business and operating results.
     In 2003, several economies in Asia, including China, where our operations are located, were affected by the outbreak of severe acute respiratory syndrome, or SARS. If there is a recurrence of an outbreak of SARS, or similar infectious or contagious diseases such as avian flu, it could adversely affect our business and operating results. For example, a future SARS outbreak could result in quarantines or closure to our factory, and our operations could be seriously disrupted as the majority of our work force is housed in one dormitory. In addition, an outbreak could negatively affect the willingness of our customers and suppliers to visit our facilities.
Risks Related to Our Common Stock
We have not paid and are unlikely to pay cash dividends in the foreseeable future.
     We have not paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we intend to apply earnings, if any, to the expansion and development of the business. Thus, the liquidity of your investment is dependent upon active trading of our stock in the market.
     Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of our common stock available for sale, and such sales could depress our common stock price. Further, no assurances can be given that we will not issue additional shares which will have the effect of diluting the equity interest of current investors. Moreover, sales of a substantial number of shares of common stock in any future public market could adversely affect the market price of our common stock and make it more difficult to sell shares of common stock at times and prices that either you or we determine to be appropriate.

There is no public market for our common stock.
     There currently is no public market for our common stock. While we intend to develop a public market for our common stock, there are no assurances that a public market will develop or provide liquidity for investors when needed. To the extent that a limited public market develops in the future, we can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.
We expect our stock price to be volatile.
     Should a public market develop, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:
•	the depth and liquidity of the market for the common stock;

•	developments generally affecting the energy industry;

•	investor perceptions of the business;

•	changes in securities analysts’ expectations or our failure to meet those expectations;

•	actions by institutional or other large stockholders;

•	terrorist acts;

•	actual or anticipated fluctuations in results of operations;

•	announcements of technological innovations or significant contracts by us or our competitors;

•	introduction of new products by us or our competitors;

•	our sale of common stock or other securities in the future;

•	changes in market valuation or earnings of our competitors;

•	changes in the estimation of the future size and growth rate of the markets;

•	results of operations and financial performance; and

•	general economic, industry and market conditions.
     In addition, the stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, should a public market develop.
Any sale of a substantial amount of our stock could cause our stock price to drop.
     Gerald Moore beneficially owns 4,125,000, or approximately 12.40% of the issued and outstanding shares of our common stock, of which 3,625,000 are subject to a Lock-Up Agreement, whereby Mr. Moore has agreed not to sell, pledge, transfer or otherwise dispose of his shares for a period of two years from the initial filing date of the Form SB-2, or January 17, 2009. Furthermore, as part of the terms of private placements, we registered for resale approximately 18,753,334 shares of our common stock, including 800,000 shares underlying warrants, with the SEC, representing approximately 55% of our outstanding common stock as of May 28, 2007. None of these stockholders are obligated to retain our shares, subject to the above-mentioned restrictions for Mr. Moore. Any sale by these or other holders of a substantial amount of common stock in any future public market, or the perception that such a sale could occur, could have an adverse effect on the market price of our common stock. Such an effect could be magnified if our stock is relatively thinly traded.

Our stock may be governed by the “penny stock rules,” which impose additional requirements on broker-dealers who make transactions in our stock.
     SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since our common stock is not currently traded on an “exchange,” if the future trading price of our common stock is less than $5.00 per share, our common stock will be considered a “penny stock,” and trading in our common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.
USE OF PROCEEDS
      “The Selling Security Holders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We will, however, receive gross proceeds of approximately $920,000 if all of the outstanding warrants are exercised by the one Selling Security Holder for cash. Any proceeds we receive from the cash exercise of warrants will be used for working capital and general corporate matters, which may include raw materials and inventory purchases, direct and indirect labor, and related costs that we anticipate as part of our growth. The exercise of the warrants may occur over a five year period from the date the warrants were issued, or October 4, 2011 as the last date. For more information on the issuance of the warrants to the one Selling Security Holder, please refer to the section “Securities Authorized for Issuance under Equity Compensation Plans.”
MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDERS MATTERS
     Our common stock is not traded on any exchange and there is currently no established public trading market for our common stock.
     We have agreed to register 18,753,344 shares of our common stock under the Securities Act of 1933, as amended for sale to certain stockholders who also hold certain registration rights, including 800,000 shares of our common stock that are issuable upon the exercise of an outstanding warrant.
     We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. In order to be listed on the OTC Bulletin Board, we must obtain a market maker who will sponsor our securities. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. In addition, even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board, or that an active trading market will develop for our common stock.

Holders
     As of March 30, 2007 we had approximately 145 holders of record of our common stock.
Dividend Policy
     We have paid no dividends on our common stock since our inception and may not do so in the future.
Securities Authorized for Issuance under Equity Compensation Plans
     As of December 31, 2006, we had no equity compensation plan approved by our stockholders. On November 15, 2006, subject to approval of the Stockholders, the Company adopted the 2006 Equity Incentive Plan reserving nine percent of the outstanding shares of common stock of the Company (“2006 Plan”). On February 7, 2007, our stockholders approved the 2006 Plan reserving nine percent of the outstanding shares of common stock of the Company pursuant to the Definitive Proxy on Schedule 14C filed with the Commission on January 22, 2007.
     On October 4, 2006, in connection with services provided by Roth Capital Partners, LLC (“Roth Capital”) in our private placement of up to 16,000,000 shares of our common stock, we issued Roth Capital a warrant to purchase 800,000 shares of our common stock at $1.15 per share until October 4, 2011. We have not otherwise issued options and warrants to individuals pursuant to individual compensation plans not approved by our stockholders.
     We issued 1,500,000 service based and 400,000 performance based stock options and 100,000 restricted stock awards to purchase shares of our common stock. The options, performanced-based options have an exercise price of $1.00 and are subject to vesting schedules and terms. Accordingly, as of December 31, 2006, we had 2,000,000 restricted stock awards and options and performance-based options outstanding. The following table provides aggregate information as of December 31, 2006 with respect to all compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	(a) Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options,	securities reflected
Plan Category	and rights	warrants and rights	in column (a))
Equity Compensation Plans approved by security holders	0	0	0

Equity Compensation Plans not approved by security holders	2,800,000	$1.04	104,000 (1)

Total	2,800,000	$1.04	104,000 (1)

(1)	Includes number of shares of common stock reserved under the 2006 Equity Incentive Plan (the “Equity Plan”) as of December 31, 2006, which reserves 9% of the outstanding shares of common stock of the Company.

(2)	Included 2,000,000 shares related to the assumption of outstanding restricted stock awards or options related to the merger with SPI

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
     Except for statements of historical facts, this section contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors.”
     The following discussion is presented on a consolidated basis, and analyzes our financial condition and results of operations for the three month periods ended March 31, 2007 and 2006, for the year ended December 31, 2006 and the period from January 18, 2005 (date of inception) to December 31, 2005.
     Unless the context indicates or suggests otherwise reference to “we”, “our”, “us” and the “Company” in this section refers to the consolidated operations of Solar Power, Inc. and its subsidiaries.
Overview
     We are currently engaged in manufacturing and selling cable, wire and mechanical assemblies and in designing, distributing and installing complete photovoltaic systems for industrial, commercial and residential facilities located primarily in the United States. In addition to continuing our business in manufacturing cable, wire and mechanical assemblies, we manufacture photovoltaic modules, utilizing both Monocrystalline and Multicrystalline silicone, in our China factory. Currently, the factory utilizes approximately fifty percent of its capacity. The remaining un-utilized capacity is being reserved for photovoltaic module and balance of system expansion.
     We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national franchise network. We plan to open two retail showrooms this year in Northern California. Our first store should be open by late third quarter and our second store should be open by early fourth quarter. Company-owned store operations will market, sell and install our products within a locally defined geographic area.
     Outside of Company-owned store operations, we intend to work with franchisee partners who will have exclusive geographical territories that include specific application focus. Each franchise partner will establish retail operations in a defined geographic area to market, sell and install photovoltaic systems. We anticipate rolling out our franchisee opportunities in late third quarter and early fourth quarter.
     In our early history, our revenue was derived principally from the sale of cable and wire harnesses, and mechanical assemblies. With the launch of our solar module business, and efforts in installation and sale of those modules, we have realized increased revenues. We anticipate that revenues from our solar module business will continue as we expand our market for installation contracts. We anticipate similar increases in the future from our franchising for residential projects. With our efforts increasingly directed at solar module manufacturing and installation in the U.S., we will continue to assess our internal resource needs. We have made a significant number of hires recently to manage construction projects, and anticipate continued hiring as we grow the business. Currently, significant resources have been used in the establishment of our corporate structure for finance, reporting, and governance, and we would anticipate that such expenses will decrease, as a percentage of revenue, as our business from solar installation increases. Additionally, we have expended resources directed at creating our franchise model and roll out, including documentation associated with those efforts, and have not recognized any revenue from that component of our business. We expect to initiate franchise sales by the end of the third quarter or beginning of the fourth quarter of this year.
As a result of the Merger described below, our operations are now conducted through SPI and our wholly-owned subsidiaries located in California and in China.
     Management is considering the impact of the following areas as it implements the manufacturing of complete photovoltaic systems and planned business model:
          • Solar cell pricing trends around the world: Recently the key material in the production of solar cells (silicon) has been in limited in supply. Consequently, prices and availability of solar modules has been limited. Solar cells are the major component cost in a photovoltaic module. The Company has responded by seeking long-term supply agreements for solar cells where pricing is adjusted quarterly to market rates. Our intent is secure ample solar cell supply to meet our growth needs and to avoid the risk of long-term contract pricings with suppliers whose product’s are expected to see a decline in the average selling price. Industry experts believe that additional planned expansion of silicon processing factories coming on line over the next 18 months will produce enough raw materials to create an oversupply on projected demand. Failure to effectively manage our supply will hinder our expected growth and our component costs may have an adverse affect on the Company’s profitability; and
          • Government subsidies: Federal and State subsidies relating directly to solar installations are an important factor in the planned growth of the solar industry. These subsidies are very important to growing the market for photovoltaic systems because they provide a significant economic incentive to all buyers. Without these incentives, industry growth would likely stall. These regulations are constantly being amended and will have a direct affect on our rollout of our planned franchise network among those states that offer superior incentives to the solar industry.
Background and Corporate History
     Solar Power, Inc. originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” Effective January 2006, pursuant to the authorization of our stockholders, Welund Fund, Inc. merged with its wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of that merger, Welund Fund, Inc. changed its legal domicile from the State of Delaware to the State of Nevada. On October 4, 2006, Welund Fund, Inc. changed its name to “Solar Power, Inc.” As discussed in this prospectus, we became the registrant through a reverse merger with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), and we are considered the accounting acquirer and registrant following that merger.
     On August 6, 2006, Solar Power, Inc., a California corporation, entered into share exchange agreement with all the shareholders of International Assembly Solutions, Limited (“IAS HK”), which was incorporated in Hong Kong on January 18, 2005 with limited liability. Solar Power, Inc., a California corporation, was originally incorporated in the State of California to facilitate creation of a U.S. holding company for IAS HK operations and to engage in sales, installation and integration of photovoltaic systems in the U.S. Pursuant to the share exchange agreements, the equity owners of IAS HK transferred all their equity interest in IAS HK in exchange for a total of 14,000,000 shares of Solar Power, Inc., a California corporation, in November 2006. As a result, IAS HK became a wholly owned subsidiary of Solar Power, Inc., a California corporation. There were a total of sixteen shareholders in IAS Hong Kong including the controlling shareholders Stephen Kircher, Gerald Moore and Bradley Ferrell. Mr. Kircher, Chairman of the Board of IAS HK, held dispositive and voting control of 8,100,000 shares or approximately 58% of the IAS HK’s outstanding shares. Mr. Kircher remains Chairman of the Board for IAS HK. Mr. Moore and Mr. Ferrell owned 4,100,000 (29%) and 1,500,000 (11%) shares respectively. Neither Mr. Moore nor Mr. Ferrell were directors of IAS HK. IAS HK does not have company officers. Being a group reorganization entered into among entities under common control, the Company combined the historical financial statements of International Assembly Solutions, Limited (organized under the laws of Hong Kong S.A.R.) (“IAS HK”) and its wholly owned subsidiary, IAS Electronics (Shenzhen) Co., Ltd. (“IAS Shenzhen”). The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the 14,000,000 shares of common stock outstanding for all periods presented.
     On August 23, 2006, Solar Power, Inc. a California Corporation (“SPI”) entered into an Agreement and Plan of Merger with Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) a wholly-owned subsidiary of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.). On December 29, 2006, Solar Power, Inc. a California corporation merged with Merger Sub and Solar Power, Inc. a California corporation became a wholly-owned subsidiary of Solar Power Inc., a Nevada Corporation (formerly Welund Fund, Inc.). In connection with the Merger Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) issued the existing shareholders of Solar Power, Inc., a California corporation an aggregate of 14,500,000 shares of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) restricted common stock and substituted 2,000,000 restricted stock awards and options of Solar Power, Inc., a California corporation with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) restricted stock awards and options to purchase shares of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) common stock. As a result of the Merger, all amounts of indebtedness owed to Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) by Solar Power, Inc., a California corporation, totaling $3,746,565, were eliminated. As a result of the Merger, we discontinued our former auto loans business and changed our focus and strategic direction and pursued operations in the solar power business. Subsequent to year end, on February 15, 2007, we re-domiciled in the State of California.

     In February 2005 Dale Renewables Consulting, Inc., (“DRCI”), a California corporation was formed to engage in the business of solar modules and systems installation, integration and sales. In May 2006, Solar Power, Inc., a California corporation, and Dale Stickney Construction, Inc., (“DSCI”) the parent of DRCI, agreed in principle on the acquisition of DRCI by Solar Power, Inc., a California corporation, and entered into an operating agreement with DRCI providing that Solar Power, Inc., a California corporation would effectively be responsible for all current operations, liabilities, and revenues, effective June 1, 2006, as contemplated by the proposed merger agreement.
     In August 2006, Solar Power, Inc., a California corporation, and DRCI completed the Agreement and Plan of Merger (the “Merger Agreement”), including the Assignment and Interim Operating Agreement (the “Operating Agreement”) which was an exhibit to the Merger Agreement. The Operating Agreement obligated Solar Power, Inc., a California corporation, to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that Solar Power, Inc., a California corporation, was to provide all management activities of DRCI on its behalf from June 1, 2006 until the consummation of the acquisition. The Company has taken the position that DRCI was a variable Interest Entity based upon the accounting literature found in FIN 46(R), paragraph 5. In addition, based upon FIN 46(R), paragraph 6, footnote 12, the Company had pecuniary interest in DRCI that began on June 1, 2006. Finally, FIN 46(R), paragraph 14 supports the Company’s position to consolidate as of June 1, 2006 because it absorbed DRCI’s losses and had a contractual right to expect residual returns. Solar Power, Inc., a California corporation, acquired DRCI in order to accelerate its entry into the California market for sale and installation of solar systems, including assumption of the installation and construction contracts that DRCI had at that time.
     On November 15, 2006, the Company completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI and for reimbursement of working capital expended by DSCI from June 1, 2006 to the closing. The acquisition of DRCI provided Solar Power, Inc., a California corporation, with an experienced photovoltaic sales and installation team.
     The Company has allocated the purchase price of $1,446,565 to estimated fair values of the acquired assets as follows:

Inventories	$35,341
Prepaid expenses and other current assets	968,281
Plant and equipment	7,995
Goodwill	434,948

Total	$1,446,565

The estimated fair values of the acquired assets and liabilities may change as the Company completes its valuation procedures and as all direct acquisition costs are determined. The final adjustments resulting from this process are not expected to be material.
     During the fourth quarter, in conjunction with its valuation procedures related to the DRCI acquisition, the Company determined that because of a lack of continuity interest, the transition did not qualify as a reorganization for tax purposes and should be treated as purchase of assets with a liquidation target. As a result, the Company revised its purchase price allocation to eliminate the previously recorded deferred tax liability of $267,577, resulting in an offsetting increase to Goodwill.

Critical Accounting Policies and Estimates
     Inventories- Certain factors could impact the realizable value of our inventory, so we continually evaluate the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historic usage, expected demand, anticipated sales price, product obsolescence, customer concentrations, product merchantability and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results.
     Goodwill - Goodwill resulted from our acquisition of DRCI. We perform a goodwill impairment test on an annual basis and will perform an assessment between annual tests in certain circumstances. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. In estimating the fair value of our business, we make estimates and judgments about our future cash flows. Our cash flow forecasts are based on assumptions that are consistent with the plans and estimates we use to manage our business.
     Revenue recognition - In our cable and wire assembly business the Company recognizes the sales of goods when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Generally there are no formal customer acceptance requirements or further obligations related to our assembly services once we ship our products. Customers do not have a general right of return on products shipped therefore we make no provisions for returns. We make a determination of our customer’s credit worthiness at the time we accept their order.
     For photovoltaic systems product sales revenue is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Customers do not have a general right of return on products shipped therefore we make no provisions for returns.
     Revenue on photovoltaic system construction contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percentage derived from this comparison multiplied by the contract price determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines its customer’s credit worthiness at the time the order is accepted. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk.
      Our revenue recognition procedure is highly dependent on establishing our initial estimated total cost of completion for each project. Initial estimates are compiled using standard project templates that identify each system component and work activity required for a photovoltaic system implementation. Project managers, who have detailed knowledge of the project, finalize the estimates by incorporating pricing and design changes as well as manpower requirements. Projects with estimated costs in excess of $50,000 are subject to additional review. Our estimates to date have been reasonably accurate. Material variances, where the gross margin has changed more than five percent, have occurred on less than ten percent of our completed projects. We do not anticipate any material changes to the methodology of our estimates or assumptions in the future.
     In our solar photovoltaic business contract costs include all direct material and labor costs and those indirect costs related contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling and general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined

     Product Warranties - In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue.
     In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers, their warranties are consistent with industry standards and we have historically specifically disclaimed any warranty obligations. We have historically considered our financial exposure to warranty claims for solar panels and inverters immaterial. Certain photovoltaic construction contracts entered into during the three-month period ended March 31, 2007 included provisions under which the Company agreed to provide warranties to the buyer. As a result the Company recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since the Company does not have sufficient historical data to estimate its exposure, we have looked to historical data reported by other solar system installers. The accrual for warranty claims consisted of the following at March 31, 2007:

(in thousands)
Balance at December 31, 2005	$—
Provision charged to warranty expense	—
Less: warranty claims	—

Balance at December 31, 2006	—
Provision charged to warranty expense	10
Less: warranty claims	—

Balance March 31, 2007	$10

     Stock based compensation - Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the employee requisite service period. Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to 2006 the Company had not issued stock options or other forms of stock-based compensation.
Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.
     Allowance for doubtful accounts - The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. It requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts. At March 31, 2007 and December 31, 2006 the Company has an allowance of $48,000.
Income taxes – We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. Should we determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, we would record an adjustment to the deferred tax asset valuation allowance. This adjustment would increase income in the period such determination is made.

Our operations include manufacturing activities outside of the United States. Profit from non-U.S. activities is subject to local country taxes but not subject to United States tax until repatriated to the United States. It is our intention to permanently reinvest these earnings outside the United States. The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize potential liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to expense would result.
     Foreign currency translation – The consolidated financial statements of the Company are presented in U.S. dollars as the Company and its subsidiaries conduct substantially all of their business in U.S. dollars.
     All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses resulting from the translation of foreign currency transactions and balances are included in income.
Geographical Information
     The Company has two reportable segments: (1) cable, wire mechanical assemblies and processing sales (“Cable, wire and mechanical assemblies”) and (2) photovoltaic installation, integration and solar panel sales (“Photovoltaic installation, integration and sales”). The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
Recent Accounting Pronouncements
     In September 2005, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Non-monetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The effect of the adoption of EITF 04-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109,” Accounting for Uncertainty Income Taxes” Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-

recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. We believe adoption of this Pronouncement will not impact our financial positions, results of operations, or cash flows due to our history of losses and full valuation allowance for our deferred tax assets.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable in the first fiscal year ending after November 15, 2006. The adoption of SAB 108, effective December 31, 2006, did not have a material impact on the Company’s results of operations, financial position or cash flows.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a common definition for fair value to be applied to Account principles generally accepted in the United States of America guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS No. 157 to have any impact on the consolidated financial statements.
     In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities –Including an amendment of FASB Statement No. 115”, (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The Company is currently evaluating the impact that FAS 159 will have on its consolidated financial statements.”
Recent Events
     On December 29, 2006, the merger with Solar Power, Inc, a California corporation was completed and as a result Solar Power, Inc, a California corporation became Solar Power, Inc, a Nevada corporation (formerly Welund)’s wholly owned subsidiary. The Merger resulted in a change of control in Solar Power, Inc, a Nevada corporation (formerly Welund)’s management. As a result of the Merger Solar Power, Inc, a Nevada corporation (formerly Welund)’s directors consist of Mr. Kircher, Mr. Kelley, Mr. Cohan, Mr. Nyman, and Mr. Regan and Solar Power, Inc, a Nevada corporation (formerly Welund)’s executive officers consist of Mr. Kircher, as Chief Executive Officer, and Mr. Carnahan, as Chief Financial Officer. In connection with the Merger, Solar Power, Inc, a Nevada corporation (formerly Welund) issued the existing shareholders of Solar Power, Inc, a California corporation an aggregate of 14,500,000 shares of Solar Power, Inc, a Nevada corporation (formerly Welund)’s restricted common stock and substituted 2,000,000 restricted stock awards and options of Solar Power, Inc, a California corporation with Solar Power, Inc, a Nevada corporation (formerly Welund)’s restricted stock awards and options to purchase shares of Solar Power, Inc, a Nevada corporation (formerly Welund)’s common stock. As a result of the Merger, all amounts of indebtedness owed to Solar Power, Inc, a Nevada corporation (formerly Welund) by Solar Power, Inc, a California corporation, totaling $3,746,565, were eliminated.
     On February 15, 2007, we completed our re-domicile into the State of California. The re-domicile was duly approved by both our respective Board of Directors and a majority of our stockholders at our annual meeting of shareholders held on February 7, 2007. The re-domicile was completed by means of a merger of Solar Power, Inc, a Nevada corporation (formerly Welund) and our wholly owned subsidiary, Solar Power, Inc, a California corporation, with Solar Power, Inc, a California corporation being the surviving corporation.
     As of February 15, 2007, each outstanding share of Solar Power, Inc, a Nevada corporation (formerly Welund)’s common stock, par value $.0001, was automatically converted into one share, par value $.0001, of SPI’s common stock, all of Solar Power, Inc, a Nevada corporation (formerly Welund)’s property, rights, privileges, and powers vested in Solar Power, Inc, a California corporation, and all of Solar Power, Inc, a Nevada corporation (formerly Welund)’s debts, liabilities and duties became the debts, liabilities and duties of Solar Power, Inc, a California corporation. Additionally, the Amended and

Restated Articles of Incorporation of Solar Power, Inc, a California corporation and the Bylaws of Solar Power, Inc, a California corporation, became our governing documents. The directors and officers of Solar Power, Inc, a California corporation immediately prior to the effective date of the re-domicile, continue to be our directors and officers. The re-domicile resulted in no change in our management because all of our directors and officers were also directors and officers of Solar Power, Inc, a California corporation prior to the re-domicile. Under FIN 46(R) paragraph 59(a)(4), the Company has additional risk with loans that will be advanced to the partnership.
     On March 21, 2007 we, through our wholly-owned subsidiary, Solar Power Integrators, Commercial, Inc. (“SPIC”) entered into a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). The partnership will engage in the sales, design and installation of solar systems in government market segments for solar contracts within California. As initial capital contributions to the partnership, JRC is contributing $25,500 and SPIC is contributing $24,500. JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. James R. Conley, a principal of JRC, invested $100,000 and received 100,000 shares in the Solar Power, Inc, a Nevada corporation (formerly Welund Fund, Inc.) private placement in October 2006.) SPIC will be responsible for exclusively supplying all solar panels or other solar materials to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records. The Company believes that this partnership will be subject to consolidation based on its interpretation of FIN 46(R) Consolidation of Variable Interest Entities (as amended). Specifically under FIN 46(R), paragraph 5(a)(4), the Company has additional risk with loans that will be advanced to the partnership. Through March 31, 2007 there was no activity in this Partnership Arrangement.
Quarterly Results of Operations
Three Months Ended March 31, 2007, as compared to Three Months Ended March 31, 2006
Net Sales
     Net sales for the three months ended March 31, 2007 increased 883.9% to $3,414,000 from $347,000 for the three months ended March 31, 2006. Net sales in the cable, wire and mechanical assembly segment increased 184.4% to $987,000 from $347,000 for the comparative period primarily from increase sales to one customer. Net sales in the photovoltaic construction and product sales segment were $2,427,000. There were no comparative sales for the three months ended March 31, 2006. The Company did not operate in this segment during 2006.
Cost of Goods Sold
     Cost of goods sold were $2,608,000 (76.4% of net sales) and $248,000 (71.5% of net sales) for the three months ended March 31, 2007 and 2006, respectively. Cost of goods sold in our cable, wire and mechanical assembly segment were $708,000 (71.7% of net sales) and $248,000 (71.5% of net sales) for the three months ended March 31, 2007 and 2006, respectively. Cost of goods sold as a percentage of sales for the cable, wire and mechanical assembly segment remained relatively constant, the Company experienced an 11.4% increase in material cost primarily due to the increase in the cost of copper wire and a 1.0% increase in rent due to the Company’s move to our new manufacturing facility in Shenzhen to accommodate our solar panel manufacturing. The Company anticipates that the additional overhead created by the larger factory will be absorbed in the future. These increases were offset by decreases of 4.0% in direct labor and 7.4% in freight and duty costs. Costs of goods sold for our photovoltaic installation, integration and product sales segment was $1,900,000 (78.3% of net sales). There is no comparative data for the three months ended March 31, 2006. The Company did not operate in this segment during the three months ended March 31, 2006.
General and Administrative Expense
     General and administrative expense was $1,455,000 and $255,000 for the three months ended March 31, 2007 and 2006, respectively, an increase of 470.5%. As a percentage of sales general and administrative expense was 42.6% and 73.5% for the three months ended March 31, 2007 and 2006, respectively. The increase in costs is primarily due to the increase in employee related expense, infrastructure costs and professional fees associated with the start-up of our photovoltaic solar business and stock compensation. Significant elements of general and administrative expense for the three months ended March 31, 2007 were employee related expenses of $535,900, professional and consulting fees of $291,000, rent, telephone and utilities of $71,500, travel and lodging of $49,400, and stock compensation expense of $169,000. The Company anticipates that our general and administrative costs will continue to ramp as we continue to grow our business but will become a smaller percentage of our net sales.
Sales, Marketing and Customer Service Expense
     Sales and marketing expense was $536,000 for the three months ended March 31, 2007 or 15.7% of sales. There were no sales and marketing expense for the comparative period ended March 31, 2006 because this function was minimal during the period and was carried out by our administrative personnel as a part of their duties. Significant elements of sales and marketing expense were employee related expense of $197,000, advertising expense of $75,000, stock compensation expense of $14,000 and marketing and business development costs of $210,000. This marketing and business development cost consists of approximately $166,000 related to Sundance Power, LLC amortized contract expense and approximately $44,000 to DRCI amortized prepaid expenses recorded for contracts in negotiation.
     When the Company purchased DRCI, it allocated approximately $637,088 of the purchase price to the contracts in process based on the estimated fair value of the costs (business development, preengineering, design, estimating, legal and administrative) it would not have to incur. In the fourth quarter of 2006, the Company amortized approximately $454,000 of these expenses when either the contract was signed or when the prospect terminated the discussion or negotiations. In addition, the Company recorded approximately $331,000 of the DRCI purchase price to prepaid expenses as a result of reimbursing working capital made by DRCI’s parent company from June 1, 2006 to November 15, 2006. This entire amount was amortized in the fourth quarter of 2006. With approximately $44,000 amortized in the first quarter of 2007, the Company has approximately $139,000 in deferred costs remaining from the DRCI acquisition at March 31, 2007. The Company expects to complete the amortization of these remaining expenses by mid 2007.
Interest Income / Expense
     Interest income, net was $111,000 for the three months ended March 31, 2007. Interest expense was $4,000 for the three months ended March 31, 2006. Interest income resulted from earnings on the Company’s cash balances.
Income Tax Expense
     The Company provided an income tax expense of $2,400 for the three months ended March 31, 2007. There was no income tax expense recorded for the three months ended March 31, 2006.
Net Loss
     The net loss was $1,076,000 and $160,000 for the three month period ended March 31, 2007 and 2006, respectively. The significant costs incurred to startup our photovoltaic solar business was the driver of the increased operating loss.
Annual Results of Operations
Comparison of the year ended December 31, 2006 to the period from January 18, 2005 (date of inception) to December 31, 2005
     Net sales – Net sales for the year ended December 31, 2006 increased 219.4% to $4,381,151 from $1,371,731 for January 18, 2005 (date of inception) to December 31, 2005. Net sales in the cable, wire and mechanical assembly segment increased 110.7% to $2,888,335 from $1,371,131 for the comparative period primarily from increase sales to one customer. Net sales in the photovoltaic installation, integration and product sales segment were $1,492,816. There were no comparative sales for January 18, 2005 (date of inception) to December 31, 2005. The Company did not operate in this segment during 2005.
     Cost of goods sold – Cost of goods sold were $2,894,545 (66.1% of net sales) and $484,146 (35.3% of net sales) for the year ended December 31, 2006 and January 18, 2005 (date of inception) to December 31, 2005, respectively. Cost of goods sold in the cable, wire and mechanical assembly segment were $1,590,171 (55.0% of net sales) for the year ended December 31, 2006 compared to $484,146 (35.3% of net sales) for January 18, 2005 (date of inception) to December 31, 2005. The increase is attributable to product mix and additional overhead created by the move to the Company’s new manufacturing facility in Shenzhen. In 2005 the Company leased a smaller facility. Cost of goods sold in the photovoltaic installation, integration and product sales segment was $1,304,374 (87.4% of net sales). There is no comparative data for January 18, 2005 (date of inception) to December 31, 2005. The Company did not operate in this segment during 2005.
     General and administrative expenses – General and administrative expenses were $2,307,499 for the year ended December 31, 2006 and $1,013,289 for January 18, 2005 (date of inception) to December 31, 2005, an increase of 127.7%. As a percentage of net sales, general and administrative expenses were 52.7% and 73.9%, respectively. The increase in actual cost is primarily due to the increase in employee related expense, infrastructure costs and professional fees associated with the start-up of our photovoltaic solar business and stock compensation expense. Significant elements of general and administrative expenses for the year ended December 31, 2006 include employee related expense of $576,000, information technology costs of $99,000, professional and consulting fees of $787,000, rent of $47,000, travel and lodging of $97,000 and stock compensation expense of $338,000 and bad debt expense of $48,000. This bad debt expense pertains to one customer who only purchased product. This customer has made two good faith installment payments and a commitment to pay the full balance subsequent to year end. All other customers have paid timely.

     Sales, marketing and customer service expense – Sales, marketing and customer service expenses were $1,178,598 for the year ended December 31, 2006 and $568 for January 18, 2005 (date of inception) to December 31, 2005. As a percentage of net sales, sales, marketing and customer service expenses were 26.9% and 0.0%. The increase in cost is primarily due to increases in payroll, marketing costs and business development costs associated with the start-up of our photovoltaic solar business. Significant elements of sales, marketing and customer service expense for the year ended December 31, 2006 were payroll related expenses of $162,000, marketing and business development costs of $851,000 (consisting of $66,000 related to new business development, $331,000 in amortization of prepaid expenses recorded in conjunction with the DRCI acquisition and $454,000 of amortized prepaid sales expenses resulting from the acquisition of DRCI), professional fees of $62,000 and travel and lodging costs of $24,000.
     Interest expense – Interest expense increased to $90,157 for the year ended December 31, 2006 from $11,367 for January 18, 2005 (date of inception) to December 31, 2005, an increase of 693.1%. As a percentage of net sales, interest expense was 2.1% and 1.0%, respectively. The increase is a result of the Company’s increased short-term working capital borrowings.
     Other income – Other income for the year ended December 31, 2006 was $16,589 and $2,016 for January 18, 2005 (date of inception) to December 31, 2005. The significant component of other income was income of $16,211 for the sale of scrap.
     Net loss – The net loss for the year ended December 31, 2006 was $2,129,388. The net loss for January 18, 2005 (date of inception) to December 31, 2005 was $114,584. The significant costs incurred to startup our photovoltaic solar business was the driver of the increased operating loss.
Liquidity and Capital Resources
     A summary of the sources and uses of cash and cash equivalents is as follows:

				For the Period
				January 18, 2005
	For Three Months	For Three Months		(date of inception)
	Ended March 31,	Ended March 31,	For the Year Ended	to December 31,
(in thousands)	2007	2006	December 31, 2006	2005
Net cash (used in) provided by operating activities	$(3,166)	$265	$(2,673)	$(164)
Net cash used in investing activities	(297)	(6)	(1,741)	(17)
Net cash used in financing activities	(766)	—	15,743	245

	$(4,229)	$259	$11,329	$64

     From our inception until the closing of our private placement on October 4, 2006, we financed our operations primarily through short-term borrowings. We received net proceeds of approximately $14,500,000 from the private placement made by Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) when we completed our reverse merger with them in December 2006. As of March 31, 2007 and December 31, 2006 we had $7,165,000 and $11,394,000 in cash and cash equivalents respectively.
For the three month periods ended March 31, 2007 and 2006, respectively
     Net cash used in operating activities of $3,166,000 for the three months ended March 31, 2007 was primarily a result of a net loss of $1,076,000, adjusted for non-cash items included in net loss, including depreciation of $28,000 related to property and equipment, amortization of prepaid expenses relating to our acquisition of $210,000, stock-based compensation expense of $183,000, which was the effect of the adoptions of SFAS No. 123(R), and an income tax expense of $2,000. Also contributing to cash used in operating activities were an increase in our accounts receivable of $1,749,000 as a result of increased sales in our cable, wire and mechanical assembly segment and our solar photovoltaic segment, increase in our costs and estimated earnings in excess of billings on uncompleted contracts of $122,000 from our solar photovoltaic segment, increases in our prepaid expenses and other current assets of $123,000, decrease in our accounts payable of $348,000 as a result of paying vendors according to terms, payment of income taxes of $5,000, a decrease in inventory of $143,000, a decrease in billings in excess of costs and estimated earnings on uncompleted contracts of $83,000 in our solar photovoltaic segment, and a decrease in our accrued liabilities of $226,000 primarily from a payment on our accrued business development obligation.
     Net cash provided by operating activities was $265,000 for the three months ended March 31, 2006 was primarily a result of a net loss of $160,000 adjusted by non-cash depreciation expense of $1,000 related to property and equipment. Also contributing to cash provided by operating activities were increase in our accounts receivable of $119,000, increase in our in inventory of $92,000, an increase in prepaid expenses and other current assets of $3,000, an increase in accounts payable of $112,000 and an increase in accrued liabilities of $526,000.
     Net cash used in investing activities of $297,000 and $6,000 for the three months ended March 31, 2007 and 2006 respectively. Acquisition of property, plant equipment accounted for all of the cash used in investing activities.
     Cash used in financing activities was $766,000 for the three months ended March 31, 2007. Payment of additional costs related to our private placement of $191,000, repayment of short-term loans to our Chief Executive Officer of $320,000, and principal payments on notes and capital leases of $255,000. There were no financing activities for the three months ended March 31, 2006.
For the year ended December 31, 2006 and the period January 18, 2005 (date of inception) to December 31, 2005
     Net cash used in operating activities of $2,672,558 for the year ended December 31, 2006 was primarily a result of a net loss of $2,129,388, less non-cash items included in net income, including depreciation of $18,642 related to property and equipment, amortization of prepaid business development expenses related to our acquisitions of $709,581, stock-based compensation expense of $338,025, which was the effect of the adoption of SFAS No. 123(R), bad debt expense of $47,624 relating to uncollectability of a customer receivable, reversal of the deferred tax asset recorded in 2005 of $21,039 and loss on disposal of fixed assets of $3,429. Also contributing to cash used in operating activities were an increase in our accounts receivable of $1,307,273 as a result of increased sales in our cable, wire and mechanical assemblies segment and sales in our new solar photovoltaic business segment, an increase in our inventories of $2,170,614 primarily related to our solar photovoltaic business and increases in prepaid expenses and other current assets of $694,533 offset by an increase in our accounts payable of $1,272,620 related to our increased inventory, an increase in income tax liability of $35,290, an increase in billings in excess of costs and costs in excess of billings, net of $6,087 and an increase in accrued liabilities of $1,176,913 resulting primarily from increased customer deposits of $347,975.
     Net cash used in operating activities was $163,467 for the eleven months ended December 31, 2005. The primary items contributing to cash used in operating activities were our net operating loss of $114,584, less non-cash items included in net income, including depreciation of $1,686 and increase in our deferred tax asset of $21,039, increases in our accounts receivable, inventory, and prepaid expenses and other current assets of $209,341 offset by increases in our accounts payable and accrued liabilities of $179,811.
     Net cash used in investing activities of $1,741,098 for the year ended December 31, 2006 primarily relates to our acquisitions. We used $1,446,565 to acquire Dale Renewable Consulting, Inc., $75,000 for the acquisition of certain contractual rights from a third party for the design and installation of photovoltaic systems and $219,533 to acquire property, plant and equipment.
     Net cash used in investing activities was $17,179 for the eleven months ended December 31, 2005. Acquisition of property, plant and equipment accounted for all of the cash used in investing activities.
     Cash generated from financing activities was $15,742,932 for the year ended December 31, 2006. We expect to use these proceeds to expand our China manufacturing facility to assemble solar modules and ramp our sales, marketing and integration resources. Net proceeds from the sale of common stock and the completion of the Merger were approximately $15,422,932. In addition we generated $320,000 in loans prior to our private placement for working capital requirements. This loan was repaid in full in January 2007.
     On September 19, 2006, Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) entered into a Credit Facility Agreement and a Security Agreement (the “Loan Documents”) with Solar Power, Inc., a California corporation, pursuant to which Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) agreed to grant Solar Power, Inc., a California corporation a revolving credit line of up to Two Million Dollars ($2,000,000) (the “Credit Facility”). Under the terms of Loan Documents, with the exception of certain permitted liens, Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) were granted a first priority security interest in all of Solar Power, Inc., a California corporation’s assets owned now or in the future. Any advances under the Credit Facility bear an interest rate equal to eight percent (8%) simple interest per annum. On November 3, 2006, Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) entered into a First Amendment to the Credit Facility Agreement, pursuant to which Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) agreed to increase an existing revolving line of credit from $2,000,000 to $2,500,000 (the “Credit Facility”). Unless otherwise extended under the Loan Documents, the maturity date for any and all advances is March 31, 2007 and the Credit Facility is available until February 28, 2007. Upon the merger of Solar Power, Inc., (a Nevada corporation) (formerly Welund Fund, Inc.) and Solar Power, Inc., a California corporation the indebtedness was eliminated.
     Cash generated from financing activities was $245,001 for the eleven months ended December 31, 2005. We generated $245,000 of this cash from short-term loans to fund our working capital requirements. This loan was repaid in full in January 2007.
     In the short-term we do not expect any material change in the mix or relative cost of our capital resources. As of December 31, 2006, we had approximately $11,394,000 in cash and cash equivalents. Our plan and focus for the next 12 months will be setting up our solar panel manufacturing facility, manufacturing our solar system products, generating new customers, and organizing a distribution model through the development of a franchise network. With our current level of cash on hand, we believe we have sufficient working capital to satisfy our working capital requirements to fund operations at their anticipated levels for the foreseeable future.
     Operating leases — The Company leases premises under various operating leases. Rental expense under operating leases included in the statement of operations was $89,200 and $18,900 for the three months ended March 31, 2007 and 2006, respectively.

     The Company was obligated under operating leases requiring minimum rentals as follows as of March 31, 2007:

Years ending December 31,
2007	$206,628
2008	277,422
2009	165,191

Total minimum payments	$649,241

     During the three months ended March 31, 2007 the Company acquired certain equipment under capital leases. The leases expire from January to April 2010. The Company was obligated for the following payments:

Years ending December 31,
2007	$28,194
2008	38,002
2009	25,498
2010	5,158

96,852
Less amounts representing interest	17,519

Present value of net minimum lease payments	79,333
Less current portion	(27,365)

Long term portion	$51,968

     The Company was obligated under notes payable requiring minimum payments as follows as of March 31, 2007:

Years ending December 31,
2007	$27,761
2008	37,015
2009	37,015
2010	37,015
2011	14,854

Less current portion	153,660
Long term portion	(32,382)

$121,278

     The notes payable are collateralized by trucks be used in the Company’s solar photovoltaic business, bear interest rates between 1.9% and 2.9% and are payable over sixty months.
     In the short-term we do not expect any material change in the mix or relative cost of our capital resources. As of March 31, 2007, we had approximately $7,165,000 in cash and cash equivalents. Our plan and focus continues to be setting up our solar panel manufacturing facility, manufacturing our solar system products, generating new customers, and organizing a distribution model through the development of a franchise network. With our current level of cash on hand, we believe we have sufficient working capital to satisfy our working capital requirements to fund operations at their anticipated levels for the foreseeable future.
Off-Balance Sheet Arrangements
     At March 31, 2007, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

DESCRIPTION OF BUSINESS
Overview
     We, through Solar Power, Inc. a California corporation and our wholly owned subsidiaries, International Assembly Solutions, Limited (Hong Kong), IAS Electronics (Shenzhen) Co., Ltd, Solar Power Integrators, Commercial, Inc. (SPIC), currently manufacture and sell cable, wire and mechanical assemblies and produce and install solar power systems for use in residential, commercial and industrial applications. We develop, manufacture and market photovoltaic panels for the production of environmentally clean electric power primarily in the United States. Photovoltaic cells generate direct current electricity when exposed to sunlight. We believe that we have distribution and installation advantages by having our manufacturing facilities in China that will result in lower operational cost versus other competing United States-based solar power companies and technologies who do not currently have operations in China. Solar companies that do have operations in China are viewed as competitors only to the extent that they supply solar modules to US integrators that compete with us for solar design and installation work.
     Our revenues have been primarily derived from the sale of cable, wire and mechanical assemblies. These products are sold directly to telecommunications, transportation and manufacturing companies for use in commercial and industrial applications. While we intend to continue our existing cable, wire and mechanical assembly business, we have expanded our operations to focus on the design, development, manufacturing and marketing of a variety of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. These products are intended for use in residential, commercial and industrial applications. We intend to distribute primarily through our company- owned stores (now in the planning stage) and our proposed franchisee network, currently in the early stages of development. Our solar modules and balance of system products add value by incorporating system design features enabling more efficient installation and resulting in significant labor costs savings. In addition, we have arranged a secondary distribution through a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). The partnership will engage in the sales, design and installation of solar systems in government market segments for solar contracts within California.

     JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. JRC is owned by James R. Conkey. Mr. Conkey invested $100,000 into Solar Power, Inc.’s (formerly Welund Fund, Inc.) private placement in October 2006. He acquired 100,000 shares in that transaction. These 100,000 shares were the only Company shares owned by Mr. Conkey prior to the Partnership Agreement being executed with SPIC. Mr. Conkey has not acquired any other shares since the Welund Fund, Inc. private placement and is not considered a related party. SPIC will be responsible for exclusively supplying all solar panels or other solar materials at current published rates to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records.
     Applications for our products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Our products are currently sold primarily in the United States.
Business Development
     We were originally incorporated in the State of Delaware on July 16, 2002 under the name “Welund Fund, Inc.” As discussed below, we became the registrant through a reverse merger with Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), and we are considered the accounting acquirer and registrant following that merger. Effective January 26, 2006, pursuant to the authorization of our stockholders, we merged with our wholly-owned subsidiary, a Nevada corporation, and reincorporated in the State of Nevada. As a result of the merger, we changed our legal domicile from the State of Delaware to the State of Nevada. On October 4, 2006, we changed our name from “Welund Fund, Inc.” to “Solar Power, Inc.”
IAS HK Formation of U.S. Holding Company
     On May 10, 2005, International Assembly Solutions Limited (a company formed under the laws of Hong Kong S.A.R. (“IAS HK”) formed the limited liability company IAS Electronics (Shenzhen) Co., Ltd., in accordance with the PRC’s laws on Wholly Foreign-Owned Enterprises (collectively known as the “WFOE Law”) and commenced operations the same month. Mr. Kircher was named a director of IAS HK and held disposition and voting control over 8,100,000 shares or approximately 58% of the outstanding shares.
     On May 22, 2006, at the direction of the directors of IAS HK, Solar Power, Inc. was incorporated in the State of California to serve as a U.S. holding company for IAS HK operations and to engage in sales, installation and integration of photovoltaic systems in the U.S.
     In August 2006, Solar Power, Inc., a California corporation, entered into share exchange agreement with all the shareholders of International Assembly Solutions, Limited (“IAS HK”), which was incorporated in Hong Kong on January 18, 2005 with limited liability. Solar Power, Inc., (a California corporation), was originally incorporated in the State of California to facilitate creation of a U.S. holding company for IAS HK operations and to engage in sales, installation and integration of photovoltaic systems in the U.S. Pursuant to the share exchange agreements, the equity owners of IAS HK transferred all their equity interest in IAS HK in exchange for a total of 14,000,000 shares of Solar Power, Inc., a California corporation, in November 2006. As a result, IAS HK became a wholly owned subsidiary of Solar Power, Inc., a California corporation. There were a total of sixteen shareholders in IAS Hong Kong including the controlling shareholders Stephen Kircher, Gerald Moore and Bradley Ferrell. Mr Kircher was a director in IAS HK and held dispositive and voting control of 8,100,000 shares or approximately 58% of the outstanding shares. Mr. Kircher remains a director of IAS HK. Mr. Moore and Mr. Ferrell owned 4,100,000 (29%) and 1,500,000 (11%) shares respectively. Neither Mr. Moore nor Mr. Ferrell were directors of IAS HK. IAS HK does not have company officers. Being a group reorganization entered into among entities under common control, the Company combined the historical financial statements of International Assembly Solutions, Limited (organized under the laws of Hong Kong S.A.R.) (“IAS HK”) and its wholly owned subsidiary, IAS Electronics (Shenzhen) Co., Ltd. (“IAS Shenzhen”). The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the 14,000,000 shares of common stock for all periods presented.
DRCI Acquisition
     In February 2005 Dale Renewables Consulting, Inc., (“DRCI”), a California corporation was formed to engage in the business of solar modules and systems installation, integration and sales. In May 2006, Solar Power, Inc., a California corporation, and Dale Stickney Construction, Inc., (“DSCI”) the parent of DRCI, agreed in principle on the acquisition of DRCI by Solar Power, Inc., a California corporation, and entered into an operating agreement with DRCI providing that Solar Power, Inc., a California corporation would effectively be responsible for all current operations, liabilities, and revenues, effective June 1, 2006, as contemplated by the proposed merger agreement.

     In August 2006, Solar Power, Inc., a California corporation, and DRCI completed the Agreement and Plan of Merger (the “Merger Agreement”), including the Assignment and Interim Operating Agreement (the “Operating Agreement”) which was an exhibit to the Merger Agreement,. The Operating Agreement obligated Solar Power, Inc., a California corporation, to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that Solar Power, Inc. was to provide all management activities of DRCI on its behalf from June 1, 2006 until the consummation of the acquisition. The Company has taken the position that DRCI became a variable Interest Entity on June 1, 2006 based upon the accounting literature found in FIN 46 (R), paragraph 5. In addition, based upon Fin 46 (R), paragraph 6, footnote 12, the Company had pecuniary interest in DRCI that began on June 1, 2006. Finally, Fin 46 (R), paragraph 14 supports the Company’s position to consolidate as of June 1, 2006 because it absorbed DRCI’s losses and had a contractual right to expect residual returns. Solar Power, Inc., a California corporation, acquired DRCI in order to accelerate its entry into the California market for sale and installation of solar systems, including assumption of the installation and construction contracts that DRCI had at that time.
     On November 15, 2006, the Company completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI and for reimbursement of working capital expended by DSCI from June 1, 2006 to the closing. The acquisition of DRCI provided Solar Power, Inc., a California corporation, with an experienced photovoltaic sales and installation team.
     Neither DRCI or its affiliates had any prior affiliation with Solar Power, Inc., a California corporation, or any of its officers, directors or major shareholders. Mr. James Underwood was the former CEO for DRCI and remains the current CEO for DSCI. There are no continuing relationships or arrangements between us and DSCI.
Welund Merger
     On August 23, 2006, Welund Fund, Inc., a Nevada corporation formed Welund Acquisition Corp., a Nevada corporation and entered into an Agreement and Plan of Merger with Solar Power, Inc, a California corporation and Welund Acquisition Corp. (“Merger Sub”). The parties entered into the agreement to facilitate Welund Fund, Inc. acquiring an operating business and completing a proposed financing to provide working capital for such operations. The shareholders of Solar Power, Inc., a California corporation, received 14,500,000 shares of the Company’s common stock and the Company substituted 2,000,000 restricted stock awards and options of Solar Power, Inc., a California corporation, with the Company’s restricted stock awards and options on the same terms. There was no common control or related party relationships. However, Mr. Kircher was appointed to the board of directors of Welund Fund, Inc. after the merger agreement was entered into and as a condition to the financing. Mr. Kircher received no compensation in connection with his service as a director of Welund Fund, Inc. Pending consummation of the merger, a special committee was formed by the Welund Fund, Inc. board members for purposes of any and all matters related to the merger, which committee excluded Mr. Kircher due to his interest in Solar Power, Inc., a California corporation. Incident to the financing, Welund Fund, Inc. also changed its name to Solar Power, Inc., a Nevada corporation.

     On December 29, 2006, Merger Sub merged with Solar Power, Inc., a California corporation, pursuant to which Solar Power, Inc., a California corporation, was the surviving entity. As a result of the merger, Solar Power, Inc., a California corporation, became our wholly-owned subsidiary and we discontinued our former operations and business of purchasing sub-prime auto loans. In addition, Solar Power, Inc., a California corporation, received the net proceeds of the private placement made by Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.). In addition, 14,500,000 shares of common stock were issued to Solar Power, Inc., a California corporation, shareholders and 2,000,000 restricted stock awards and options of Solar Power, Inc., a California corporation, were substituted for Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) stock awards and option plan. As a condition and incident to the merger, Messrs. Strasser, Smith and Landa resigned all positions as officers and directors of Solar Power, Inc. a Nevada corporation (formerly Welund Fund, Inc.). At that time, the officers and directors of Solar Power, Inc., a California corporation, became our officers and directors. The merger was structured as a reverse merger, and we became the registrant and the accounting acquirer as a result of the merger.
     In addition, on February 15, 2007, we completed a redomicile into the State of California by merging with and into our wholly-owned subsidiary, Solar Power, Inc., a California corporation, which survived.
Subsidiaries Formation
     On September 27, 2006, SPI established two new subsidiaries, Solar Power Integrators, Commercial, Inc. (SPIC) and Solar Power Integrators, Residential, Inc. (SPIR). These subsidiaries were established to engage in sales, design and installation of solar systems in the commercial, industrial and residential retrofit markets and in the production home builder markets, respectively.
Partnership
     On March 21, 2007 the Company, through our wholly-owned subsidiary, SPIC entered into a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). The partnership will engage in the sales, design and installation of solar systems in government market segments for solar contracts within California. As initial capital contributions to the partnership, JRC is contributing $25,500 and SPIC is contributing $24,500. JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. SPIC will be responsible for exclusively supplying all solar panels or other solar materials to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records. The purpose of this partnership is to expand our distribution through JRC’s contacts and relationships in the government market segment. There is no affiliation between JRC and any of SPI’s officers, directors or major shareholders. James R. Conkey, a principal of JRC, invested $100,000 and received 100,000 shares in the Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) private placement in October 2006. Mr. Conkey did not own any of our shares prior to this investment.
Industry Overview
          According to industry studies, net electricity consumption is expected to more than double between 2003 and 2030, growing from 14.8 trillion kilowatt hours to 30.1 trillion kilowatt hours. During this time frame, the report projects that natural gas and renewable energy sources are the only fuels expected to see an increase in the share of the total world electricity generation. We have not commissioned any independent industry studies and rely on existing reports currently.
     Currently, the electric power industry is one of the world’s largest industries with annual global revenues reaching approximately $1 trillion per year. Higher fossil fuel prices, particularly for natural gas, have raised the cost of producing electricity. As a result of these higher production costs, renewable energy sources such as solar are better able to compete economically.
     In 2003, nearly 60 percent of the total net electricity consumption in the Organization for Economic Co-operation and Development (OECD) economies was in the residential and commercial building sectors. The industrial sectors accounts for 39%.

     Economic growth is among the most important factors to be considered in projecting changes in the world’s energy consumption. Over the 2003 to 2030 period, the projected world real Gross Domestic Product (GDP) is expected to average 3.8% annually. Despite higher energy prices over the last 2 years, the U.S. economy is projected to grow an average of 3.0% between 2006 and 2015 and then slow to 2.9% . Canada’s growth is expected to mirror the United States while Mexico should see growth closer to 4.1%.
     Between 2003 and 2030, much of the world’s economic growth is expected to occur among the nations of non-OECD Asia. China for example, is expected to have demand grow by an average 5.5% per year. By 2020, China is expected to have the world’s largest economy, based on share of Gross Domestic Product (GDP). Another country experiencing similar demand growth is India, where the average annual GDP is projected to be 5.4% over the same timeframe.
     According to an industry report, to meet the world’s electricity demand, an extensive expansion of installed generating capacity will be required. How each country or region adds the additional capacity depends on the availability of local resources, energy security and market competition among fuel choices. The fuel mix used to generate electricity over the past thirty years has changed significantly. Coal has remained the dominant fuel but the use of nuclear power increased during the 1970s and natural gas rapidly grew during the 1980s and 1990s. This fuel mix change was encouraged by the rise in oil prices.
     In 2003, the fuel mix for electricity generation included coal with 40%, natural gas with 19%, oil with 10%, nuclear power with 8% and renewable sources, such as solar, hydroelectric and wind power with 23%. Solar accounted for less than one percent. Electric power producers face several challenges in meeting anticipated growth in electricity demand:
•	Environmental regulations. Environmental regulations addressing global climate change and air quality seek to limit emissions by existing fossil fuel-fired generation plants and new generating facilities. Countries that are parties to international treaties such as the Kyoto Protocol have voluntarily submitted to reducing emissions of greenhouse gases. National and regional air pollution regulations also restrict the release of carbon dioxide and other gases by power generation facilities.

•	Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand, resulting in major service disruptions in the United States, such as the Northeast blackout in August 2003. Increasing capacity of the aging infrastructure to meet capacity constraints will be capital intensive, time consuming and may be restricted by environmental concerns.

•	Fossil fuel supply constraints and cost pressures. The supply of fossil fuels is finite. While an adequate supply of coal, natural gas and oil exists for the foreseeable future, depletion of the fossil fuels over this century may impact prices and infrastructure requirements. For example, the U.S. domestic supply of liquefied natural gas, or LNG, is not expected to meet consumption requirements by 2025, requiring significant investment in LNG shipping terminal infrastructure to support imported fuel. Political instability, labor unrest, war and the threat of terrorism in oil producing regions has disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency in consumer nations.

•	Weather. Regional weather impacts, such as higher temperatures or drought frequencies and duration, may affect the demand for electricity consumption or the ability to produce additional electrical supplies, as in the case of hydro production.
     We believe that economic, environmental and national security pressures and technological innovations are creating significant opportunities for new entrants within the electric power industry. The demand for additional electricity resources will bring changes to the market place and create opportunities for those companies that anticipate, plan and execute appropriately.

Distributed Generation and Renewable Energy
     Distributed generation and renewable energy are two promising areas for growth in the global electric power industry. Distributed generation is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid. Distributive generation employs technologies such as solar power, micro turbines and fuel cells. The move to distributed power will come from capacity constraints, increased demand for reliable power reliability and the economic challenges of building new centralized generation and transmission facilities.
     Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.
     Solar power is both distributed and renewable. Solar power is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.
Solar Power
     Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. The photovoltaic process (PV) captures packets of light (photons) and converts that energy into electricity (volts). Most photovoltaic cells are constructed using specially processed silicon. When sunlight is absorbed by a semiconductor, the photon knocks the electrons loose from the atoms, allowing the electrons to flow through the material to produce electricity. This generated electricity is direct current (DC).
     Light can be separated into different wavelengths with a wide range of energies. These photons may be reflected, absorbed or passed right through the PV cell. Solar cell technology only has the ability to capture the energy of photons within a specific range. Lower wavelength photons create heat, resulting in higher solar cell temperatures and lower conversion rate to energy. Higher wavelength photons have lower levels of energy and thus do not generate electricity. A typical commercial cell has an efficiency of only 15%.
     Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.
•	On-grid. On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. The On-grid segment is typically the most difficult to compete in since electricity generated from coal, nuclear, natural gas, hydro and wind is generally at much lower rates. Despite the unfavorable cost comparisons, On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

•	Off-grid. Off-grid applications serve markets where access to conventional electric power is not economical or physically feasible. Solar power products can provide a cost-competitive, reliable alternative for such power applications as highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications.
     Solar power has emerged as one of the primary distributed generation technologies seeking to capitalize on the opportunities resulting from trends affecting the electric power industry. Relative to other distributed generation technologies, solar power benefits include:
•	Modularity and scalability. From tiny solar cells powering a hand-held calculator to an array of roof modules powering an entire home to acres of modules on a commercial building roof or field, solar power products can be deployed in many sizes and configurations and can be installed almost anywhere in the world. Solar is among the best technologies for power generation in urban areas, environmentally sensitive areas and geographically remote areas in both developing and developed countries.

•	Reliability. With no moving parts and no fuel supply required, solar power systems reliably power some of the world’s most demanding applications, from space satellites to maritime applications to remote microwave stations. Solar modules typically carry warranties as long as 25 years.

•	Dual use. Solar modules are expected to increasingly serve as both a power generator and the skin of the building. Like architectural glass, solar modules can be installed on the roofs or facades of residential and commercial buildings.

•	Environmentally cleaner. Subsequent to their installation solar power systems consume no fuel and produce no air, water or noise emissions.
     Germany, Japan and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country’s history, a $3.2 billion, 11-year California Solar Initiative. The California Solar Initiative is a recently adopted state policy expiring in 2017 that provides for long term subsidies in the form of rebates to encourage all Californians to use solar energy where possible. This Initiative is of particular importance to us because our Company’s headquarters are in Sacramento, California, and we anticipate that our first franchise sales will be in California. These three countries together accounted for 83% of the solar global market in 2005. Internationally, Spain, Portugal and Italy have recently developed new solar support programs.
     As a result of the benefits and government support of solar power, the solar power market has seen sustained and rapid growth. Global PV installations have increased from 345 megawatts (MW) in 2001 to 1,460 MW in 2005. Unit shipments have increased over 20% per year on average for the past 20 years, and have never seen a year with negative growth.
     Despite the benefits of solar power, there are also certain risks and challenges faced by solar power. Solar power is heavily dependent on government subsidies to promote rapid introduction and acceptance by mass markets. Solar is an inert process that makes it difficult to compare against other non-inert technologies when comparing costs as current solar modules are generally warranted for a 25 year life. When the costs of producing solar are compared to other energy sources, solar power is more expensive than grid-based energy, nuclear, wind, etc. Different solar technologies carry different efficiencies. Traditional PV solar cells carry efficiencies ranging from 13% to 22% per cell. Solar thin film technologies are less expensive to manufacture than PV solar cell but generally carry efficiencies ranging from 5% to 9%.
Our Challenges
     Although solar power can provide a cost-effective alternative for off-grid applications, we believe the principal challenge to widespread adoption of solar power for on-grid applications is reducing manufacturing and installation costs without impairing product reliability. We believe the following advancements in solar power technology are necessary to meet this challenge:
•	Efficient material use. Reduce raw materials waste, particularly the waste associated with sawing silicon by conventional crystalline silicon technology. Efficient use of silicon is imperative for the growth of the industry due to the limited supply and increasing cost of silicon raw material expected for the near future.

•	Simplified and continuous processing. Reduce reliance on expensive, multi-step manufacturing processes.

•	Reduced manufacturing capital costs. Decrease the costs and risks associated with new plant investments as a result of lower capital costs per unit of production.

•	Improved product design and performance. Increase product conversion efficiency, longevity and ease of use. Conversion efficiency refers to the fraction of the sun’s energy converted to electricity.

•	Simplified installation process. Reduce the time and effort required to install a solar system. Eliminate non-value added functions.
Our Solution
     We offer a broad range of our solar modules, balance-of-system components, and integration services, including system design and installation. We source components that are capital intensive to produce, such as solar cells, and rely on our manufacturing and assembly process to efficiently and economically complete our final products. We utilize our in-house expertise to design and customize systems and components to meet each customer’s requirements. Finally, we modify our system components so our installation process time is reduced.
     Our solutions enable our operations to improve the quality and yield of our manufactured products, to improve the delivery of and shorten our time-to-market, thereby improving both product and service profitability. We believe that our solutions provide the following key benefits to our customers:
•	cost-effective solar modules and balance of system products;

•	high quality components and supply chain management expertise;

•	custom design and manufacturing expertise; and

•	superior customer service and post-sales support.

Our Strategy
     Our business strategy is to develop, manufacture and market solar panels and system component products to industrial, commercial and residential facilities primarily in the United States. We presently are focused on the following steps to implement our business strategy:
•	Outsource completed solar cells. We believe that we have the resources and relationships to acquire solar cells. We have entered into discussion with several manufacturers who possess the production capacity to deliver the required number of complete solar cells. The manufacturing process to convert metallurgical grade silicon into either solar wafers or solar cells requires high capital investments and long lead times. We firmly believe that our firm’s resources are better applied to manufacturing the solar module and balance of system products.

•	Accelerate our manufacturing cost reduction and capacity expansion. We intend to quicken the expansion pace, secure critical supply chain and leverage our technology and manufacturing capabilities through strategic partnerships with other participants in the solar power industry. We have extensive experience manufacturing cable and mechanical assemblies in our existing facility in China. We will apply our expertise and know-how, which requires the same skill sets, into assembling solar modules and balance of system components. Our existing manufacturing team is well versed in bringing components into China, applying value-added services, exporting our finished products through the Chinese regulatory environment and delivering the final product to our customers’ doorsteps. In July 2006, we secured a new 123,784 square foot manufacturing facility providing us with the potential capacity to produce over 50 MW of solar panels annually.

•	Accelerate our installation cost reductions. We intend to utilize a made-to-order system for each customer order. We first utilize our engineering expertise during the initial sales process. This initial review will modify the system proposal resulting in significant savings in materials, labor, re-work and installation time. Completed orders will be bundled and packed in a custom shipping container for delivery to the customer’s address. This ordering, design review and component bundling process will greatly accelerate the time needed to complete our installation process.

•	Diversify and differentiate our product lines. We intend to design a full complement of inverters and balance of systems components to complement a wide array of solar system designs and power generating capacities.
Customers
     We currently build and sell cable and harness assemblies to Siemens, assemblies to Flextronics International and wire harness assemblies to certain U.S. telecom companies. Customers in this segment who accounted for at least ten percent of our 2006 revenues include Flextronics International at 38.4%, Surge Technologies at 11.7% and Occam Networks at 11.2%. Total 2006 revenues in the cable, wire and mechanical assemblies segment increased by $1,516,604 or by 110.6% over the prior year. Increased Flextronics sales, up by $1,651,605, accounted for the entire segment increase.
     Additionally, we sell and construct photovoltaic systems to a variety of customers, including production home builders. Our current production home customers include Centex Homes and DR Horton, where solar is being offered as both a standard and upgrade feature. Our contract with Centex incorporates one kilowatt systems as a standard feature on seven new homes in one Sacramento region residential community. DR Horton has contracted for the installation of one two kilowatt system in a residential community in Northern California. This contract can be expanded to include as many as seventeen percent of the total new homes in this particular development. We expect to complete these contracts in 2007. Through March 31, 2007, revenues from Centex were approximately $33,200 and revenues from DR Horton were approximately $17,700. Separate contracts for upgrade features are written when requested and vary based upon new home buyer demand. Our commercial customers include Sun Country Builders, who are installing the highest power to usage systems of any multi-family projects in the nation. These contracts include a 142 kilowatt system and a 19.2 kilowatt system for projects located in Southern California. We have additional commercial contracts with South County Housing that include 8 kilowatt, 36 kilowatt, and 55 kilowatt system projects. All of these contracts should be substantially completed in 2007. For the period ended December 31, 2006 three customers represented 80% of our photovoltaic revenue (Sun Country Builders, Wildlands and Harbaugh Construction). For the three months ended March 31, 2007, seven customers represented 82% our photovoltaic revenue (Sun Country Builders, Portrait Homes, River City Construction, Advent Construction, La Jolla Construction, Lincoln Super Storage, Centex Homes, DR Horton Homes and Morgan residence).
Products and Services
     Solar power products in general are built-up through 4 stages of production:
•	Wafers. A crystalline silicon wafer is a flat piece of crystalline silicon that can be processed into a solar cell. Wafers are usually square or square with rounded corners. A typical size is 152 millimeters by 152 millimeters.

•	Cells. A solar cell is a device made from a wafer that converts sunlight into electricity by means of a process known as the photovoltaic effect. Solar cells produce approximately 3.5 watts of power each.

•	Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Our typical commercial module will range from 180 to 220 watts.

•	Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected by cables, meters and inverters to produce electricity. Typical residential on-grid systems produce 2,000 to 6,000 watts of power.
     We intend to make solar modules and systems our primary products. We believe our modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality. If our development programs are successful, we expect to continue to increase the conversion efficiency and power of our solar modules as we expand our manufacturing capacity and increase our efficiencies through ongoing process improvement.
Intellectual Property
     We rely and will continue to rely on trade secrets, know-how and other unpatented proprietary information in our business. We are in the process of preparing applications to register the following trademarks: Solar Power, Inc, the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with our solar power products. In addition, we have 2 provisional patents pending for certain proprietary technologies.
Competition
     The solar power market is intensely competitive and rapidly evolving. Our competitors have established a market position more prominent than ours, and if we fail to secure our supply chain, attract and retain customers and establish a successful distribution network for our solar power products, we may be unable to increase our sales and market share. We compete with major international and domestic companies. Our major systems integration competitors include SunPower/Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, SunPower/Powerlight and Sanyo Corporation. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of our competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that we believe will ultimately have costs similar to, or lower than, our projected costs.
     Moreover, we believe that our direct competitors are solar companies that have operations in China or other low cost manufacturing locations to the extent that they supply solar modules to US integrators and compete with us for solar system design and integration work. Under this view, we believe SunPower/Powerlight would be considered a competitor even though their manufacturing facilities are in the Philippines and not the U.S.
     We believe that the cost and performance of our technologies, products and services will have advantages compared to competitive technologies, products and services. Our products offer the reliability, efficiency and market acceptance of other crystalline silicon products. We believe our technological process provides lower manufacturing costs resulting from significantly more efficient material usage and fewer processing steps, particularly in module fabrication.
     The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is sometimes matched with battery storage to provide highly reliable power solutions.
Manufacturing and Assembly Capabilities
     Prior to our focus in the solar industry we previously did not manufacture solar panels. We believe that our experience in manufacturing and assembly operations in China will give us a competitive advantage in the production of solar module and balance of system products. Our senior management has broad experience in the manufacturing of liquid crystal displays and electronic module assemblies. The manufacturing and assembly process of these products is not unlike the manufacturing and assembly of solar modules and balance of system products.
     Due to the various costs associated with both silicon and subsequent wafer processing, the high cost of solar products has rendered them unmarketable in some geographic areas. The stated goal for some time in the photovoltaic industry has been to reduce manufacturing costs to allow prices to drop to a point where rebates and subsidies are no longer a necessity. We feel our vertically integrated China-based model takes a major step towards the lessening of the rebate dependency.
     We are producing our solar modules and will begin producing balance of system products by the fourth quarter of this year. It is our intent to strive to reduce costs in the overall solar system cost to the end customer with the ultimate goal to make the actual installed cost of solar equivalent to the comparable cost of grid based energy without rebate. These overall reductions in cost will delivered by reducing labor installation costs through better system design and kit packaging and reductions in module and balance of system costs by focusing on driving prices down on these commodity types of products.

     Our principal manufacturing objective is to provide for large-scale manufacturing and assembly of our solar power products at low costs that will enable us to penetrate price-sensitive solar power markets. Our 123,784 square foot campus in NanYue, Shenzhen, Peoples Republic of China (PRC) includes approximately 101,104 square feet of manufacturing space. The Shenzhen facility includes a complete line of equipment to manufacture cable harnesses and mechanical assemblies and a complete line to manufacture solar modules. Additional equipment will test and verify product functionality and performance standards. Currently our solar products manufacturing and assembly business utilizes approximately thirty-two percent (32%) of our manufacturing space and our cable, wire and assembly business utilizes approximately eighteen percent (18%) of our manufacturing space. The unused capacity will be utilized for production of our solar products as our solar business increases. We expect this facility to have a total capacity of approximately 50 megawatts per year if operated at full capacity.
Suppliers
     A substantial portion of our product costs will stem from the purchase of components and raw materials. Raw materials are principally comprised of glass, aluminum frames, sheet metal, EVA bonding materials, copper tabs, and wiring. Components include solar cells, printed circuit boards, electrical connectors, junction boxes, molded plastic parts and packaging materials. These are purchased from a variety of suppliers. We will be dependent on certain key suppliers for sole source supplies of customer specified items. We intend to base component orders on received purchase orders in an effort to minimize our inventory risk by ordering components and products only to the extent necessary. However, in certain circumstances due to priorities of lead times, we may occasionally purchase components and/or a raw material based on rolling forecasts or anticipated orders following a risk assessment.
     Certain components may be subject to limited allocation by certain of our suppliers. In our industry, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production of assemblies using scarce components or higher component costs. These supply shortages may contribute to an increase in our inventory levels and/or a reduction in our margins. We expect that shortages and delays in deliveries of some components will continue to impact our industry, and we are striving to develop multiple sources of supply where possible.
     We currently purchase solar modules from two major supplies. Although we intend to manufacture our own solar modules we will also keep purchasing a portion of our solar module requirements from one or both of these suppliers to insure the availability of a second source and to supplement the anticipated output generated by our own production facility.
Sales and Marketing
     We intend to bring our solar power products to market by utilizing strategic company-owned store operations and establishing a national franchise network. We plan to open two retail showrooms late in the third quarter and early fourth quarter of this year in Northern California in close proximity to our corporate operations, and to start selling franchises late in the third quarter or early fourth quarter of 2007. Our initial plan is to sell franchises in California to provide reasonable proximity to our corporate operations.
Company-Owned Stores
     Company-owned store operations will market, sell and install our products within a locally defined geographic area. We expect to offer superior products and services than our competitors at a value that is recognized by our customer base. We should be able to add significant value by providing a reliable product source for all modules and balance of system items, by designing complete PV systems that include all modules and associated electronics, structures and wiring systems, and by providing expertise and assistance with complex governmental permit processing and rebate program administration.

     Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. We intend to provide national account representatives who will establish long-term relationships with these prime customers. Our company-owned store team is designed to provide reliable product sourcing, PV system designs and reviews, permit and rebate assistance, media and public relations recognition and co-marketing opportunities. In essence, we intend to strive to provide a one-stop shopping experience for these large volume customers. We intend to initially establish stores in California and then expand to several other geographic locations in the United States.
Franchising
     Outside of Company-owned store operations, we intend to work with franchisee partners who will have exclusive geographical territories that include specific application focus. Regional Company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. We believe that by franchising we will be able to accomplish the following:
•	Build a national brand

•	Leverage the brand quickly

•	Leverage sales and marketing both regionally and nationally

•	Develop consistency in installation, training and service

•	Access national accounts through corporate programs rather than regional programs

•	Provide consistent marketing schemes, materials, and programs with national sales teams
Other Mediums
     We intend to market our products through trade shows, on-going customer communications, promotional material, our web site, direct mail and advertising. Our staff will provide customer service and applications engineering support to our distribution partners while also gathering information on current product performance and future product requirements.
Employees
     As of March 31, 2007, we had approximately 161 full-time employees, including approximately 4 engaged in engineering activities and approximately 97 engaged in manufacturing, the majority of which are employed through our subsidiary in China. None of our employees is represented by a labor union nor are we organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our relations with our employees are good.
DESCRIPTION OF PROPERTY
     Our manufacturing facilities consist of 123,784 square feet, including 100,104 square feet of factories and 23,680 square feet of dorms, situated in an industrial suburb of Shenzhen, Southern China known as Long Gang. Only the state may own land in China. Therefore, we lease the land under our facilities, and our lease agreement gives us the right to use the land until July 31, 2009 at an annual rent of $193,350. We have an option to renew this lease for 3 additional years on the same terms.

     Our corporate headquarters are located in Granite Bay, California in a space of 3,896 square feet. The lease expires in July 2009, and the rent is currently $81,816 per year for the first year, $84,153 for the second year, and $86,491 for the remainder of the lease.
LEGAL PROCEEDINGS
     In the normal course of operations, we may have disagreements or disputes with employees, vendors or customers. These disputes are seen by our management as a normal part of business especially in the construction industry, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on our financial position, results of operations or cash flows.
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
Directors, Executive Officers and Significant Employees
     The following table sets forth the names and ages of our current directors, executive officers, significant employees, the principal offices and positions with us held by each person and the date such person became our director, executive officer or significant employee. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Mr. Kircher, are independent as determined by the NYSE listing standards.

Person	Age	Position
Stephen C. Kircher	53	Chairman of the Board of Directors, Chief Executive Officer

Larry D. Kelley	61	Director, Member of Audit Committee and Compensation Committee

Timothy B. Nyman	56	Director, Member of Compensation Committee and Governance & Nominating Committee

Ronald A. Cohan	65	Director, Chairman of Compensation Committee and Governance & Nominating Committee, Member of Audit Committee

D. Paul Regan	60	Director, Chairman of Audit Committee

Glenn E. Carnahan	44	Chief Financial Officer

Bradley J. Ferrell	30	Chief Operating Officer

Alan M. Lefko	59	Vice President of Finance and Secretary

Todd Lindstrom	40	Vice President of Operations

Jeffrey G. Winzeler	47	President of wholly-owned subsidiary

     Our Directors and Executive Officers
     Stephen C. Kircher has served as the Chairman of our Board of Directors since September 2006. Mr. Kircher has served as our Chief Executive Officer and President since December 29, 2006. Mr. Kircher served as the Chief Executive Officer and Chairman of the Board of Directors of SPI since its inception in May 2006. Mr. Kircher has also served as the Chairman of the Board of Directors of IAS HK since its inception in January 2005. Just prior to forming IAS HK, Mr. Kircher served as a consultant to International DisplayWorks, Inc. from December 2004 through April 2006. Previously, Mr. Kircher served as the Chairman and Chief Executive Officer of International DisplayWorks, Inc. from July 2001 until December 2004. Mr. Kircher has a Bachelor of Arts degree from the University of California, San Diego. He is currently serving as a director for JM Dutton & Associates.
     Larry D. Kelley has served as our director since December 29, 2006. Prior to the Merger, Mr. Kelley has served as a director of SPI since August 2006. Mr. Kelley has been and is President and partner of McClellan Business Park, LLC since 1999, where he acts as Chief Operating Officer and Managing Member.. Mr. Kelley has been and is the President and Chief Executive Officer of Stanford Ranch I, LLC, a 3,500-acre master planned community in Rocklin, California. Mr. Kelley has served as the President and CEO of Stanford Ranch, LLC since 1996, and in this capacity oversees the daily operations. Mr. Kelley has been involved in real estate for twenty-nine years. Previously he spent ten years (from 1978 to 1988) with US Home Corporation, one of the nation’s largest homebuilders. He served in various positions including Vice President Operations of US Home Corporation and President of Community Development, a division of US Home Corporation, where he was responsible for the acquisition, development and marketing of numerous master-planned communities in ten states. Mr. Kelley received a Bachelors of Science in Industrial Engineering from Texas A&M. In addition, he received a Masters of Business Administration from Harvard Business School.
     Timothy B. Nyman has served as our director since December 29, 2006. Mr. Nyman has served as a consultant to GTECH Corporation since August 2006. From 2002 to 2006, Mr. Nyman was the Senior Vice President of Global Services at GTECH Corporation, the world’s leading operator of online lottery transaction processing systems Mr. Nyman joined GTECH Corporation in 1981 and formerly served as its Vice President of Client Services. In 1979, Mr. Nyman went to work with the predecessor company of GTECH Corporation, which was the gaming division of Datatrol, Inc. In his twenty-seven years with GTECH and its predecessors, Mr. Nyman has held various positions in operations and marketing. He has directed a full range of corporate marketing activities and participated in the planning and installation of new online lottery systems domestically and internationally. Mr. Nyman received a Bachelor of Science degree in Marketing, Accounting and Finance from Michigan State University.
     Ronald A. Cohan has served as our director since December 29, 2006. Mr. Cohan has been serving as consulting counsel to GTECH Corporation since 2002. In his capacity as consulting counsel, Mr. Cohan advises GTECH on a variety of government and commercial business transactions, such as contracts with state government agencies and businesses in the private sector. From 1995 to 2003, Mr. Cohan served as a consultant to High Integrity Systems, Inc., a subsidiary of Equifax Inc. Prior to that, Mr. Cohan joined the San Francisco law firm of Pettit & Martin as an Associate in 1968 and was admitted as a Partner in 1972. He opened the Los Angeles office of Pettit & Martin in January of 1974 and was partner in charge until March of 1983. Mr. Cohan left Pettit & Martin in February of 1992 and became principal of his own law firm. Mr. Cohan has specialized in government procurement matters for various institutional clients such as Honeywell, 3M, Mitsui, Centex, Equifax and GTECH. Mr. Cohan received a Bachelor of Arts degree from Occidental College in 1963 and a Juris Doctor degree in 1966 from the School of Law (Boalt Hall), University of California, Berkeley.
     D. Paul Regan has served as our director since December 29, 2006. Mr. Regan currently serves as President and Chairman of Hemming Morse, Inc., CPAs, Litigation and Forensic Consultants. This 95 person CPA firm is headquartered in San Francisco. He has been with Hemming Morse since 1975. Mr. Regan’s focus at Hemming Morse is to provide forensic consulting services primarily in civil litigation. He has testified as an accounting expert for the U.S. Securities & Exchange Commission, various State Attorney Generals, other government agencies and various public companies. He has served on the Board of Directors of the California Society of Certified

Public Accountants and was the Chair of this 29,000-member organization in 2004 and 2005. He is a current member of the American Institute of Certified Public Accountant’s governing Council. Mr. Regan has been a Certified Public Accountant since 1970. He holds both a BS and MS degrees in accounting.
     Glenn E. Carnahan has served as our Chief Financial Officer since December 29, 2006. Mr. Carnahan has served as the Chief Financial Officer of SPI since May 2006. Mr. Carnahan has served as a director of IAS HK since June 2006. In 2005, Mr. Carnahan served as the Chief Financial Officer of Moller International, a research and development firm that produces the Skycar, a personal vertical take-off and landing vehicle. In 2001, Mr. Carnahan founded IBC Onsite Solutions, Inc. (IBC), a software development firm specializing in business management for the construction services industry. While at IBC, he held a variety of financial and operational roles. Mr. Carnahan also served as Chief Financial Officer for Signet Testing Labs, Inc., a construction services and engineering company, from 1997 to 2000. His significant contributions enabled the company to double its revenues during his tenure. Mr. Carnahan worked for the Coca Cola Enterprises (CCE) from 1994 to 1997. While at CCE, he conducted numerous financial studies including a complex activity-based cost study for Safeway’s Strategic Category Optimization Plan. Finally, Mr. Carnahan held different financial roles for the Robert Mondavi Corporation from 1992 to 1994. Mr. Carnahan earned his Masters in Business Administration from the University of Notre Dame and his Bachelor of Arts in Economics from the University of California, Davis.
     Bradley J. Ferrell has served as Chief Operating Officer and Senior Vice President, Marketing and Sales of SPI, since August 2006 and is one of the original founders of IAS HK. Since 2003, Mr. Ferrell was the Vice President of Sales and Marketing for International DisplayWorks, Inc. (IDW). In this role, he directed worldwide sales where grew revenue from $10 million in 2001 to over $100 million in FY 2006. Mr. Ferrell began working for IDW in 2001 as a Production Coordinator with the primary focus on Hong Kong and China operations. In 2002, he was appointed Domestic Sales Manager. Prior to joining IDW, Mr. Ferrell worked as an analyst in the technology sector of a brokerage firm. Mr. Ferrell received his Bachelor of Arts in Economics from Southern Methodist University.
     Alan M. Lefko has served as Vice President of Finance of SPI since December 2006. Mr. Lefko has served as a director of IAS HK since May 2007. From July 2004 through December 2006 Mr. Lefko served as Vice President Finance and Corporate Secretary of International DisplayWorks, Inc, a manufacturer of liquid crystal displays and display modules. From February 2000 to July 2004 Mr. Lefko was Corporate Controller if International DisplayWorks, Inc. From July 1999 to January 2000, Mr. Lefko was the Chief Financial Officer of The Original Bungee Company (“Bungee”) in Oxnard, California, a manufacturer and distributor of stretch cord and webbing products. Mr. Lefko was responsible for the reorganization of Bungee’s financing structure, establishment of an asset based lending program and implementation of cost accounting systems and controls. From 1989 to 1999, Mr. Lefko served as Chief Financial Officer and Controller of Micrologic, a manufacturer and distributor of Global Positioning Systems and Vikay America, Inc., a subsidiary of Vikay Industrial (Singapore) Limited, based in Chatsworth, California. Mr. Lefko has a BA degree in Business Administration and Accounting from California State University, Northridge, California.
     Todd Lindstrom has served as the Vice President of Operations of SPI, since November 2006. Mr. Lindstrom brings over 18 years of experience in construction and construction-related industries to Solar Power, Inc. From 2001 to 2005, Mr. Lindstrom has been directly involved in the development and financing of over $80 million of photovoltaic solar projects for commercial, residential and government clients throughout California. From 2004 to 2005, Mr. Lindstrom was the Vice President of Sun Power and Geothermal Energy. From 2001 to 2003, Mr. Lindstrom served as Vice President of the Electric and Gas Industry Association. From 1999 to 2001, Mr. Lindstrom worked nationally as Vice President of Dealer Relations for CarsDirect.com. As a founding employee, Mr. Lindstrom was directly involved in the growth of this company from four employees to 625 employees, and over $250 million in annual sales. In 1990 Mr. Lindstrom started his own construction company. To enhance his construction company, Mr. Lindstrom purchased a Floor Coverings International (FCI) franchise, which he quickly developed into the second largest volume franchise in the FCI system. Mr. Lindstrom is an alumnus of California State University, Sacramento where he focused on Marketing and Public Relations.
     Jeffrey G. Winzeler has served as the President of our wholly owned subsidiary Yes! Solar, Inc. since June 2007. He joined Solar Power, Inc. in January 2007. Previously Mr. Winzeler served as International Display Work’s as Chief Operating Officer and as Chief Financial Officer. Mr. Winzeler previously served as Group Controller for Intel Corporation in Folsom, California, where he was responsible for all fiscal aspects of the $2 billion Flash memory division. Prior to his position with the Flash memory division, Mr. Winzeler was the Controller for th Penang, Malaysia-based Worldwide Assembly division, where he served as manufacturing controller. Previously, he served as controller at Intel’s largest eight-inch wafer manufacturing facility, and as operations controller for facilities in Jerusalem and Haifa, Israel. Mr. Winzeler is a graduate of the University of Idaho where he majored in Finance.

EXECUTIVE COMPENSATION
Summary Compensation
     For the fiscal year ended December 31, 2005, Mr. Robert Freiheit was our sole director and Chief Executive Officer. Until Mr. Freiheit’s resignation on August 22, 2006, Mr. Freiheit had been our sole director and Chief Executive Officer since June 9, 2004. None of our former directors and officers has received any compensation for their services rendered as officers and directors, and have not accrued any compensation pursuant to any agreement with us. No options or warrants were granted to officers and directors in fiscal years ended December 31, 2004 and 2005.
     In connection with the Merger with SPI, we substituted 2,000,000 shares of SPI restricted stock awards and options for options to purchase shares of our common stock at $1.00 per share subject to certain vesting conditions and terms, which included options held by our directors and executive officers. As a result of the substitution of options in the Merger, as of fiscal year ended December 31, 2006, certain directors and executive officers were issued our restricted stock awards and options to purchase shares of our common stock.
     The following table provides information concerning compensation earned by our former and current named executive officers on a post-merger basis, including the options and restricted stock awards substituted in connection with the Merger. A column or table has been omitted if there was no compensation awarded to, earned by or paid to any of the named executive officers or directors required to be reported in such table or column in the respective fiscal year. As of December 31, 2006, no other executive officer was paid in excess of $100,000 in 2005 or 2006.

Summary Compensation Table
							Non-Equity
				Stock	Option		Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards		Compensation	Compensation		Total
Position	Year	($)	($)	($)	($)		($)	($)		($)

Robert Freiheit (1)	2006	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Former Chief	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Executive Officer, Treasurer, Secretary and Director

Steven Strasser (2)	2006	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Former President and	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Director

Terrell W. Smith (3)	2006	$-0-	$-0-	$-0-	$-0-		$-0-	$62,375	(4)	$62,375
Former Vice-President	2005	$-0-	$-0-	$12,500 (8)	$-0-		$-0-	$23,700	(4)(10)	$36,200
Treasurer, and Director

Howard Landa (5)	2006	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Former Secretary and	2005	$-0-	$-0-	$12,500 (8)	$-0-		$-0-	$12,500	(9)	$25,000
Director

Stephen C. Kircher (6)	2006	$-0-	$-0-	$-0-	$153,200	(7)(13)	$-0-	$-0-		$153,200
Chief Executive	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Officer and Director

Glenn E. Carnahan (8)	2006	$-0-	$-0-	$-0-	$153,200	(9)(13)	$-0-	$-0-		$153,200
Chief Financial	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Officer

Robert Henrichsen(10)	2006	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Former Director	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-

Bradley J. Ferrell (11)	2006	$-0-	$-0-	$-0-	$153,200	(12)(13)	$-0-	$-0-		$153,200
Chief Operating	2005	$-0-	$-0-	$-0-	$-0-		$-0-	$-0-		$-0-
Officer of SPI

(1)	As a condition of entering into the merger agreement Mr. Freiheit resigned all of his positions with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) on August 22, 2006. Although, no compensation was paid to our former directors and officers, Mr. Freiheit, our former director and Chief Executive Officer has received certain benefits indirectly through servicing fees paid to his affiliates for administering the loan portfolio and for rental of office space. Total rental expense for the three months and nine months ended September 30, 2006 was $6,900 and $20,700, respectively. Total rental expense for the three months and nine months ended September 30, 2005 was $5,400 and $12,600, respectively. In connection with the servicing of the auto loans, the Company pays Accredited Adjusters, LLC, an affiliate of Mr. Freiheit, to service and administer the loans for a monthly fee equal to 1/2% of the outstanding principal balance. The fee for the three months and nine months ended September 30, 2006 for servicing the loans was $442 and $1,897, respectively. The fee for the three months ended September 30, 2005 and for the period from March 30, 2005 through September 30, 2005 for servicing the loans was $1,445 and $3,209, respectively. During the three months and the nine months ended September 30, 2006, the Company incurred consulting fees with Village Auto, an affiliate of Mr. Freiheit, in the amount of $6,800 and $10,000, respectively.

(2)	On August 9, 2006, Mr. Strasser was appointed as our President and Director. As a condition of the merger Mr. Strasser resigned all of his positions with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) on December 29, 2006. Mr. Strasser did not receive any shares in connection with the merger.

(3)	On August 9, 2006, Mr. Smith was appointed as our Vice-President, Treasurer and Director. As a condition of the merger Mr. Smith resigned all of his positions with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) on December 29, 2006.

(4)	Reflects other compensation Mr. Smith received in legal fees for legal services provided to us.

(5)	On August 22, 2006, Mr. Landa was appointed as our Director and Secretary. As a condition of the merger Mr. Landa resigned all of his positions with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) on December 29, 2006.

(6)	On September 5, 2006, Mr. Kircher was appointed as our Chairman. On December 29, 2006, Mr. Kircher was appointed as our Chief Executive Officer.

(7)	Reflects substitution options issued to Mr. Kircher for his SPI options in connection with the Merger. The options were originally granted to Mr. Kircher by SPI for his services rendered to SPI. In connection with the substitution, Mr. Kircher was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date. The options were fair-valued using the Black-Scholes valuation model.

(8)	On December 29, 2006, Mr. Carnahan was appointed as our Chief Financial Officer.

(9)	Reflects substitution options issued to Mr. Carnahan for his SPI options in connection with the Merger. The options were originally granted to Mr. Carnahan by SPI for his services rendered to SPI. In connection with the substitution, Mr. Carnahan was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date. The options were fair-valued using the Black-Scholes valuation model.

(10)	Mr. Henrichsen was appointed as director of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) on February 3, 2006. On September 5, 2006 he resigned all of his positions with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.).

(11)	Mr. Ferrell is an executive officer of our subsidiary SPI.

(12)	Reflects substitution options issued to Mr. Ferrell for his SPI options in connection with the Merger. The options were originally granted to Mr. Ferrell by SPI for his services rendered to SPI. In connection with the substitution, Mr. Ferrell was granted 100,000 options to purchase our common stock at an exercise price of $1.00 with a term of 5 years, and 100,000 performance based options at an exercise price of $1.00 which vesting will be determined on December 31, 2010. As of the grant date on December 28, 2006, 25% of the five-year options vested and 25% of the options are scheduled to vest on each anniversary date. The options were fair-valued using the Black-Scholes valuation model.

(13)	Reflects a valuation based on share price of private placements made at the time the stock awards were made for restricted shares and estimated fair value of stock options using the Black-Sholes valuation method.

Outstanding Equity Awards at Fiscal Year End
     The following table summarizes the options awards granted to each of the named executive officer identified above in the summary compensation table above pursuant to our Equity Incentive Plan. No stock options were exercised in the last fiscal year.
Outstanding Equity Awards at Fiscal Year-End

	Option	Awards					Stock	Awards
Equity
								Incentive	Equity
			Equity				Market	Plan	Incentive Plan
			Incentive				Value of	Awards:	Awards:
			Plan				Shares	Number of	Market or
	Number of		Awards:				or Units	Unearned	Payout Value
	Securities	Number of	Number of			Number of	of Stock	Shares,	of Unearned
	underlying	Securities	Securities			Shares or	That	Units or	Shares, Units
	Unexercised	underlying	Underlying	Option		Units of	Have	Other Rights	or Other
	Options	Unexercised	Unexercised	Exercise	Option	Stock That	Not	That Have	Rights That
	(#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested	Not Vested	Have Not
Name	Exercisable	Unexercisable	Options	($)	Date	Vested (#)	($)	(#)	Vested

Robert Freiheit	-0-	-0-	-0-	$-0-	NA	-0-	-0-	-0-	-0-
Steven Strasser	-0-	-0-	-0-	$-0-	NA	-0-	-0-	-0-	-0-
Terrell W. Smith	-0-	-0-	-0-	$-0-	NA	-0-	-0-	-0-	-0-
Howard Landa	-0-	-0-	-0-	$-0-	NA	-0-	-0-	-0-	-0-
Stephen C. Kircher	25,000 (1)	-0-	175,000 (1)	$1.00	12/28/2011	-0-	-0-	-0-	-0-
Glenn Carnahan	25,000 (1)	-0-	175,000 (1)	$1.00	12/28/2011	-0-	-0-	-0-	-0-
Bradley Ferrell	25,000 (1)	-0-	175,000 (1)	$1.00	12/28/2011	-0-	-0-	-0-	-0-

(1)	Reflects substituted options issued in connection with the Merger. Options were originally issued to respective named executive officers by SPI and as a result of the Merger, the named executive officers received options to purchase shares of our common stock as a substitution for his options to purchase shares of SPI common stock. In connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 five-year options to purchase our common stock at an exercise price of $1.00. As of the grant date on December 28, 2006, 25% of the options vested and 25% of the options are scheduled to vest on each anniversary date. Also in connection with the substitution, Messrs. Kircher, Carnahan and Ferrell were each granted 100,000 option to purchase common stock at an exercise price of $1.00 per share, which options shall vest at either 0% or 100% on December 31,2010, depending on whether certain cumulative revenue goals were met over the four year period.

Employment Agreements
     We do not currently have any employment agreements with our executive officers. However, we anticipate having employment contracts with executive officers and key personnel as necessary, in the future.
Compensation of Directors
     For fiscal year 2006, our Directors did not receive any cash compensation, but were entitled to reimbursement of our reasonable expenses incurred in attending directors’ meetings.
     Our directors receive a board compensation package consisting of $3,000 per quarter and initial restricted stock award grant of 25,000 shares of common stock subject to vesting and forfeiture restrictions, and annual committee fees of $5,000 for the Audit Chair, $2,500 for the Audit Vice Chair, $3,000 for the Compensation Chair and $3,000 for the Nominating Chair. In addition, at the discretion of our Board of Directors, we may periodically issue stock options under our stock option plan to directors. Any compensation or grants made to our Chairman of the Board and Chief Executive Officer, Mr. Kircher, are disclosed above in the Summary Compensation Table. The following table sets forth compensation paid to our non-executive directors as of the fiscal year ended December 31, 2006.

					Non-
					Equity
	Fees				Incentive	Nonqualified
	Earned				Plan	Deferred	All Other
	or Paid	Stock		Option	Compensa	Compensa	Compensa
	in Cash	Awards		Awards	tion	tion	tion	Total
Name	($)	($)		($)	($)	($)	($)	($)

Timothy B. Nyman	-0-	25,000	(1)	-0-	-0-	-0-	-0-	25,000
Ronald Cohan	-0-	25,000	(1)	-0-	-0-	-0-	-0-	25,000
D. Paul Regan	-0-	25,000	(1)	-0-	-0-	-0-	-0-	25,000
Larry D. Kelley	-0-	25,000	(1)	-0-	-0-	-0-	-0-	25,000

(1)	Reflects substituted awards of restricted stock issued in connection with the Merger. Total restricted stock award grants to each non-executive director equaled 25,000 shares of restricted stock. 25% vested on the grant date, December 28, 2006 and 25% vests on each anniversary thereafter. As of December 31, 2006, 6,250 shares of the restricted stock award have vested.
SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of June 22, 2007 certain information relating to the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of the class of equity security, (ii) each of our Directors, (iii) each of our executive officers, (iv) certain executive officers of our subsidiary, and (v) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned.

Name and Address	Shares Beneficially		Percentage Beneficially
of Beneficial Owner (1)	Owned		Owned

Stephen C. Kircher; Chief Executive Officer and Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	8,125,000	(2)	24.42%

Glenn E. Carnahan, Chief Financial Officer 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000	(3)	*

Larry D. Kelley, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	525,000	(4)	1.58%

D. Paul Regan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000	(18)	*

Timothy B. Nyman, Director 8 Surf Drive Bristol, RI 02809	475,000	(18)	1.43%

Ron Cohan, Director 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	125,000	(5)	*

Bradley J. Ferrell (6) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	1,525,000	(7)	4.58%

Alan M. Lefko (8) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	27,500	(9)	*

Todd Lindstrom (10) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	115,000	(11)	*

Jeffrey G. Winzeler (12) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	100,000	(13)	*

Gerald R. Moore (14) 4080 Cavitt Stallman Road, Suite 100 Granite Bay, CA 95746	4,125,000	(15)	12.40%

All Executive Officers and Directors as a Group	15,392,500		45.61%

Reid S. Walker, G. Stacy Smith and Patrick P. Walker(16) c/o Walker Smith Capital 300 Crescent Court, Suite 1111 Dallas, TX 75201	2,500,000		7.51%

Steven CY Chang (17) c/o CID Group 28th Fl., 97 Tun Hwa S. Rd., Sec. 2 Taipei 106, Taiwan	2,000,000		6.01%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(2)	Includes 2,000,000 shares issued in the names of trusts established for the benefit of Mr. Kircher’s two sons, to each of which Mr. Kircher is the trustee. Also includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(3)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(4)	Includes 500,000 shares issued in the name of trust, to which Mr. Kelley is the trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(5)	Includes 100,000 shares issued in the name of trust, to which Mr. Cohan is a trustee. Also includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

(6)	Mr. Ferrell is our Chief Operating Officer.

(7)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(8)	Mr. Lefko is our Vice President of Finance.

(9)	Includes 15,000 shares issued in the name of trust, to which Mr. Lefko is a trustee. Also Includes 12,500 shares underlying options, to the extent exercisable within 60 days.

(10)	Mr. Lindstrom is our Vice President of Operations.

(11)	Includes 50,000 shares underlying options, to the extent exercisable within 60 days.

(12)	Mr. Winzeler is our President of a wholly owned subsidiary.

(13)	Includes 50,000 shares underlying options, to the extent exercisable within 60 days.

(14)	Mr. Moore is our Vice President of Manufacturing for our IAS HK subsidiary. Mr. Moore is not an “executive officer” for purposes of Section 16 since he is not in charge of a principal business unit, division or function and does not have policy making authority.

(15)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(16)	Consists of 710,000 shares issued in the name of WS Opportunity Fund International, Ltd.; 445,000 shares issued in the name of Walker Smith International Fund, Ltd.; 421,000 shares issued in the name of WS Opportunity Fund, L.P.; 369,000 shares issued in the name of WS Opportunity Fund (QP), L.P.; 330,000 shares issued in the name of Walker Smith Capital (QP), L.P.; 173,000 shares issued in the name of HHMI Investments, L.P.; and 52,000 shares issued in the name of Walker Smith Capital, L.P. WS Capital, LLC (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”), which is the general partner of Walker Smith Capital, L.P and Walker Smith Capital (QP) L.P., the investment manager and agent and attorney-in-fact for Walker Smith International Fund, Ltd., and the investment manager for HHMI Investments, L.P. WSV Management, LLC (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”), which is the general partner of Walker Smith Opportunity Fund, L.P. and WS Opportunity Fund (QP) L.P. and the investment manager and agent and attorney-in-fact for WWS Opportunity Fund International, Ltd. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV.

(17)	Consists of 750,000 shares issued in the name of Asia Pacific Genesis Venture Capital Funds Ltd.; 500,000 shares issued in the name of Sekai Capital Ltd.; 222,260 shares issued in the name of Global Vision Venture Capital Co., Ltd; 135,343 shares issued in the name of Asia Pacific Century Venture Capital Ltd.; 95,732 shares issued in the name of China Power Venture Capital Co., Ltd; 70,893 shares issued in the name of C&D Capital Corp.; 53,165 shares issued in the name of Nien Hsing International (Bermuda) Ltd.; 48,394 shares issued in the name of Asiagroup Worldwide Limited; 39,922 shares issued in the name of STAR Pacific Worldwide Limited; 31,931 shares issued in the name of A&D Capital Corp.; 28,948 shares issued in the name of J&D Capital Corp.; and 23,412 shares issued in the name of CAM-CID Asia Pacific Investment Corp. Mr. Chang is President of the foregoing entities and is deemed to control all of their respective shares holdings.

(18)	Includes 25,000 shares of common stock granted as restricted stock awards, of which 6,250 have vested and 18,750 are subject to vesting and forfeiture conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On March 30, 2005, we purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from Village Auto, LLC, an affiliate of the Mr. Freiheit, our former President, Director and Chief Executive Officer, for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The seller of the pool is required to repurchase loans that become 90 days delinquent. The average loan had a principal balance of approximately $4,708 with an average annual percentage interest rate of approximately 21.54%. The remaining terms of the loans range from 6 to 46 months. We have contracted with Accredited Adjusters, LLC, to service and administer the loans for a monthly fee equal to 1/2% of the outstanding principal balance. Accredited Adjusters is an affiliate of Mr. Freiheit. In connection with the servicing of the auto loans, we have paid Accredited Adjusters, LLC $4,000, and have a liability of $909 for services rendered during 2005. The fee for the six months ended June 30, 2006 for servicing the loans was $1,455. The fee for the period from March 30, 2005 through December 31, 2005 for servicing the loans was $4,909. At June 30, 2006, we owed Accredited Adjusters, LLC $365 for services rendered. Additionally, Accredited Adjusters, LLC owes us $215 for loan proceeds collected, but not remitted to us by June 30, 2006. During the three months and the nine months ended September 30, 2006, we incurred consulting fees with Village Auto, LLC, a related party, in the amount of $6,800 and $10,000, respectively. At September 30, 2006, we also had a receivable from Village Auto, in the amount of $515, in connection with the repurchase of a delinquent loan. On December 29, 2006 we sold the auto loans to Village Auto, LLC for a total purchase price of $12,693.50, which represented 50% of the loan pools payoff balance as of September 30, 2006. The purchase price was paid in cash. In addition, we terminated all arrangements with Village Auto, LLC and its affiliates, relating to servicing or administration of auto loans.
     From March to September 2005, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) paid rent in the amount of $1,800 per month to Liberty Associates Holdings, LLC, our former principal stockholder and an affiliate of Mr. Freiheit, our former director, President and Chief Executive Officer for the use of certain office space. From October to December 2005, we paid an increased amount of $2,300 per month. Total rental expense for the years ended December 31, 2005 and December 31, 2006 was $19,500, and $27,600 respectively.
     On July 28, 2005, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) loaned $100,000 to Paxton Energy, Inc. (Paxton), a related party through common ownership and common management. At the time of the loan Mr. Freiheit was president and a board member of Paxton and Welund Fund, Inc. The note bore interest at 12% per annum, was payable on demand, and was secured along with other lenders by all of the assets of Paxton. In November 2005, Mr. Freiheit as an individual purchased the Paxton loan for $103,288 which represented principal plus accrued interest. No additional consideration was paid.
     In 2005, Mr. Landa, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Director and Secretary and Mr. Smith, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Director, Vice President and Treasurer, each received 16,667 shares of our common stock valued at $12,500 for the rendering of consulting services relation to organization of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.), review of the documents, review of minutes of meetings and periodic report filings, and advise concerning operation of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) receivable business. In addition in 2005, Pamplona, Inc. of which Mr. Landa is President and Director and Mr. Smith, is also Vice-President and Director, received 33,333 shares of our common stock valued at $25,000 for services rendered in 2005.
     On August 9, 2006, Mr. Strasser, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former President and Director, purchased 156,214 shares of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) common stock for $50,000; Tats, LLC, a family-controlled entity of Mr. Smith, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Vice-President, Treasurer and Director, purchased 62,485 shares of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) common stock for $20,000; and Mr. Landa, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Director and Secretary, purchased 62,485 shares of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) common stock for $20,000.
     Mr. Smith, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Director, Vice-President and Treasurer, has provided us with legal services prior to and after his appointment as Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) former Director, Vice President and Treasurer. Legal costs paid to Mr. Smith were $23,700 during the year ended December 31, 2005 and $62,375 during 2006. In January 2007 Mr. Smith received $5,200 for legal services rendered in December 2006.

     On August 23, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) entered into an Agreement and Plan of Merger, as amended by that First Amendment to the Agreement and Plan of Merger dated October 4, 2006, the Second Amendment to the Agreement and Plan of Merger dated December 1, 2006 and the Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (the “Merger Agreement”) with Solar Power, Inc., a California corporation, Welund Acquisition Corp., a Nevada corporation and our wholly-owned subsidiary. The Merger was consummated on December 29, 2006, pursuant to which Solar Power, Inc., a California corporation became our wholly owned subsidiary. In connection with the Merger we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of Solar Power, Inc., a California corporation. Each share of common stock of Solar Power, Inc., a California corporation was cancelled and exchanged for one share of our common stock. As a result, Mr. Kircher, our Chief Executive Officer and Director who was also the Director and Chief Executive Officer of Solar Power, Inc., a California corporation, became the beneficial owner of 8,125,000 shares of our common stock, including 2,000,000 shares issued to trusts held for benefit of his sons, and shares issuable upon the exercise of vested options; and Mr. Moore, the Vice President of Manufacturing of International Assembly Solutions Limited, became the beneficial owner 4,125,000 shares of our common stock, excluding unvested options to purchase 150,000 shares of our common stock. In addition, Solar Power, Inc., a California corporation, options were substituted by awards of restricted stock and options to purchase shares of our common stock at $1.00 per share with the options having a term of five years and the restricted stock awards vesting over a period of three years. As a result of the substitution, Messrs. Kircher, Carnahan, Moore and Ferrell have each been granted the option to purchase 100,000 shares of our common stock. The options are exercisable at $1.00 per share, will vest over a period of 3 years and have a term of 5 years. In addition, Messrs. Kircher, Carnahan, Moore and Ferrell were each also granted performance-based options to purchase stock. Messrs. Kircher, Carnahan, Moore and Ferrell each received the option to purchase 100,000 shares of our common stock, which options will vest at either 0% or 100%, such vesting to be determined on December 31, 2010 (the “Determination Time”). The vesting determination will be based on certain annual revenue performance goals of the Company. The performance goals will be determined on a cumulative basis at the Determination Time, to account for any year-to-year discrepancies in meeting each annual performance goal. In addition, Mr. Lefko was granted options to purchase 50,000 shares of our common stock, at an exercise price of $1.00 per share, which options vest over a period of 3 years and have a 5-year term. In addition, as a result of the substitution, Messrs. Cohan, Mr. Regan, Mr. Kelley, Mr. Nyman were each granted restricted stock awards of 25,000 shares of our common stock, of which awards, 6,250 shares have vested.
     In July, August and September 2006, Solar Power, Inc., a California corporation, issued five demand promissory notes for an aggregate principal amount of $320,000 bearing an interest rate of eight percent (8%) per annum, to Mr. Kircher, our Director and Chief Executive Officer. The promissory notes were issued in connection with advances provided by Mr. Kircher to SPI to be used for working capital.
     In August and September 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) loaned Solar Power, Inc., a California corporation an aggregate amount of $200,000 (“Unsecured Loans”). The notes were due on demand and bear interest at 8% per annum. As a result of the Merger, the amount of indebtedness owed to us by Solar Power, Inc., a California corporation has been eliminated through consolidation. In connection with the Unsecured Loans, we required that Mr. Kircher, our director and Chief Executive Officer, enter into a Subordination Agreement dated August 31, 2006 with us, as amended by that certain Addendum to the Subordination Agreement dated September 6, 2006, pursuant to which Mr. Kircher agreed to subordinate any outstanding indebtedness owed to him by Solar Power, Inc., a California corporation to the indebtedness owed to us by Solar Power, Inc., a California corporation as represented by the Unsecured Loans.
     On September 5, 2006, Mr. Kircher was appointed as our Chairman. At the time of Mr. Kircher’s appointment he was the Chairman of the Board of Directors and Chief Executive Officer of Solar Power Inc., a California corporation. In connection with the merger with Solar Power Inc., a California corporation, we had appointed a Special Merger Committee consisting of Mr. Strasser, Mr. Smith, and Mr. Landa, which had the power to deal with all merger matters with Solar Power Inc., a California corporation without the participation or vote of Mr. Kircher.

     On September 19, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) entered into a Credit Facility Agreement and a Security Agreement (the “Loan Documents”) with Solar Power Inc., a California corporation, pursuant to which we agreed to grant Solar Power Inc., a California corporation a revolving credit line of up to Two Million Dollars ($2,000,000) (the “Credit Facility”). Under the terms of Loan Documents, with the exception of certain permitted liens, we were granted a first priority security interest in all of Solar Power Inc., a California corporation assets owned now or in the future. Any advances under the Credit Facility bear an interest rate equal to eight percent (8%) simple interest per annum. Unless otherwise extended under the Loan Documents, the maturity date for any and all advances is March 31, 2007 and the Credit Facility is available until February 28, 2007. On November 3, 2006, we entered into a First Amendment to the Credit Facility pursuant to which we agreed to increase the existing revolving credit line from $2,000,000 to $2,500,000. As of November 30, 2006, we have loaned SPI an aggregate amount of $2,500,000 under the Credit Facility. As a result of the Merger, the amount of indebtedness owed to us by SPI has been eliminated through consolidation.
     Prior to the Merger, Solar Power Inc., a California corporation entered into an Agreement and Plan of Merger with Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and its related parties, pursuant to which it was contemplated that Solar Power Inc., a California corporation would merge with and into DRCI and become the surviving corporation integrating DRCI’s photo-voltaic marketing, sales and installation business in Northern California into Solar Power Inc., a California corporation business (the “DRCI Merger”). In connection Solar Power Inc., a California corporation merger with DRCI on November 15, 2006, we made a separate loan to Solar Power Inc., a California corporation for $1,446,565 to fund the purchase of DRCI. The note is payable on demand and provides for interest at the rate of 8% per annum. As a result of the Merger, the amount of indebtedness owed to us by Solar Power Inc., a California corporation has been eliminated through consolidation.
     In September and October 2006, the following directors, director nominees, and executive officers, and family members of such individuals participated as investors in our private placement for up to 16,000,000 shares of our common stock at $1.00 per share: Mr. Strasser, our former director and president, purchased 225,000 shares of common stock for $225,000; Mr. Smith, our former director, Vice President and Treasurer, purchased 100,000 shares for $100,000; Mr. Landa, our former director and Secretary, purchased 75,000 shares of common stock for $75,000; Mr. Nyman, our director, purchased 450,000 shares of our common stock for $450,000; a trust controlled by Terry and Marty Nyman, relatives of Mr. Nyman, our director, purchased 50,000 shares of common stock for $50,000; a trust controlled by Mr. Kelley, our director, purchased 500,000 shares of common stock for $500,000; Mr. Regan, our director, purchased 100,000 shares of common stock for $100,000; a trust controlled by Mr. Cohan, our director, purchased 100,000 shares of common stock for $100,000; Mr. Carnahan, our Chief Financial Officer purchased 50,000 shares of common stock for $50,000; entities controlled by Reid Walker, G. Stacy Smith and Patrick P. Walker purchased an aggregate of 2,500,000 shares of our common stock for $2,500,000; and entities controlled by Steven CY Chang purchased an aggregate of 2,000,000 shares of our common stock for $2,000,000.
Service fees
     During the year ended December 31, 2006 and January 18, 2005 (date of inception) to December 31, 2005 IAS HK paid service fees to IAS, Inc. of $419,605 and $889,878, respectively. Darrell Harley, an IAS HK employee as of December 31, 2005, and as of December 31, 2006, held 100% interests in IAS, Inc. There were no amounts due to or from IAS HK to IAS, Inc. at December 31, 2006 and 2005. This structure was utilized to provide payroll, shipping, sales and logistics support for IAS HK operations. IAS HK no longer conducts business with this related party.

     Subsequent to termination of the arrangement with IAS, Inc., IAS HK entered into a similar arrangement with Granite Bay Technologies. During the year ended December 31, 2006 and January 18, 2005 (date of inception) to December 31, 2005, IAS HK paid service fees to Granite Bay Technologies, Inc. (“Granite Bay”) amounting to $181,000 and $0, respectively. Mr. Kircher and Mr. Moore, prior to the exchange of shares between SPI and IAS HK, were majority owners of IAS HK with approximately 58% and 29% ownership, respectively, had beneficial ownership in Granite Bay. There were no amounts due to or from IAS HK to Granite Bay at December 31, 2006 and 2005. This structure was utilized to provide payroll, shipping, sales and logistics support for IAS operations prior to the formation of our U.S. holding company. IAS HK no longer conducts business with this related party.
Subsequent Events
     On January 3, 2007 the Company repaid loans and notes payable to Stephen C. Kircher, the Company’s CEO and Chairman of $327,562 which included principal of $320,000 and accrued interest of $7,562.
     On March 21, 2007 we, through our wholly-owned subsidiary, Solar Power Integrators Commercial, Inc. (“SPIC”) entered into a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). Mr. Conkey is the principal of JRC and acquired 100,000 shares of our stock in our private placement at $1.00 per share. Mr. Conkey’s shares are being registered as part of our registration statement with the Securities and Exchange Commission. The 100,000 shares represents the total of Mr. Conkey’s investment in SPI and he is not a related party to the Company. The partnership will engage in the sales, design and installation of solar systems in certain market segments for solar contracts within California. As initial capital contributions to the partnership, JRC is contributing $25,500 and SPIC is contributing $24,500. JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. SPIC will be responsible for exclusively supplying all solar panels or other solar materials to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records. The Company has determined that this partnership will be subject to consolidation in its financial statements based on its interpretation of FIN 46(R) Consolidation of Variable Interest Entities (as amended). Specifically under FIN 46(R), paragraph 5(a)(4), the Company has additional risk with loans that will be advanced to the partnership.
      On April 9, 2007, we entered into our standard Securities Purchase Agreement with E-Ton Solar Tech, Co., Ltd., (E-Ton) a foreign accredited investor as part of a private placement to raise $500,000 (the “Financing”). In connection with the Financing, we sold an aggregate of 500,000 shares of restricted common stock par value $0.0001 per share, at a purchase price of $1.00 per share (the per share value of our most recent private placement) for an aggregate sale price of $500,000 to E-Ton. E-Ton is a supplier but not a related party to the Company. These shares are not included in the shares being registered in our registration statement with the Securities and Exchange Commission.
     On April 17, 2007, Solar Power, Inc., a California corporation (the “Company,” “we,” “us,” or “our”) entered into a Deposit Receipt and Real Estate Purchase Contract (the “Agreement”) to purchase real property located at 1115 Orlando Avenue in the city of Roseville, California (the “Property”) from GSJ Company, LLC, a California limited liability company (“Seller”). The Property consists of an approximately 19,054 square foot office building situated on approximately 2.45 acres. Pursuant to the Agreement, we made an initial deposit of $25,000 toward a total purchase price of $4,725,000. Upon execution of the Agreement, the title company established an escrow with instructions consistent with the terms of the Agreement (the “Escrow”), which provides for a closing on or before 15 days from the expiration of an investigation period (“Investigation Period”). The Investigation Period provides that we have 30 days commencing on the date that Seller furnishes certain documents, to investigate the Property, including its value, zoning, unrecorded encumbrances, income and expenses relating to the Property, environmental, entitlement and building matters affecting the Property, and its condition. Prior to the expiration of the Investigation Period, if we are dissatisfied with any of the above-referenced matters in connection with the Property, we may cancel the Agreement, and our initial deposit will be refunded. If we do not give notice of our intent to cancel the Agreement within 2 days of the expiration of the Investigation Period, we will then make an additional deposit of $75,000. Pursuant to the terms of the Agreement, all bonds and assessments that are a lien as of the date of execution of the Agreement will be assumed by us. All bonds and assessments that become a lien after the date of execution will be assumed by us at our sole option; if we elect not to assume such bonds and assessments becoming a lien at such time, then the Seller may either pay them in full or the Agreement will terminate with all deposits being returned. CB Richard Ellis, Inc. is acting as broker in connection with the purchase of the Property and will be receiving 4% of the total purchase price as a commission for their services, of which 1% will go to John E. Hartman as a referral fee. The Agreement further provides that if this transaction is not consummated due to our default, the Seller is entitled to retain all deposits that have actually been made by us, as liquidated damages. In addition, the Agreement provides for a leaseback to the Seller, who is currently occupying the Property, allowing for the extension of the Seller’s current occupancy for approximately one week following the close of Escrow. Pursuant to the terms of an Addendum to the Agreement, the Property is being sold “as is,” except for certain customary representations and warranties made by the Seller. Further, after the close of Escrow, we agree to a general release of all claims against the Seller made in relation to the Agreement or the Property. There are no related parties involved in this transaction.
      On April 12 and 17, 2007 the Company issued standby letters of credit totaling $800,000 to two suppliers, Sharp Electronics and Kyocera Solar. The letters of credit were issued in support of the Company’s line of credit with these suppliers. These suppliers have no interest in the Company and are not considered related parties. The term of the letters of credit are twelve months and are collateralized by $800,000 of the Company’s cash.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
     On August 16, 2004, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) engaged the accounting firm of Hansen, Barnett & Maxwell (“Hansen”) as its independent accountants to audit our financial statements for our fiscal year ending December 31, 2004 and December 31, 2005. The appointment of new independent accountants was approved by our Board of Directors.
     On December 29, 2006, Solar Power, Inc’s., a Nevada Corporation (formerly Welund Fund Inc.) Board of Directors dismissed Hansen as its independent accountant following Hansen’s review for the quarter ended September 30, 2006. Hansen’s report on Welund Fund, Inc’s., balance sheet as of December 31, 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the period from July 16, 2002 (date of inception) through December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion, was not modified as to uncertainty, audit scope or accounting principles, and contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.
     During the period from July 16, 2002 (inception) through fiscal year ended December 31, 2005, through the December 29, 2006 there have been no disagreements with Hansen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Hansen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report.
     On January 2, 2007, the Board of Directors of Solar Power, Inc., a California corporation (the “Company”) dismissed BDO McCabe Lo Limited as its independent accountant following BDO McCabe Lo Limited’s audit of its financial statements (formerly International Assembly Solutions, Limited) for the fiscal year ended December 31, 2005. During the period ended December 31, 2005, the audit report of BDO McCabe Lo Limited on Solar Power, Inc., a California Corporation did not contain an adverse opinion or disclaimer of opinion with respect to the Company’s balance sheet as of December 31, 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows, and was not modified as to uncertainty, audit scope or accounting principles, and contained an explanatory paragraph stating there was substantial doubt about the Company’s ability to continue as a going concern. There have been no disagreements with BDO McCabe Lo Limited on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO McCabe Lo Limited, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report. On January 2, 2007, Solar Power, Inc., a Nevada corporation, engaged Macias Gini & O’Connell LLP to audit its financial statements, and upon the merger and re-domicile of Solar Power, Inc. a Nevada corporation with its wholly owned subsidiary Solar Power, Inc., a California corporation, Macias Gini & O’Connell LLP became the auditors for Solar Power, Inc., a California corporation, thus effectively replacing BDO McCabe Lo Limited as of that date. BDO McCabe Lo Limited remains the independent accountant of International Assembly Solutions, Limited, the wholly owned subsidiary of the Company.

     During the period from July 16, 2002 (inception) through fiscal year end December 31, 2005, further through December 31, 2006, Hansen did not advise Solar Power, Inc, a Nevada corporation (formerly Welund Fund, Inc.) on any matter set forth in Item 304(a)(1)(iv)(B) of Regulation S-B. Hansen has furnished us with a letter addressed to the SEC stating whether or not it agrees with the above statements.
     On January 2, 2007, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) engaged Macias Gini & O’Connell LLP (“Macias”) to audit our financial statements for the fiscal year ended December 31, 2006, and to serve as our independent registered public accounting firm for our 2007 fiscal year. During the period from July 16, 2002 (inception) through fiscal year end December 31, 2005, and further through the subsequent interim periods ended March 31, 2006, June 30, 2006 and September 30, 2006, we did not consult with Macias regarding (i) the application of accounting principles to a specific transaction, either completed or contemplated, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us that was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv)(A) of Regulation S-B or an event, as that term is defined in Item 304(a)(1)(iv)(B) of Regulation S-B.
     Macias was previously engaged by Dale Renewables Consulting, Inc. (“DRCI”) and Solar Power Inc. (SPI), a California corporation and now our wholly owned subsidiary, to audit DRCI’s financial statements for the period from July 26, 2005 (date of inception) to December 31, 2005, in connection with an Agreement and Plan of Merger entered into between SPI and DRCI (the “DRCI Merger”). The DRCI Merger was consummated on November 15, 2006. At the request of the independent auditors of SPI, Macias performed certain limited interim review procedures on the operations of DRCI for the nine months ended September 30, 2006 in conjunction with their review of the interim financial information of SPI for the period then ended.
RECENT AND HISTORICAL FINANCING TRANSACTIONS
     On April 9, 2007, we completed a private placement of 500,000 shares of common stock at a purchase price of $ 1.00 per share to a foreign accredited investor. We issued the shares in reliance on Regulation S of the Securities Act.
     In December 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) issued 500,000 shares of our common stock in exchange for $425,000 in cash and the settlement of an obligation totaling $75,000. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On December 29, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) issued in the aggregate 14,500,000 shares of our common stock to 31 shareholders of Solar Power, Inc., a California corporation (“SPI California”) for all the issued and outstanding shares of SPI California pursuant to the terms of an Agreement and Plan of Merger between SPI California and us. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On October 4, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed a private placement of 16,000,000 shares of restricted common stock at a purchase price of $1.00 per share to 68 accredited investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     In connection with the October 4, 2006 private placement, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) issued to Roth Capital Partners, a warrant to purchase 800,000 shares of our common stock at $1.15 per share for services rendered in assisting with the private placement. The warrant and underlying shares were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On August 9, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed a private placement of 520,000 shares of restricted common stock at a purchase price of $0.32 per share to 5 accredited investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     In March 2005, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed a private placement of 1,000,000 shares of restricted common stock at a purchase price of $0.25 per share to 9 investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     All the above offers, issuances and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by the Company or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating they had not been registered under the Securities Act, and may not be offered or sold absent registration or pursuant to an exemption therefrom. Investors provided certification of accredited status.
SELLING SECURITY HOLDERS
     The following table identifies the Selling Stockholders, as of March 30, 2007, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. As of March 30, 2007, 32,398,102 shares of common stock issued and outstanding. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder’s percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of our common shares. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

	Shares Beneficially			Shares Beneficially
	Owned		Shares to be	Owned After Offering
	Prior to Offering		Offered
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
WS Opportunity Fund International, Ltd. (1)	710,000	2.13%	710,000	0	0.00%
Walker Smith International Fund, Ltd. (2)	445,000	1.34%	445,000	0	0.00%
WS Opportunity Fund, L.P. (1)	421,000	1.27%	421,000	0	0.00%
WS Opportunity Fund (QP), L.P. (1)	369,000	1.11%	369,000	0	0.00%
Walker Smith Capital (QP), L.P. (2)	330,000	* %	330,000	0	0.00%
HHMI Investments, L.P. (2)	173,000	*	173,000	0	0.00%
Walker Smith Capital, L.P. (2)	52,000	*	52,000	0	0.00%
Lake Street Fund, L.P. (3)	920,000	2.76%	920,000	0	0.00%
Scott W. Hood (3)	40,000	*	40,000	0	0.00%
The Mitchell W. Howard Trust (4)	20,000	*	20,000	0	0.00%
Howard Lu	20,000	*	20,000	0	0.00%
Pinnacle China Fund, L.P. (5)	1,000,000	3.01%	1,000,000	0	0.00%
Lagunitas Partners, LP (6)	470,000	1.91%	470,000	0	0.00%
Jon D and Linda W Gruber Trust (7)	150,000	*	150,000	0	0.00%
Gruber & McBaine International (8)	130,000	*	130,000	0	0.00%
MidSouth Investor Fund LP (9)	500,000	1.50%	500,000	0	0.00%
The Kelley Revocable Trust dtd August 19, 1991 as amended (10)	525,000	1.58%	500,000	25,000	*
Timothy B. Nyman (11)	475,000	1.48%	450,000	25,000	*
Donald M. Delach	400,000	1.20%	400,000	0	0.00%
Jeffrey William Olyniec	385,000	1.16%	370,000	15,000	*
Anthony G. Genovese and Sharon Lee Genovese as Trustees of The Genovese Family Trust, dated March 10, 1994, as amended (12)	270,000	*	270,000	0	0.00%
John Charles Patton (13)	275,000	*	250,000	25,000	*
Matthew Kircher	250,000	*	250,000	0	0.00%
Steven Strasser (14)	607,881	1.83%	607,881	0	0.00%
Gregory J. Vislocky	200,000	*	200,000	0	0.00%
Kelly M. Crider	200,000	*	200,000	0	0.00%
Alexander V. Leon	100,000	*	100,000	0	0.00%
The Kircher Family Trust Dtd 9-21-2005 (15)	100,000	*	100,000	0	0.00%
D. Paul Regan (16)	125,000	*	100,000	25,000	*
Ramer B. Holtan, Jr.	100,000	*	100,000	0	0.00%
Richard A. Bocci	100,000	*	100,000	0	0.00%
The Cohan Trust dated July 29, 2004 (17)	125,000	*	100,000	25,000	*
Steve and Georgia Hunter	100,000	*	100,000	0	0.00%
Steven Kay	281,214	*	256,214	25,000	*
Terrell W. Smith (18)	100,000	*	100,000	0	0.00%
Howard S. Landa (19)	184,153	*	184,153	0	0.00%
Edwin Chen	50,000	*	50,000	0	0.00%
Glenn Edward Carnahan (20)	125,000	*	50,000	75,000	*
Kathleen E. Reed Trust dtd May 4, 2000 (21)	50,000	*	50,000	0	0.00%
Kevin J. Peters	50,000	*	50,000	0	0.00%
The Kelsey Living Trust (22)	50,000	*	50,000	0	0.00%
Aliabadi Trust Dated 4/16/2001 (23)	50,000	*	50,000	0	0.00%
Patrick L. Reilly	25,000	*	25,000	0	0.00%
P.H. Morton	50,000	*	50,000	0	0.00%
Philip D. Gregory	50,000	*	50,000	0	0.00%
Anderson Survivor’s Trust created December 25, 1993 (dt 1/17/74) (24)	50,000	*	50,000	0	0.00%

	Shares Beneficially			Shares Beneficially
	Owned		Shares to be	Owned After Offering
	Prior to Offering		Offered
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Steve and Talli Hunter	50,000	*	50,000	0	0.00%
Johnson & Sampson Construction Inc. DBA J&S Asphalt (25)	30,000	*	30,000	0	0.00%
James H. Olyniec	30,000	*	30,000	0	0.00%
Raymond J. Cervantes	30,000	*	30,000	0	0.00%
Frank L. Myers	25,000	*	25,000	0	0.00%
Larry Denton Kelley, Jr.	20,000	*	20,000	0	0.00%
Shane Yang	20,000	*	20,000	0	0.00%
Ken Giannotti	10,000	*	10,000	0	0.00%
Asia Pacific Genesis Venture Capital Funds, Ltd (26)	750,000	2.25%	750,000	0	0.00%
Sekai Capital Ltd. (27)	500,000	1.50%	500,000	0	0.00%
Global Vision Venture Capital Co., Ltd. (28)	222,260	*	222,260	0	0.00%
Asia Pacific Century Venture Capital Ltd. (29)	135,343	*	135,343	0	0.00%
China Power Venture Capital Co., Ltd. (30)	95,732	*	95,732	0	0.00%
C&D Capital Corp. (31)	70,893	*	70,893	0	0.00%
Nien Hsing International (Bermuda) Ltd. (32)	53,165	*	53,165	0	0.00%
Asiagroup Worldwide Limited (33)	48,394	*	48,394	0	0.00%
STAR Pacific Worldwide Limited (34)	39,922	*	39,922	0	0.00%
A&D Capital Corp. (35)	31,931	*	31,931	0	0.00%
J&D Capital Corp. (36)	28,948	*	28,948	0	0.00%
CAM-CID Asia Pacific Investment Corp. (37)	23,412	*	23,412	0	0.00%
Bear Stearns Security Corp. FBO J. Steven Emerson IRA R/O II (38)	1,000,000	3.01%	1,000,000	0	0.00%
Fred L. Astman Wedbush Securities Inc. CUST IRA R/O Holding 10/13/92 (39)	200,000	*	200,000	0	0.00%
Hannibal International Limited (40)	750,000	2.25%	750,000	0	0.00%
Bifrost Fund LP (41)	250,000	*	250,000	0	0.00%
Grant A. Ferrell	125,000	*	125,000	0	0.00%
Barry J. Carlson	100,000	*	100,000	0	0.00%
William Myers IRA Account Charles Schwab Custodian Care Of William Myers IRA Account (42)	100,000	*	100,000	0	0.00%
William H. Weygandt	100,000	*	100,000	0	0.00%
Robert Bradley Frederickson	100,000	*	100,000	0	0.00%
Blue Ridge Bank & Trust Co Suc. TTE of Mound Grove Cemetary Services Trust (43)	25,000	*	25,000	0	0.00%
Blue Ridge Bank & Trust Co Suc. TTE of Charter Umbrella Trust (44)	50,000	*	50,000	0	0.00%
Sky Heart Limited (45)	70,000	*	50,000	20,000	*
Anthony D. Scotti	50,000	*	50,000	0	0.00%
Brian McCormick	50,000	*	50,000	0	0.00%
Chehrazi Family Trust, Dated October 9, 1996 (46)	50,000	*	50,000	0	0.00%
James A. Bulotti, Sr.	25,000	*	25,000	0	0.00%
Thomas G. McCarthy Trust dtd 12/5/94 (47)	75,000	*	75,000	0	0.00%

	Shares Beneficially			Shares Beneficially
	Owned		Shares to be	Owned After Offering
	Prior to Offering		Offered
Name of Selling Stockholder	Number	Percentage	Number	Number	Percentage
Scott E. Lindberg	20,000	*	20,000	0	0.00%
Owen M. Taylor	15,000	*	15,000	0	0.00%
Gerald R. Feldhaus	10,000	*	10,000	0	0.00%
Lawrence G. Anapolsky	10,000	*	10,000	0	0.00%
Greg Hershberger	10,000	*	10,000	0	0.00%
David W. Ellis	25,000	*	25,000	0	0.00%
Vicki J. Robinson	10,000	*	10,000	0	0.00%
Steve and Georgia Hunter	15,000	*	15,000	0	0.00%
Richard Riess	25,000	*	25,000	0	0.00%
Liberty Associates, LLC (48)	340,000	1.02%	340,000	0	0.00%
TATS, LLC (49)	79,153	*	79,153	0	0.00%
Pamplona, Inc. (50)	33,333	*	33,333	0	0.00%
BTG Investments, LLC (51)	82,600	*	82,600	0	0.00%
Roth Capital Partners, LLC (51)(52)	800,000	2.40%	800,000	0	0.00%
Brett Rossi	170,000	*	150,000	20,000	*
Terry and Marty Nyman Living Trust (53)	50,000	*	50,000	0	0.00%
Gerald R. Moore (54)	4,125,000	12.40%	500,000	3,625,000	10.89%
Matthew B. Cohan	50,000	*	50,000	0	0.00
Daniel A. Cohan	50,000	*	50,000	0	0.00
Marissa R. Cohan	50,000	*	50,000	0	0.00
Brandon E. Cohan	50,000	*	50,000	0	0.00
James R. Conkey	100,000	*	100,000	0	0.00
Total

*	Less than 1%

(1)	Patrick P. Walker, Reid S. Walker and G. Stacy Smith have disposition and voting control for WS Opportunity Fund, Ltd., WS Opportunity Fund, L.P., and WS Opportunity Fund (QP), L.P.

(2)	Reid S. Walker and G. Stacy Smith have disposition and voting control for Walker Smith International Fund, Ltd., Walker Smith Capital (QP), L.P., HHMI Investments, L.P., and Walker Smith Capital, L.P.

(3)	Scott W. Hood has disposition and voting control over the shares of Lake Street Fund, L.P. Scott W. Hood is a Managing Director for the Lake Street Management, LLC, which has authority, as General Partner, over the Lake Street Fund, L.P.

(4)	Mitchell W. Howard has disposition and voting control for The Mitchell W. Howard Trust.

(5)	Barry Kitt has disposition and voting control for Pinnacle China Fund, L. P.

(6)	Jon D. Gruber has disposition and voting control for Lagunitas Partners, LP.

(7)	Jon D. Gruber and Linda W. Gruber have disposition and voting control for Jon D. and Linda W. Gruber Trust.

(8)	Jon D. Gruber has disposition and voting control for Gruber & McBaine International.

(9)	Buzz Heidtke disposition and voting control for MidSouth Investor Fund LP.

(10)	Larry D. Kelley, our director, is the trustee of the trust and is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares. Also includes 25,000 shares issued in the name of Mr. Kelley directly, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(11)	Mr. Nyman is our director. Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(12)	Anthony G. Genovese and Sharon Lee Genovese have disposition and voting control for The Genovese Family Trust.

(13)	Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(14)	Steve Strasser is our former President and director.

(15)	Charles A. Kircher has disposition and voting control for The Kircher Family Trust Dtd 9-21-2005.

(16)	Mr. Regan is our director. Includes 25,000 shares, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(17)	Ron Cohan, our director, is the trustee of the trust and is deemed to be the indirect beneficial owner of such shares by reason of voting and disposition control over the shares. Also includes 25,000 shares issued in the name of Mr. Cohan directly, of which 6,250 have vested and 18,750 shares are subject to vesting and forfeiture restrictions.

(18)	Mr. Smith is our former Vice President and former director.

(19)	Mr. Landa is our former Secretary and former director.

(20)	Mr. Carnahan is our Chief Financial Officer. Includes 25,000 shares underlying options, to the extent exercisable within 60 days.

(21)	Kathleen E. Reed has disposition and voting control for Kathleen E. Reed Trust dtd May, 4, 2000.

(22)	Lyle Kelsey has disposition and voting control for The Kelsey Living Trust.

(23)	Mansour Aliabadi has disposition and voting control for Aliabadi Trust Dated 4/16/2001.

(24)	Sally Anderson Morton has disposition and voting control for Anderson Survivor’s Trust created December 25, 1993 (dt 1/17/74).

(25)	Todd Johnson has disposition and voting control for Johnson & Sampson Construction Inc. DBA J&S Asphalt.

(26)	Stephen C.Y. Chang has disposition and voting control for Asia Pacific Genesis Venture Capital Funds, Ltd.

(27)	Stephen C.Y. Chang has disposition and voting control for Sekai Capital Ltd.

(28)	Stephen C.Y. Chang has disposition and voting control for Global Vision Venture Capital Co., Ltd.

(29)	Stephen C.Y. Chang has disposition and voting control for Asia Pacific Century Venture Capital Ltd.

(30)	Stephen C.Y. Chang has disposition and voting control for China Power Venture Capital Co., Ltd.

(31)	Stephen C.Y. Chang has disposition and voting control for C&D Capital Corp.

(32)	Stephen C.Y. Chang has disposition and voting control for Nien Hsing Internation (Bermuda) Ltd.

(33)	Stephen C.Y. Chang has disposition and voting control for Asiagroup Worldwide Limited.

(34)	Stephen C.Y. Chang has disposition and voting control for STAR Pacific Worldwide Limited.

(35)	Stephen C.Y. Chang has disposition and voting control for A&D Capital Corp.
(36)	Stephen C.Y. Chang has disposition and voting control for J&D Capital Corp.

(37)	Stephen C.Y. Chang has disposition and voting control for CAM-CID Asia Pacific Investment Corp.

(38)	J. Steven Emerson has disposition and voting control for Bear Stearns Security Corp. FBO J. Steven Emerson IRA R/O II.

(39)	Fred L. Astman has disposition and voting control for Fred L. Astman Wedbush Securities Inc. CUST IRA R/O Holding 10/13/92.

(40)	Peter Liu has disposition and voting control for Hannibal International Limited.

(41)	Peter Trapp has disposition and voting control for Bifrost Fund LP.

(42)	William Myers has disposition and voting control for William Myers IRA Account.

(43)	Paul Ferrell has disposition and voting control for Blue Ridge Bank & Trust Co Suc. TTE of Mound Grove Cemetary Services Trust.

(44)	Paul Ferrell has disposition and voting control for Blue Ridge Bank & Trust Co Suc. TTE of Charter Umbrella Trust.

(45)	Sam Lau has disposition and voting control for Sky Heart Limited.

(46)	Barry and Simi Chehrazi have disposition and voting control for Chehrazi Family Trust, Dated October 9, 1996.

(47)	Thomas G. McCarthy has disposition and voting control for Thomas G. McCarthy Trust dtd 12.5/94.

(48)	Robert Freiheit is a principal of Liberty Associates, LLC. Mr. Freiheit is our former President and former director.

(49)	Terrell W. Smith, our former director and officer, is a principal of TATS, LLC, a family organized and operated entity.

(50)	Howard S. Landa and Terrell W. Smith, our former directors and officers, are directors and President and Vice President, respectively, of Pamplona, Inc. Mr. Kircher, our CEO owns approximately 5% of Pamplona, Inc., but does not have any disposition control over the company.

(51)	Byron Roth and Gordon Roth are principals. Roth Capital Partners, LLC was our private placement agent for our offering of up to 16,000,000 shares of our common stock. Each of Byron Roth and Gordon Roth has voting and disposition control with respect to the shares to be resold by BTG Investments LLC. BTG Investments LLC, an affiliate of a broker-dealer, acquired the securities offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(52)	Consists of warrants to purchase up to 800,000 shares of common stock.

(53)	Terry and Marty Nyman have disposition and voting control for Terry and Marty Nyman Living Trust.

(54)	Mr. Moore is our Vice President of Manufacturing for our subsidiary IAS HK. Includes 25,000 shares underlying options, to the extent exercisable within 60 days. We have entered into a lock-up agreement with Mr. Moore.

PLAN OF DISTRIBUTION
     The Selling Security Holders and any of our pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may offer and sell shares registered using this prospectus initially at $1.25 per share until our shares are quoted on the OTC Bulletin Board or other exchange, and thereafter at prevailing market prices or privately negotiated prices as determined by the selling Security holder. The Selling Security Holders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	at prevailing market prices or privately negotiated prices after the shares are quoted on the OTC Bulletin Board or other applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this Prospectus is a part of is declared effective by the Commission;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), if available, rather than under this prospectus.
     Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Security Holders may from time-to-time pledge or grant a security interest in some or all of the Shares owned by them and, if the Selling Security Holders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling Security Holders to include the pledgee, transferee or other successors in interest as selling Security Holders under this prospectus.
     Upon us being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a Selling Security Holder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
     The Selling Security Holders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Security Holder and/or the purchasers. Each Selling Security Holder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Security Holder’s business and, at the time of its purchase of such securities such Selling Security Holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
     We have advised each Selling Security Holder that it may not use shares registered on the registration statement to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Commission. If a Selling Security Holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Security Holders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Security Holders in connection with re-sales of our respective shares under this Registration Statement.

     We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock except upon exercise of certain warrants. We have agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
DESCRIPTION OF SECURITIES
Common Stock
     We are authorized by our Amended and Restated Articles of Incorporation to issue 100,000,000 shares of common stock, $0.0001 par value. As of March 30, 2007, there were 32,398,102 shares of common stock outstanding and no shares of preferred stock outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable, and all the shares of common stock issued by us upon the exercise of outstanding warrants will, when issued, be fully paid and nonassessable.
     On October 5, 2006, we effected a one-for-three reverse stock split. In connection therewith, we did not issue any fractional shares of our common stock or scrip.
Preferred Stock
     Under our Amended and Restated Articles of Incorporation we may issue up to 20,000,000 shares of preferred stock, $.0001 par value. No shares of preferred stock are currently outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.
Results of Reincorporation
     In connection with our redomicile to the State of California on February 15, 2007, each outstanding share of our common stock, par value $.0001 prior to the redomicile, was automatically converted into one share, par value $.0001, of SPI as the surviving corporation, (b) each issued and outstanding option, warrant, convertible security or other right to purchase shares of our common stock prior to the redomicile were automatically then converted into an option, warrant, convertible security or other right to purchase shares of common stock of SPI as the surviving corporation upon the same terms and subject to the same conditions as set forth in the original agreements, documents, certificates or other instruments issued previously by us, and(c) all of our obligations under our 2006 Equity Incentive Plan were assumed by SPI as the surviving corporation.
     As a result of the redomicile, holders of our shares of common stock prior to the redomicile are now holders of SPI, the surviving corporation, and their rights as holders are now governed by the General Corporation Law of the State of California, Amended and Restated Articles of Incorporation of SPI, and Bylaws of SPI.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The registrant’s Amended and Restated Articles of Incorporation eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the registrant’s Amended and Restated Articles of Incorporation and Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.
     In connection with our engagement of Roth Capital as our exclusive agent for the offering of up to $16,000,000, we have agreed to indemnify Roth Capital against various liabilities, including liabilities under the Securities Act of 1933, as amended.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
     The validity of the shares of common stock offered by the Selling Security Holders will be passed on by the law firm of Weintraub Genshlea Chediak, a professional corporation, Sacramento, California.
EXPERTS
     The consolidated financial statements for SPI for the year ended December 31, 2006 have been audited by Macias Gini & O’Connell LLP. The consolidated financial statements for SPI for the period January 18, 2005 (date of inception) to December 31, 2005 have been audited by BDO McCabe Lo Limited; and the financial statements for DRCI for the period ended December 31, 2005 have been audited by Macias Gini & O’Connell LLP. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on the reports of BDO McCabe Lo Limited and Macias Gini & O’Connell LLP given on their authority as experts in accounting and auditing.
     The financial statements for Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), (a development stage company) as of December 31, 2005 and for the years ended December 31, 2005 and 2004 and for the period from July 16, 2002 (date of inception) through December 31, 2005 have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of Hansen, Barnett, & Maxwell, P.C., an independent registered public accounting firm, given on authority of that firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
     The transfer agent and registrar for our common stock is Computershare Trust Co., Inc., located at 350 Indiana, Suite 800, Golden, CO, 80401, with the same mailing address and telephone number (303) 262-0600.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

Index to Financial Statements

Page
A. Financial Statements of Solar Power, Inc., a California corporation

Report of Macias Gini & O’Connell LLP, an Independent Registered Public Accounting Firm	F-3

Reports of BDO McCabe Lo Limited, an Independent Registered Public Accounting Firm	F-4

Consolidated Balance Sheet of Solar Power, Inc., a California corporation, as of December 31, 2006 and December 31, 2005	F-6

Consolidated Statements of Operations of Solar Power, Inc., a California corporation, for the year ended December 31, 2006 and the period January 18, 2005 (date of inception) to December 31, 2005	F-7

Consolidated Statements of Cash Flows for Solar Power, Inc., a California corporation, for the year ended December 31, 2006 and the period January 18, 2005 (date of inception) to December 31, 2005	F-8

Consolidated Statements of Stockholders’ Equity of Solar Power, Inc., a California corporation, for the year ended December 31, 2006 and the period January 18, 2005 (date of inception) to December 31, 2005
F-10

Notes to Consolidated Financial Statements	F-11

Consolidated Balance Sheet of Solar Power, Inc., a California corporation, as of March 31, 2007 (unaudited)	F-27

Condensed Consolidated Statements of Operations of Solar Power, Inc., a California corporation, for the three months ended March 31, 2007 and 2006 (unaudited)	F-28

Condensed Consolidated Statements of Cash Flows of Solar Power, Inc., a California corporation, for the three months ended March 31, 2007 (unaudited)	F-29

Notes to the Condensed Consolidated Financial Statements	F-30

B. Financial Statements of Dale Renewables Consulting, Inc., a California corporation

Independent Auditor’s Report	F-42

Balance Sheet of Dale Renewables Consulting, Inc. as of December 31, 2005	F-43

Statements of Operations for the nine months ended September 30, 2006 (unaudited), the period July 26, 2005 (date of inception) to September 30, 2006 (unaudited), the period July 26, 2005 (date of inception) to September 30, 2005 (unaudited), and the period July 26, 2005 (date of inception) to December 31, 2005.
F-44

Statement of Stockholders’ Deficit for period from July 26, 2005 (date of inception) to December 31, 2005	F-45

Statement of Cash Flows for the nine months ended September 30, 2006 (unaudited), the period July 26, 2005 (date of inception) to September 30, 2006 (unaudited), for the period July 26, 2005 (date of inception) to September 30, 2005 (unaudited) and the period from July 26, 2005 (date of inception) to December 31, 2005
F-46

Notes to Financial Statements	F-47

C. Proforma financial information

Pro Forma Financial Information Introductory Notes	F-50

Solar Power, Inc. Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2006 (Unaudited)	F-51

Page
D. Financial Statements of Solar Power, Inc., (formerly Welund Fund, Inc., a Nevada corporation)

Condensed Balance Sheet as of September 30, 2006 (unaudited)	F-52

Condensed Statements of Operations for the three and nine months ended September 30, 2006 and September 30, 2005 and period from July 16, 2002 (date of inception) to September 30, 2006 (unaudited)	F-53

Condensed Statements of Stockholders’ Equity (Deficit) for the nine months ended September 30, 2006 (unaudited)	F-54

Condensed Statements of Cash Flows for the three and nine months ended September 30, 2006 and 2005 and period from July 16, 2002 (date of inception) to September 30, 2006 (unaudited)	F-55

Notes to Interim Condensed Financial Statements for the nine months ended September 30, 2006 and September 30, 2005 (unaudited)	F-56

Reports of Hansen, Barnett & Maxwell, an Independent Registered Public Accounting Firm	F-61

Balance Sheet as of December 31, 2005	F-62

Statements of Operations for the years ended December 31, 2005 and December 31, 2004 and for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-63

Statements of Shareholders Equity (Deficit) for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-64

Statements of Cash Flows for the years ended December 31, 2005 and December 31, 2004 and for the period from July 16, 2002 (Date of Inception) through December 31, 2005	F-65

Notes to Financial Statements for the years ended December 31, 2005 and December 31, 2004	F-66

Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Solar Power, Inc.
Granite Bay, California
We have audited the accompanying consolidated balance sheet of Solar Power, Inc. (formerly International Assembly Solutions, Limited) (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of International Assembly Solutions, Limited, a wholly-owned foreign subsidiary, which statements reflect total assets of $1,734,026 as of December 31, 2006 and total revenues of $2,888,335 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of the other auditors.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solar Power, Inc. (formerly International Assembly Solutions, Limited) at December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Macias Gini & O’Connell LLP
Sacramento, California
April 5, 2007 (April 17, 2007 as to the eighth and ninth paragraphs, respectively, of Note 16)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
International Assembly Solutions, Limited
     We have audited the consolidated balance sheet of International Assembly Solutions, Limited and subsidiary (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Assembly Solutions, Limited and subsidiary as of December 31, 2006 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO McCabe Lo Limited
Hong Kong, 30 March, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Solar Power, Inc.
We have audited the accompanying consolidated balance sheet of Solar Power, Inc. (formerly International Assembly Solutions, Limited) and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statement of operations, stockholders’ equity and cash flows for the period from January 18, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solar Power, Inc. and subsidiaries as of December 31, 2005 and the consolidated results of their operations and their cash flows for the period from January 18, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO McCabe Lo Limited
Hong Kong, December 29, 2006

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONSOLIDATED BALANCE SHEET
As of December 31, 2006

ASSETS

Current assets:
Cash and cash equivalents
Cash and cash equivalents	$11,393,661
Accounts receivable, net of allowance for doubtful accounts of $47,624 at December 31, 2006	1,314,332
Costs and estimated earnings in excess of billings on uncompleted contracts	119,568
Inventories	2,286,282
Prepaid expenses and other current assets	1,102,564

Total current assets	16,216,407

Goodwill	434,948
Property, plant and equipment at cost, net	220,920

Total assets	$16,872,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,354,807
Accrued liabilities	1,199,537
Income taxes payable	35,290
Billings in excess of costs and estimated earnings on uncompleted contracts	125,655
Loans payable	245,000
Loans payable — related party	320,000

Total current liabilities	3,280,289

Commitments and contingencies	—

Stockholders’ equity
Common stock, par $0.0001, 100,000,000 shares authorized 32,266,667 issued and outstanding at December 31, 2006	3,227
Additional paid in capital	15,832,731
Accumulated deficit	(2,243,972)

Total stockholders’ equity	13,591,986

Total liabilities and stockholders’ equity	$16,872,275

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2006 and the period January 18, 2005 (date of inception) to
December 31, 2005

	2006	2005
Net sales	$4,381,151	$1,371,731
Cost of goods sold	2,894,545	484,146

Gross profit	1,486,606	887,585

Operating expenses:
General and administrative	2,307,499	1,013,289
Sales, marketing and customer service	1,178,598	568

Total operating expenses	3,486,097	1,013,857

Loss from operations	(1,999,491)	(126,272)

Other income (expense):
Interest expense	(90,157)	(11,367)
Other income, net	16,589	2,016

Total other expense	(73,568)	(9,351)

Loss before income taxes	(2,073,059)	(135,623)

Income tax expense (benefit)	56,329	(21,039)

Net loss	$(2,129,388)	$(114,584)

Net loss per common share:
Basic and diluted	$(0.11)	$(0.01)

Weighted average number of shares used in computing share amounts	19,213,667	14,000,000

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2006
and the period January 18, 2005 (date of inception) to December 31, 2005

	2006	2005

Cash flows from operating activities:
Net loss	$(2,129,388)	$(114,584)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	18,642	1,686
Stock compensation expense	338,025	—
Bad debt expense	47,624	—
Amortization	709,581	—
Change in deferred tax asset	21,039	(21,039)
Loss on disposal of fixed assets	3,429	—

Changes in operating assets and liabilities, net of business combinations:
Increase in accounts receivable	(1,307,273)	(54,683)
Increase in inventories	(2,170,614)	(80,327)
Increase in prepaid expenses and other current assets	(694,533)	(74,331)
Increase in accounts payable	1,272,620	82,187
Increase in income taxes payable	35,290	—
Billings in excess of costs and costs in excess of billings, net	6,087	—
Increase in accrued liabilities	1,176,913	97,624

Net cash used in operating activities	(2,672,558)	(163,467)

Cash flows from investing activities:
Acquisitions of property, plant and equipment	(219,533)	(17,149)
Cash paid for acquisitions	(1,521,565)	—

Net cash used in investing activities	(1,741,098)	(17,149)

Cash flows from financing activities:
Cash received from merger with Solar Power, Inc. (formerly Welund Fund, Inc.)	14,997,932	—
Proceeds from issuance of common stock	425,000	1
Proceeds from borrowings	—	245,000
Proceeds from related party loans	320,000	—

Net cash provided by financing activities	15,742,932	245,001

Increase in cash and cash equivalents	11,329,276	64,385

Cash and cash equivalents at beginning of period	64,385	—

Cash and cash equivalents at end of period	$11,393,661	$64,385

Supplemental disclosure:
Cash paid for interest	$52,401	$—

Cash paid for income taxes	$—	$—

Non-cash financing activities:
Issuance of warrants in settlement of issuance costs	$422,400	$—

The accompanying notes are an integral part of these financial statements

In connection with the acquisition of contractual rights from a third party for the design and installation of photovoltaic systems, the Company paid $75,000 in cash, issued 75,000 shares of common stock fair valued at $75,000, accrued $350,000 in contingent payments and recorded $500,000 in solar system construction contracts as prepaid expenses and other intangible assets.
Supplemental disclosure of cash paid for acquisitions information:
In connection with the acquisition of Dale Renewables Consulting, Inc. (“DRCI”), the Company paid $1,446,565 in cash and acquired the following assets:

Current Assets
Inventory	$35,341
Prepaid expenses and other current assets	968,281

Total current assets	1,003,622

Non-current Assets
Property, plant and equipment, at cost	7,995
Goodwill	434,948

Total non-current assets	442,943

Total cash paid for the acquisition	$1,446,565

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the period from January 18, 2005 (date of inception) to December 31, 2006

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance January 18, 2005	—	$—	$—	$—	$—
Comprehensive loss - Net loss				(114,584)	(114,584)
Stock issued	14,000,000	14,000	(13,999)		1

Balance December 31, 2005	14,000,000	14,000	(13,999)	(114,584)	(114,583)
Comprehensive loss - Net loss				(2,129,388)	(2,129,388)
Shares issued in conjunction with the merger	17,666,667	(10,833)	14,586,365		14,575,532
Warrants issued	—	—	422,400		422,400
Stock-based compensation expense	—	—	338,015		338,015
Issuance of restricted stock	100,000	10	—		10
Issuance of shares	500,000	50	499,950		500,000

Balance December 31, 2006	32,266,667	$3,227	$15,832,731	$(2,243,972)	$13,591,986

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Basis of Financial Statement Presentation
     Solar Power, Inc. and its subsidiaries, (collectively the “Company”) engage in sales, installation and integration of photovoltaic systems and manufactures and sells cable, wire and mechanical assemblies.
     Solar Power, Inc. was incorporated in the State of California in 2006. In August 2006, the Company entered into a merger agreement with International Assembly Solutions, Limited (“IAS HK”) which was incorporated in Hong Kong in January 2005. Effective November 2006, the equity owners of IAS HK transferred all their equity interests to Solar Power, Inc. in exchange for a total of 14,000,000 shares of its common stock at a par value of $0.0001 each. There were a total of sixteen shareholders in IAS HK including the controlling shareholders Stephen Kircher, Gerald Moore and Bradley Farrell. This transaction was structured to create a U.S. holding company and there were not any new or different shareholders involved. As such, the commonality among shareholders was 100%. There was no other consideration paid to any shareholder in connection with the formation of the holding company. Because the merger was entered into among entities under common control, the accompanying consolidated financial statements presents the results of operations of IAS HK for the period ended December 31, 2005 and that of the combined companies for the year ended December 31, 2006. The accompanying consolidated financial statements have been restated on a retroactive basis to reflect the 14,000,000 shares of common stock outstanding for all periods presented.
     In August 2006, the Company, Dale Renewable Consulting Inc. (DRCI) and Dale Stickney Construction, Inc., (DSCI) formalized an acquisition agreement (the Merger Agreement) and entered into an Assignment and Interim Operating Agreement (the “Operating Agreement”). The Operating Agreement obligated the Company to do the following from June 1, 2006:

1.	Combine DRCI’s operations with the Company’s, including labor force,

2.	Provide all financing necessary for DRCI’s operations,

3.	Absorb 100% of the results of DRCI’s operations and,

4.	Provide all management services to DRCI until the consummation of the acquisition.
     DRCI was a variable interest entity under FIN 46(R), paragraphs 5a and 9, in that DRCI did not have equity capital at August 20, 2006. The Company absorbed DRCI’s expected losses and residual returns starting on June 1, 2006. In addition, the Company remained the primary beneficiary of DRCI and did not reallocate its right to absorb any losses or receive any expected residual returns.
     As a result of the above, the Company became the primary beneficiary of DRCI on June 1, 2006 and DRCI was a variable interest entity as of June 1, 2006 in accordance with paragraphs 5.a and 5.b of FIN 46 (R), “Consolidation of Variable Interest Entities”. The Company had a contractual agreement to absorb 100% of DRCI’s operations as of June 1, 2006. In addition, the Company did not reallocate any of DRCI’s expected losses or residual returns. Consequently the Company became the primary beneficiary of DRCI’s operations and consolidated the results of operations as of that date. Also as required under paragraphs 18 and 21 of FIN 46 (R), the assets and liabilities of DRCI were measured at their estimated fair values at the date the Company became the primary beneficiary as if the initial consolidation had resulted from a business combination.
      In November 2006, Solar Power, Inc. completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. By virtue of the rights and obligations assumed by the Company under the Operating Agreement, the acquisition of DRCI became effective on June 1, 2006. As a result, the financial statements of the Company include the results of operations of DRCI subsequent to June 1, 2006 and the purchase price was allocated to the acquired assets as of June 1, 2006.
     The estimated fair values of the acquired assets and liabilities may change as the Company completes its valuation procedures and as all direct acquisition costs are determined. The final adjustments resulting from this process are not expected to be material.
     The Company allocated the purchase price of $1,446,565 to estimated fair values of the acquired assets as follows:

Inventories	$35,341
Prepaid expenses and other current assets	968,281
Plant and equipment	7,995
Goodwill	434,948

Total	$1,446,565

     During the fourth quarter, in conjunction with its valuation procedures related to the DRCI acquisition, the Company determined that because of a lack of continuity interest, the transition did not qualify as a reorganization for tax purposes and should be treated as a purchase of assets with a liquidation target. As a result, the Company revised its purchase price allocation to eliminate the previously recorded deferred tax liability of $267,577, resulting in an offsetting increase to Goodwill.

     The following table summarizes the unaudited pro forma financial information assuming the DRCI acquisition had occurred on January 1, 2006 and 2005. This unaudited proforma financial information does not necessarily represent what would have occurred if the transactions had taken place on the dates presented and should not be taken as representation of our future consolidated results of operations or financial position.

	2006	2005
Net sales	$4,628,050	$1,371,731
Net loss	$(2,279,171)	$(282,844)

Net loss per common share:
Basic and diluted	$(0.12)	$(0.02)

      In September 2006, Sundance Power, LLC and Solar Power, Inc., a California corporation, agreed to initial terms on sharing revenue on Joint Contract customers. In December 2006, the Company modified the arrangement entered into on September 5, 2006 under which it agreed to pay specified percentages of certain contracts developed by Sundance and installed by the Company in exchange for Sundance providing certain goods and services to the Company and the Joint Contract customers. Under the revised arrangement the Company agreed to retain revenues that would otherwise be paid to Sundance under the previous agreement the Company assumed with the DRCI acquisition and acquire the service mark of Sundance in exchange for cash and stock payments to Sundance. The Company initially paid $75,000 in cash and issued 75,000 shares of common stock with a fair value of $75,000. The Company was obligated for additional cash payments of $175,000 upon the earlier of (a) the Completion of the Joint Contracts or (b) December 31, 2006. The Company made the required cash payment on January 3, 2007. Subject to the performance of the underlying contracts the Company is conditionally obligated to issue its common stock worth $175,000 at market value upon completion of the Joint Contracts. “Completion” of the Joint Contracts occurs when the Company has received final payment under the terms of the contract. The issuance of shares was not obligated by December 31, 2006 since the Company had not received final payment from each contract. The Company determined that it is probable that the conditional payments will be made. At December 31, 2006, the Company recorded the estimated obligation in prepaid expenses and other current assets at $500,000 and recorded an accrued liability of $350,000. The asset will be expensed to sales, marketing and customer service expenses over the life of the contract as the revenue stream is recognized. The life of the contract is based upon the underlying construction contracts. The number of shares actually issued will be determined by the fair market value of the Company’s common stock at the time the shares are to be issued. In exchange for these payments from the Company, Sundance relinquishes its right to obtain any future payment constituting a share of the revenues of any Joint Contract or other Solar Power Contracts, relinquishes its right to obtain any future payment from the sale or installation of solar electric power system goods and services, and transfers to the Company all of its rights to the service mark of Sundance. The Company has not and does not plan to use the service mark for any service branding. As a result, the Company has not allocated any value to Sundance’s service mark. The amounts paid under this agreement have been classified as sales, marketing and customer service because Sundance was only in a position to provide sales and marketing support and customer service support with utility interconnection, rebate processing and training for owner education. Sundance did not have the working capital to purchase hardware, specifically photovoltaic panels and inverters, needed for the four specified projects or any other projects that the Company secured.
     In December 2006, Solar Power, Inc. became a public company through its reverse merger with Solar Power, Inc. (formerly Welund Fund, Inc.). The accompanying consolidated financial statements reflect the results of the operations of Solar Power, Inc., its predecessor, International Assembly Solutions, Limited and their subsidiaries.
2. Summary of Significant Accounting Policies
     Basis of Presentation-The consolidated financial statements include the accounts of the Solar Power, Inc., its predecessor and their subsidiaries. Intercompany balances, transactions and cash flows are eliminated on consolidation.
     Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts and interest bearing savings accounts. At times, cash balances may be in excess of FDIC insurance limits. The Company has not experienced any losses with respect to bank balances in excess of government provided insurance. At December 31, 2006, the Company held 11,230,350 in bank balances in excess of the insurance limits.
     Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Provisions are made for obsolete or slow-moving inventory based on management estimates. Inventories are written down based on the difference between the cost of inventories and the net realizable value based upon estimates about future demand from customers and specific customer requirements on certain projects.
     Anti-dilutive Shares - Earnings per share of common stock SFAS No. 128, “Earnings Per Share,” provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants, and restricted common stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is antidilutive. For the year ended December 31, 2006 1,275,000 shares, respectively, of common stock equivalents were excluded from the computation of diluted earnings per share since their effect would be anti-dilutive. There were no anti-dilutive securities at December 31, 2006 and 2005, respectively.

     Plant and equipment-Property, plant and equipment is stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight line method based on the estimated useful lives of the assets as follows:

Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Leasehold improvements	the shorter of 5 years or the lease term
     Goodwill — Goodwill is the excess of purchase price over the fair value of net assets acquired. The Company applies Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets”, which requires the carrying value of goodwill to be evaluated for impairment on an annual basis, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented.
     Revenue recognition — The Company’s two primary business segments include cable and wire mechanical assemblies and photovoltaic systems installation, integration and solar panel sales.
     In our cable, wire mechanical assemblies business the Company recognizes the sales of goods when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Generally there are no formal customer acceptance requirements or further obligations related to our assembly services once we ship our products. Customers do not have a general right of return on products shipped therefore we make no provisions for returns. We make determination of our customer’s credit worthiness at the time we accept their order.
     In our photovoltaic systems installation, integration and product sales segment, revenue on product sales is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Customers do not have a general right of return on products shipped therefore we make no provisions for returns.
     Revenue on photovoltaic system construction contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as costs and estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines its customer’s credit worthiness at the time the order is accepted. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk.
     In our solar photovoltaic business, contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling and general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs irrefutable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

     The assets, “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.
     Allowance for doubtful accounts - The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. It requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts. At December 31, 2006 the Company has recorded allowance of $47,624.
Stock based compensation - Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the employee requisite service period. Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to 2006 the Company had not issued stock options or other forms of stock-based compensation
     Shipping and handling cost — Shipping and handling costs related to the delivery of finished goods are included in cost of goods sold. During the years ended December 31, 2006 and 2005, shipping and handling costs expensed to cost of goods sold were $171,745 and $74,318, respectively.
Product Warranties – In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers and their warranties are consistent with industry standards we consider our financial exposure to warranty claims immaterial. Therefore we have not provided any warranty reserves in our financial statements for the periods ended December 31, 2006 and 2005.
     Income taxes – We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all of a deferred tax asset will not be realized.
     Foreign currency translation – The consolidated financial statements of the Company are presented in U.S. dollars as the Company and its subsidiaries conduct substantially all of their business in U.S. dollars.
     All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses resulting from the translation of foreign currency transactions and balances are included in income.

     Aggregate net foreign currency transaction income included in the income statement were $24,273 and $2,016 for the periods ended December 31, 2006 and 2005, respectively.
     Comprehensive income (loss) – Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized (loss) of available-for-sale securities. For the years ended December 31, 2006 and 2005, comprehensive income (loss) was the same as net income (loss).
     Post-retirement and post-employment benefits – The Company’s subsidiaries which are located in the People’s Republic of China contribute to a state pension scheme on behalf of its employees. The Company recorded $13,834 and $4,813 in expense related to its pension contributions for the year ended December 31, 2006 and for the period ended December 31, 2005. Neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.
     Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
3. Recently Issued Accounting Pronouncements
     In September 2005, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Non-monetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The Company has evaluated the effect of the adoption of EITF 04-13 and it is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109,” Accounting for Income Taxes” Accounting for Income Taxes.. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. We believe adoption of this pronouncement will not impact our financial position, results of operations or cash flows due to our history of losses and fully reserved deferred tax assets.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable in the first fiscal year ending after November 15, 2006. The adoption of SAB 108, effective December 31, 2006, did not have a material impact on the Company’s results of operations, financial position or cash flows.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a common definition for fair value to be applied to accounting principles generally accepted in the United States of America guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS No. 157 to have any impact on the consolidated financial statements.
     In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115", (“FAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The Company is currently evaluating the impact that FAS 159 will have on its consolidated financial statements.
4. Inventories
     Inventories consisted of the following at December 31:

2006
Raw material	$2,163,418
Finished goods	156,096
Provision for obsolete stock	(33,232)

Total	$2,286,282

5. Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets at December 31 were:

2006
Deferred costs	$683,700
Rental, equipment and utility deposits	130,362
Insurance	129,978
Accrued interest receivable	44,071
Other	114,453

Total	$1,102,564

6. Property, Plant and Equipment
     Property, Plant and equipment at December 31 were:

2006
At cost:
Plant and machinery	$72,704
Furniture, fixtures and equipment	35,415
Computers and software	58,716
Leasehold improvements	74,413

Total cost	241,248
Less: accumulated depreciation and amortization	(20,328)

$220,920

7. Other Accrued Liabilities
     Other accrued liabilities at December 31:

2006
Customer deposits	$418,779
Accrued financing costs	160,000
Insurance premium financing	66,956
Accrued professional fees	23,894
Accrued interest expense	40,727
Consideration payable for acquisition of contracts	350,000
Other	139,181

$1,199,537

     Pursuant to the terms and conditions of the Registration Rights Agreement entered into by the Company in conjunction with its private placement offering on September 19 and October 4, 2006 (See Note 8), the Company is subject to penalties if it is unable to obtain an effective registration statement by April 29, 2007. The penalty is calculated as 1% of the private placement proceeds for each month effective status is not obtained up to a maximum of 10% of the private placement proceeds. At December 31, 2006, based on its estimate of the status of its pending registration statement, the Company recorded an accrual of $160,000.
8. Stockholders’ Equity
     Issuance of common stock
     In December 2006, the Company issued 500,000 shares of its common stock in exchange for $425,000 in cash and the settlement of an obligation totaling $75,000.
     In December 2006, the Company effected a reverse merger with Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.). The Company was determined to be the accounting acquirer for purposes of recording the transaction. Prior to the reverse merger the Company’s and Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) outstanding shares of common stock totaled 14,500,000 and 17,666,667, respectively. Subsequent to the reverse merger the Company issued 100,000 shares of restricted common stock. Accordingly, the outstanding shares of the Company at December 31, 2006 consist of the sum of the shares of the Company, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) and the shares of restricted common stock. In conjunction with the reverse merger, the Company recorded the net assets of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.), less direct transaction costs, as an increase to its additional paid in capital. The assets and liabilities of Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) consisted primarily of cash and cash equivalents of $11,214,007 and were recorded at their historical values.
Issuance of warrants to purchase common stock
     Prior to the reverse merger, in conjunction with a private placement, concluded on October 4, 2006, 800,000 warrants to purchase the Company’s common stock with an exercise price of $1.15 per share were issued to Roth Capital Partners for acting as the private placement agent. The terms of the warrants are five years, expiring on October 4, 2011. The warrants are transferable and are exercisable by the Holder at any time after the original date of issuance until and including the expiration date. The terms of the warrants provide for adjustment to the exercise price for common stock dividends, capital stock distributions, and stock splits. There is no performance requirements associated with these warrants. The Company agreed to register these warrants as part of its SB-2 registration statement currently pending with the Securities and Exchange Commission. The Company estimated the fair value of the warrants by the Black-Scholes valuation model using the following variables: expected term of 5 years, risk-free interest rate of 4.69%, volatility of 92% and dividend yield of 0%. The Company treated the estimated fair value of these warrants as part of the cost of the private placement.

9. Income Taxes
     Income before provision (benefit) for income taxes is attributable to the following geographic locations for the periods ended December 31:

	Year Ended
	December 31, 2006	December 31, 2005
United States	$(2,450,802)	$—
Foreign	377,743	(135,623)

	$(2,073,059)	$(135,623)

     The provision (benefit) for income taxes consists of the following:

	December 31, 2006	December 31, 2005
Current:
Federal	$8,090	$—
State	3,200	—
Foreign	24,000	—

	35,290	—

Deferred:
Federal	—	—
State	—	—
Foreign	21,039	(21,039)

	21,039	(21,039)

Total provision/(benefit) for income taxes	$56,329	$(21,039)

     The reconciliation between the actual income tax expense and income tax computed by applying the statutory U.S. Federal and State, PRC and Hong Kong income tax rates to earnings before provision for income taxes for the periods ended December 31, 2006 and 2005 are as follows:

	2006	2005
Provision for income tax at US Federal statutory rate	$(725,571)	$(23,734)
State taxes, net of federal benefit	(140,823)	—
Foreign taxes at different rate	(108,210)	(419)
Non-deductible expenses	32,362	—
Valuation allowance	1,082,801	15,097
Other	(84,230)	(11,983)

	$56,329	$(21,039)

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred income tax assets:
Net operating loss carry forwards	$853,360	$36,136
Other temporary differences	244,538	—
Other tax credits		—

	1,097,898	36,136

Valuation allowance	(1,097,898)	(15,097)

Total deferred income tax assets	—	21,039

Net deferred tax assets	$—	$21,039

     SFAS 109, Accounting for Income Taxes (as amended), provides for the recognition of deferred tax assets if it is more likely than not that those deferred tax assets will be realized. Management reviews tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income in assessing the need for a valuation allowance to reduce deferred tax assets to their estimated realizable value. Realization of our deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Because of our lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $1.1 million during the year ended December 31, 2006. As of December 31, 2006, the Company had a net operating loss carry forward for federal income tax purposes of approximately $1.7 million, which will expire in the year 2021. The Company had a total state net operating loss carry forward of approximately $1.7 million, which will expire in the year 2016.
     Utilization of the federal and state net operating loss and credit carry forwards may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
     The Company intends to permanently reinvest all foreign earnings in foreign jurisdictions and has calculated its tax liability and deferred tax assets and deferred tax liabilities accordingly.
     PRC Taxation — Enterprise income tax in the PRC is generally charged at 33%, of which 30% is for national tax and 3% is for local tax, of the assessable profit. The subsidiary of the Company is a wholly foreign-owned enterprise established in Shenzhen, the PRC, and is engaged in production-oriented activities; according to enterprise income tax laws for foreign enterprises, the national tax rate is reduced to 15%. Pursuant to the same income tax laws, the subsidiary is also exempted from the PRC enterprise income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. The Company has yet to start its first profit-making year.
     Hong Kong Taxation — A subsidiary of the Company is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The applicable profits tax rate for all periods is 17.5%. A provision of $45,039 for profits tax was recorded for the period ended December 31, 2006.
10. Stock-based Compensation
     Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and recognizes the costs in the financial statements over the employee requisite service period. Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to 2006 the Company had not issued stock options or other forms of stock-based compensation.

     The following table summarizes the consolidated stock-based compensation expense, by type of awards:

2006
Employee stock options	$313,025
Restricted stock	25,000

Total stock-based compensation expense	$338,025

     The following table summarizes the consolidated stock-based compensation by line items:

2006
General and administrative	$338,025
Total stock-based compensation expense	338,025
Tax effect on stock-based compensation expense	—

Total stock-based compensation expense after income taxes	$338,025

Effect on net income per share:
Basic and diluted	$0.02

     As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures in accordance with SFAS No. 123(R). SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Determining Fair Value
     Valuation and Amortization Method — The Company estimates the fair value of service-based and performance-based stock options granted using the Black-Scholes-Merton option-pricing formula. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Service-based and performance-based options typically have a five year life from date of grant and vesting periods of three to four years. The fair value of share awards granted is determined by the last private placement price of our common stock since our shares are not currently trading and is recognized as compensation expense on a straight-line basis over the respective vesting period.
     Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of Staff Accounting Bulletin No. 107 (“SAB No. 107”) for estimating the expected term of the stock-based award, instead of historical exercise data. Prior to 2006 the Company did not issue share-based payment awards and as a result there is no historical data on option exercises. For its performance-based awards, the Company has determined the expected term life to be 5 years based on contractual life.
     Expected Volatility — Because there is no history of stock price returns, the Company does not have historical volatility data for its equity awards. Accordingly, the Company has chosen to use the historical volatility rates for a publicly-traded U.S.-based direct competitor to calculate the volatility for its granted options.
     Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.
     Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation method upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.
     Assumptions used in the determination of the fair value of share-based payment awards using the Black-Scholes model were as follows:

	2006
	Service-based	Performance-based
Expected term	3.75	5.0
Risk-free interest rate	4.69%	4.69%
Volatility	92%	92%
Dividend yield	0%	0%

Equity Incentive Plan
     On November 15, 2006, subject to approval of the Stockholders, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through awards of incentive and nonqualified stock options (“Options”), stock (“Restricted Stock” or “Unrestricted Stock”) and stock appreciation rights (“SARs”). The Plan was approved by the stockholders subsequent to year-end (see Note 16).
      The Company currently has service-based and performance-based options and restricted stock grants outstanding. The service-based options vest in 25% increments and expire five years from the date of grant. Performance-based options vest upon satisfaction of the performance criteria as determined by the Compensation Committee of the Board of Directors and expire five years from the date of grant. The restriction period on restricted shares shall expire at a rate of 25% per year over four years.
     Total number of shares reserved and available for grant and issuance pursuant to this Plan is equal to nine percent (9%) of the number of outstanding shares of the Company. Not more than two million (2,000,000) shares of stock shall be granted in the form of incentive stock options.
     Shares issued under the Plan will be drawn from authorized and un-issued shares or shares now held or subsequently acquired by the Company.
     Outstanding shares of the Company shall, for purposes of such calculation, include the number of shares of stock into which other securities or instruments issued by the Company are currently convertible (e.g. convertible preferred stock, convertible debentures, or warrants for common stock), but not outstanding options to acquire stock.
     At December 31, 2006 there were 2,976,000 shares available to be issued under the plan (9% of the outstanding shares of 32,266,667 plus outstanding warrants of 800,000). There were 2,000,000 options and restricted shares issued under the plan and 976,000 shares available to be issued. Typically, options granted vest over three to four years and have a five year life.
     The exercise price of any Option will be determined by the Company when the Option is granted and may not be less than 100% of the fair market value of the shares on the date of grant, and the exercise price of any incentive stock option granted to a Stockholder with a 10% or greater shareholding will not be less than 110% of the fair market value of the shares on the date of grant. The exercise price per share of a SAR will be determined by the Company at the time of grant, but will in no event be less than the fair market value of a share of Company’s stock on the date of grant. Since there is currently not a public market for our stock, we valued the stock-based compensation awards at the share price of the most recent private placement offering.
     On December 28, 2006, the Company granted 1,500,000 service-based, and 400,000 performance-based stock options with an exercise price of $1.00 per share and 100,000 restricted stock awards.
     The following table summarizes the Company’s stock option activities:

		Weighted-	Weighted-	Aggregate
		Average	Average	Intrinsic
		Exercise	Remaining	Value
		Price Per	Contractual	($000)
	Shares	Share	Term

Outstanding as of December 31, 2005	—	$—	—	$—
Granted	1,900,000	1.00	4.99	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding as of December 31, 2006	1,900,000	$1.00	4.99	$—

Exercisable as of December 31, 2006	375,000	$1.00	4.99	—

     The weighted-average grant-date fair value of options granted during 2006 was $0.67. The total intrinsic value of options exercised during 2006 was $0.

     The following table summarizes the Company’s restricted stock activities:

Shares

Outstanding as of December 31, 2005	—
Granted	100,000
Exercised	—
Forfeited	—

Outstanding as of December 31, 2006	100,000

Vested as of December 31, 2006	25,000

     Changes in the Company’s non-vested stock options are summarized as follows:

	Service-based Options		Performance-based Options		Restricted Stock
		Weighted-		Weighted-		Weighted-
		Average Grant		Average Grant		Average Grant
		Date Fair Value		Date Fair Value		Date Fair Value
	Shares	Per Share	Shares	Per Share	Shares	Per Share

Non-vested as of December 31, 2005	—	$—	—	$—	—	$—
Granted	1,500,000	0.66	400,000	0.73	100,000	1.00
Vested	(375,000)	0.66	(100,000)	0.73	(25,000)	1.00
Forfeited	—	—	—	—	—	—

Non-vested as of December 31, 2006	1,125,000	$0.66	300,000	$0.73	75,000	$1.00

     As of December 31, 2006, there was approximately $741,000, $226,000 and $75,000 of unrecognized compensation cost related to non-vested service-based options, performance-based options and restricted stock grants, respectively. The cost is expected to be recognized over a weighted-average of 3.0 years for service-based options and restricted stock grants and 4.0 years by performance-based options. The total fair value of shares vested during the year ended December 31, 2006 was approximately $247,000, $66,000 and $25,000 for service-based options, performance-based options and restricted stock grants, respectively. During the year ended December 31, 2006 there were no changes to the contractual life of any fully vested options.
     Information regarding stock options outstanding as of December 31, 2006 was as follows:

Weighted-
		Average	Weighted-
		Remaining	Average
		Contractual	Fair Value	Aggregate
	Option	Life (in	Grant per	Intrinsic
	Shares	years)	Share	Value ($000)

Options	1,900,000	4.99	$1.00	$—
Restricted Stocks	100,000	4.99	$—	$—
     The remaining contractual life of the Company’s options is determined by the time remaining to the expiration date.
11. Related Party Transactions
Service fees
     During the year ended December 31, 2006 and January 18, 2005 (date of inception) to December 31, 2005 the Company paid service fees to IAS, Inc. of $419,605 and $889,878, respectively. Darrell Harley, an employee of IAS HK held 100% interest in IAS Inc. There were no amounts due to or from the Company to IAS, Inc. at December 31, 2006 and 2005. This structure was utilized to provide payroll, shipping, sales and logistics support for our operations. We no longer conduct business with this related party.
     Subsequent to termination of the arrangement with IAS, Inc., we entered into a similar arrangement with Granite Bay Technologies, Inc. During the year ended December 31, 2006 and January 18, 2005 (date of inception) to December 31, 2005, the Company paid service fees to Granite Bay Technologies, Inc. (“Granite Bay”) amounting to $181,000 and $0, respectively. Stephen C. Kircher and Gerald R. Moore, prior to the exchange of shares between SPI and IAS HK, were majority owners of IAS HK with approximately 58% and 29% ownership, respectively and had beneficial ownership in Granite Bay. There were no amounts due to or from the Company to Granite Bay at December 31, 2006 and 2005. This structure was utilized to provide payroll, shipping, and sales and logistics support for IAS operations prior to formation of our U.S. holding company. We no longer conduct business with this related party.

Note payable
     Details of notes payable at December 31 were:

2006
Note payable (1)	$320,000

Total	$320,000

(1)	The note, from the Company’s Chairman and CEO, is unsecured, bears interest at 8% per annum and is repayable on demand. During the year ended December 31, 2006 and the eleven month period ended December 31, 2005 interest of $7,562 and $0, respectively was accrued. In January 2007, this loan was paid in full including accrued interest of $7,562 (see Note 16).
12. Commitments and Contingencies
     Operating leases – The Company leases premises under various operating leases. Rental expense under operating leases included in the statement of operations were $100,556 and $18,417 for the year ended December 31, 2006 and the eleven month period ended December 31, 2005, respectively.
     The Company was obligated under operating leases requiring minimum rentals as follows:

Years ending December 31,
2007	$275,504
2008	277,422
2009	165,191

Total minimum payments	$718,117

     Commitments – At December 31, 2006, the Company had commitments of approximately $164,000 related to improvements and plant equipment purchases at its Shenzhen facility.
13. Operating Risk
     Concentrations of Credit Risk and Major Customers – A substantial percentage of the Company’s net revenue comes from sales made to a small number of customers and are typically sold on open account basis. Details of customers accounting for 10% or more of total net sales for the year ended December 31, 2006 and the eleven month period ended December 31, 2005 is as follows:

Customer	2006	2005

Flextronics International	$1,681,326	$—
Sun Country Builders	524,357	—
Occam Networks	490,477	—
Surge Technologies	514,113	—
Tellabs	—	549,919
Siemens Transportation Systems, Inc.	—	250,811
Motion Controls	—	340,130

Total	$3,210,273	$1,140,860

     Details of the amounts receivable from the five customers with the largest receivable balances at December 31, 2006 and 2005, respectively are:

Customer	2006	2005

Sun Country Builders	$363,000	$—
Harbaugh Electric	291,360	—
Flextronics International	237,367	—
Siemens Transportation Systems, Inc.	112,267	38,510
Wildlands, Inc.	87,531	—
Flash Electronics	—	297
Motion Control	—	5,590
Occam Networks	—	10,084
Surge Technologies	—	202

Total	$1,091,525	$54,683

     Product Warranties – In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers and their warranties are consistent with industry standards we consider our financial exposure to warranty claims immaterial. Therefore we have not provided any warranty reserves in our financial statements for the periods ended December 31, 2006 and 2005.
14. Fair Value of Financial Instruments
     The carrying amounts of cash and cash equivalents and accounts receivable, prepayments, notes payable, accounts payable, accrued liabilities, accrued payroll and other payables approximate their fair value. The Company had no investments in non-cash instruments at December 31, 2006.
15. Geographical Information
     The Company has two reportable segments: (1) cable, wire mechanical assemblies and processing sales (“Cable, wire and mechanical assemblies”) and (2) photovoltaic installation, integration and solar panel sales (“Photovoltaic installation, integration and sales”). The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit and the management at the time of acquisition was retained.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     Contributions of the major activities, profitability information and asset information of the Company’s reportable segments for the periods ended December 31, 2006 and 2005 are as follows:

	Year ended December 31, 2006			11 months ended December 31, 2005
		Inter-segment			Inter-
	Net sales	sales	Income (loss)	Net sales	segment sales	Income (loss)

Segment
Cable, wire and mechanical assemblies	$2,888,335	$—	$377,743	$1,371,731	$—	$(135,623)
Photovoltaic installation and integration.	1,492,816	—	(2,450,802)	—	—	—

Segment total	4,381,151	—	(2,073,059)	1,371,731	$—	(135,623)
Reconciliation to consolidated totals:
Sales eliminations	—	—	—	—	—	—

Consolidated totals Net sales	$4,381,151	$—		$1,371,731	$—

Income before taxes			$(2,073,059)			$(135,623)

	December 31, 2006		December 31, 2005
	Interest	Interest	Interest	Interest
Segment	income	expense	income	expense

Cable, wire and mechanical assemblies	$128	$(19,752)	$33	$(11,400)
Photovoltaic installation, integration and sales	2,843	(73,376)	—	—

Consolidated total	$2,971	$(93,128)	$33	$(11,400)

	Year ended December 31, 2006			11 months ended December 31, 2005
			Depreciation			Depreciation
	Identifiable	Capital	and	Identifiable	Capital	and
Segment	assets	expenditures	amortization	assets	expenditure	amortization

Cable, wire and mechanical assemblies	$1,734,026	$121,163	$7,915	$310,228	$17,149	$1,686
Photovoltaic installation and integration	15,138,249	102,936	10,727	—	—	—

Consolidated total	$16,872,275	$224,099	$18,642	$310,228	$17,149	$1,686

     Sales by geographic location are as follows:

	Year ended December 31, 2006			11 months ended December 31, 2005
	Cable, wire	Photovoltaic		Cable, wire	Photovoltaic
	and	installation,		and	installation,
	mechanical	integration		mechanical	integration
Segment	assemblies	and sales	Total	assemblies	and sales	Total

United States	$1,457,545	$1,492,816	$2,950,361	$1,371,731	$—	$1,371,731
Mexico	1,430,790	—	1,430,790	—	—	—

Total	$2,888,335	$1,492,816	$4,381,151	$1,371,731	$—	$1,371,731

     The location of the Company’s identifiable assets is as follows:

	December 31,	December 31,
Segment	2006	2005

China (including Hong Kong)	$1,734,026	$310,228
United States	15,138,249	—

Total	$16,872,275	$310,228

     Income tax expense (benefit) by geographic location is as follows:

	12 months	11 months
	ended	ended
	December 31,	December 31,
Segment	2006	2005

China (including Hong Kong)	$45,039	$(21,039)
United States	11,290	—

Total	$56,329	$(21,039)

16. Subsequent Events
     On January 3, 2007 the Company repaid loans and notes payable to Stephen C. Kircher, the Company’s CEO and Chairman of $327,562 which included principal of $320,000 and accrued interest of $7,562.
     In January 2007, the Company repaid loans payable to Hannex Investment Ltd. of $270,829 which included principle of $245,000 and accrued interest of $25,829.
     In February 2007, the stockholders of the Company approved the re-domicile of the Company from Nevada to California
     On February 7, 2007, the stockholders approved the Company’s 2006 Equity Incentive Plan which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through awards of Incentive and Nonqualified Stock Options (“Options”), Stock (“Restricted Stock” or “Unrestricted Stock”) and Stock Appreciation Rights (“SARs”). The Plan was approved by the Stockholders subsequent to year-end.
     In January 2007, the Company paid $175,000 in cash due under the terms of its agreement to acquire commission rights. In February 2007, the Company issued 31,435 shares of its common stock to the sellers of the contracts shareholders in partial satisfaction of the contingent payment terms of its acquisition of contracts (see Note 1)
     On March 21, 2007 we, through our wholly-owned subsidiary, Solar Power Integrators Commercial, Inc. (“SPIC”) entered into a General Partnership Agreement with J.R. Conkey and Associates, Inc. (“JRC”). Mr. Conkey is the principal of JRC and acquired 100,000 shares of our stock in our private placement at $1.00 per share. The 100,000 shares represents the total of Mr. Conkey’s investment in SPI and is not a related party to the Company. The partnership will engage in the sales, design and installation of solar systems in certain market segments for solar contracts within California. As initial capital contributions to the partnership, JRC is contributing $25,500 and SPIC is contributing $24,500. JRC is the managing partner of the partnership and will manage and conduct the day-to-day business affairs of the partnership. Additionally, JRC will be responsible for all marketing and sales efforts, establishing and maintaining customer relationships, and contract management. SPIC will be responsible for exclusively supplying all solar panels or other solar materials to the partnership for installation, and the design, engineering, and installation of all solar systems for customers, at contracted prices to SPIC. SPIC will control financial and accounting records. The Company has determined that this partnership will be subject to consolidation in its financial statements based on its interpretation of paragraph 5.a of FIN 46(R) Consolidation of Variable Interest Entities (as amended). Through March 31, 2007 there was no activity in this Partnership Arrangement. Under FIN 46 (R), paragraph 5.a, the Company anticipates the partnership will require additional financial support beyond the initial contributions of both partners. This anticipation is based on our historical understanding of the industry sales cycle and the capital requirements to fund contracted obligations. Additionally, FIN 46 (R), paragraph 11, supports that this partnership represents a variable interest entity since it met one of the conditions under paragraph 5.a. Finally, under FIN 46 (R), paragraph 14, although the partners will allocate profits based upon percentage interest in the partnership, the Company would incur a majority of the losses if the partnership defaulted on either its obligation to pay for solar panels and materials supplied by the Company or on its obligation to repay money advanced from the Company. As a result, the Company determined it would be the primary beneficiary and should consolidate the variable interest entity.
      On April 9, 2007, we entered into our standard Securities Purchase Agreement with E-Ton Solar Tech, Co., Ltd. (E-Ton) foreign accredited investor as part of a private placement to raise $500,000 (the “Financing”). In connection with the Financing, we sold an aggregate of 500,000 shares of restricted common stock par value $0.0001 per share, at a purchase price of $1.00 per share (the per share price of our most recent private placement) for an aggregate sale price of $500,000 to E-Ton.
     On April 17, 2007, the Company entered into a Deposit Receipt and Real Estate Purchase Contract (the “Agreement”) to purchase real property located at 1115 Orlando Avenue in the city of Roseville, California (the “Property”) from GSJ Company, LLC, a California limited liability company (“Seller”). The Property consists of an approximately 19,054 square foot office building situated on approximately 2.45 acres. Pursuant to the Agreement, we made an initial deposit of $25,000 toward a total purchase price of $4,725,000. Upon execution of the Agreement, the title company established an escrow with instructions consistent with the terms of the Agreement (the “Escrow”), which provides for a closing on or before 15 days from the expiration of an investigation period (“Investigation Period”). The Investigation Period provides that we have 30 days commencing on the date that Seller furnishes certain documents, to investigate the Property, including its value, zoning, unrecorded encumbrances, income and expenses relating to the Property, environmental, entitlement and building matters affecting the Property, and its condition. Prior to the expiration of the Investigation Period, if we are dissatisfied with any of the above-referenced matters in connection with the Property, we may cancel the Agreement, and our initial deposit will be refunded. If we do not give notice of our intent to cancel the Agreement within 2 days of the expiration of the Investigation Period, we will then make an additional deposit of $75,000. On June 14, 2017, the Agreement was amended to extend the Investigation Period to July 6, 2007. Pursuant to the terms of the Agreement, all bonds and assessments that are a lien as of the date of execution of the Agreement will be assumed by us. All bonds and assessments that become a lien after the date of execution will be assumed by us at our sole option; if we elect not to assume such bonds and assessments becoming a lien at such time, then the Seller may either pay them in full or the Agreement will terminate with all deposits being returned. CB Richard Ellis, Inc. is acting as broker in connection with the purchase of the Property and will be receiving 4% of the total purchase price as a commission for their services, of which 1% will go to John E. Hartman as a referral fee. The Agreement further provides that if this transaction is not consummated due to our default, the Seller is entitled to retain all deposits that have actually been made by us, as liquidated damages. In addition, the Agreement provides for a leaseback to the Seller, who is currently occupying the Property, allowing for the extension of the Seller’s current occupancy for approximately one week following the close of Escrow. Pursuant to the terms of an Addendum to the Agreement, the Property is being sold “as is,” except for certain customary representations and warranties made by the Seller. Further, after the close of Escrow, we agree to a general release of all claims against the Seller made in relation to the Agreement or the Property. These are no related parties involved in this transaction.
      On April 12 and 17, 2007 the Company issued standby letters of credit totaling, $800,000 to two suppliers, Sharp Electronics and Kyocera Solar. The letters of credit were issued in support of the Company’s line of credit with these suppliers. These suppliers have no interest in the Company and are not considered related parties. The term of the letters of credit are twelve months and are collateralized by $800,000 of the Company’s cash.

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands except for share data)

March 31,
2007
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,165
Accounts receivable, net of allowance for doubtful accounts of $48 at March 31, 2007	3,063
Costs and estimated earnings in excess of billings on uncompleted contracts	242
Inventories	2,143
Prepaid expenses and other current assets	1,014

Total current assets	13,627

Other assets
Goodwill	435
Property, plant and equipment at cost, net	734

Total assets	$14,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,007
Accrued liabilities	943
Income taxes payable	30
Billings in excess of costs and estimated earnings on uncompleted contracts	43
Notes and capital leases payable	60

Total current liabilities	2,083
Long-term debt — Notes and capital leases payable	173

Total liabilities	2,256

Commitments and contingencies	—
Stockholders’ equity
Common stock, par $0.0001, 100,000,000 shares authorized 32,398,102 shares issued and outstanding at March 31, 2007	3
Additional paid in capital	15,857
Accumulated deficit	(3,320)

Total stockholders’ equity	12,540

Total liabilities and stockholders’ equity	$14,796

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except for share data)

	For Three Months Ended
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
Net sales	$3,414	$347
Cost of goods sold	2,608	248

Gross profit	806	99

Operating expenses:
General and administrative	1,455	255
Sales, marketing and customer service	536	—

	1,991	255

Loss from operations	(1,185)	(156)
Other income (expense):
Interest income (expense)	111	(4)

Loss before income taxes	(1,074)	(160)
Income tax expense	2	—

Net loss	$(1,076)	$(160)

Net loss per common share, basic and diluted	$(0.03)	$(0.01)

Weighted average number of common shares	32,352,830	14,000,000

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three-Months Ended
	March 31,	March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,076)	$(160)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation	28	1
Stock compensation expense	183	—
Amortization	210	—
Income tax expense	2	—
Changes in operating assets and liabilities, net of business combination:
Accounts receivable	(1,749)	(119)
Costs and estimated earnings in excess of billings on uncompleted contracts	(122)	—
Inventories	143	(92)
Prepaid expenses and other current assets	(123)	(3)
Accounts payable	(348)	112
Income taxes payable	(5)	—
Billings in excess of costs and estimated earnings on uncompleted contracts	(83)
Accrued liabilities	(226)	526

Net cash (used in) provided by operating activities	(3,166)	265
Cash flows from investing activities:
Acquisitions of property, plant and equipment	(297)	(6)

Net cash used in investing activities	(297)	(6)
Cash flows from financing activities:
Costs paid relating to issuance of common stock	(191)	—
Principal payments on notes and capital leases payable	(255)	—
Principal payments on loans from related parties	(320)	—

Net cash used in financing activities	(766)	—
(Decrease) increase in cash and cash equivalents	(4,229)	259
Cash and cash equivalents at beginning of period	11,394	64

Cash and cash equivalents at end of period	$7,165	$323

Supplemental disclosure:
Cash paid for interest	$35	$5

Cash paid for income taxes	$8	$—

Non-cash financing activities:
Equipment acquired through notes payable and capital leases	$243	$—
Stock issued in settlement of an obligation	31	—

	$288	$—

The accompanying notes are an integral part of these financial statements

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS LIMITED)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1. Description of Business and Basis of Presentation
     Description of Business
     Solar Power, Inc. and its subsidiaries, (collectively the “Company”) engage in the sales and construction of photovoltaic systems and manufactures cable, wire and mechanical assemblies.
     Solar Power, Inc. was incorporated in the State of California in 2006. In August 2006, we entered into a share exchange agreement with International Assembly Solutions, Limited (IAS HK) which was incorporated in Hong Kong in January 2005. Effective November 2006, the equity owners of IAS HK transferred all their equity interests to Solar Power, Inc. in exchange for a total of 14,000,000 shares of its common stock. Because the share exchange was entered into among entities under common control, the accompanying condensed consolidated financial statements present the results of operations of IAS HK for the three months ended March 31, 2007 and that of the combined companies for the three months ended March 31, 2006. The accompanying condensed consolidated financial statements have been restated on a retroactive basis to reflect the 14,000,000 shares of common stock outstanding for all periods presented.
     In August 2006, the Company, Dale Renewables Consulting Inc. (DRCI) and Dale Stickney Construction, Inc., (DSCI) formalized an acquisition agreement (the Merger Agreement) and entered into an Assignment and Interim Operating Agreement (the “Operating Agreement”). The Operating Agreement obligated the Company to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that Solar Power, Inc. was to provide all management activities of DRCI on its behalf from June 1, 2006 until the consummation of the acquisition. In November 2006, Solar Power, Inc. completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. By virtue of the rights and obligations assumed by the Company under the Operating Agreement, the acquisition of DRCI became effective on June 1, 2006. As a result, the financial statements of the Company include the results of operations of DRCI subsequent to June 1, 2006 and the purchase price was allocated to the acquired assets as of June 1, 2006.
     In December 2006, Solar Power, Inc. became a public company through its reverse merger with Welund Fund, Inc. The accompanying unaudited condensed consolidated financials reflect the results of the operations of Solar Power, Inc., its predecessor and their subsidiaries.
     Basis of Presentation
     The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information. They should be read in conjunction with the financial statements and related notes to the financial statements of Solar Power, Inc. (formerly International Assembly Solutions Limited) (the “Company”) for the years ended December 31, 2006 and 2005 appearing in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operation for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.
     The unaudited condensed consolidated financial statements include the accounts of Solar Power, Inc., its predecessor and its subsidiary. Intercompany balances, transactions and cash flows are eliminated on consolidation.

     2. Summary of Significant Accounting Policies
     Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts and interest bearing savings accounts. At times, cash balances may be in excess of FDIC insurance limits. The Company has not experienced any losses with respect to bank balances in excess of government provided insurance.
     Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average cost method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process. Provisions are made for obsolete or slow-moving inventory based on management estimates. Inventories are written down based on the difference between the cost of inventories and the net realizable value based upon estimates about future demand from customers and specific customer requirements on certain projects.
     Anti-dilutive Shares - Earnings per share of common stock SFAS No. 128, “Earnings Per Share,” provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants, and restricted common stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. For the three-months ended March 31, 2007 and 2006 1,275,000 and 0, shares respectively, of common stock equivalents were excluded from the computation of diluted earnings per share since their effect would be anti-dilutive.
     Plant and equipment-Property, plant and equipment is stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Depreciation and amortization are provided on the straight line method based on the estimated useful lives of the assets as follows:

Plant and machinery	5 years
Furniture, fixtures and equipment	5 years
Leasehold improvements	the shorter of 5 years or the lease term
     Goodwill — Goodwill is the excess of purchase price over the fair value of net assets acquired. The Company applies Statement of Financial Accounting Standards No. 142 “Goodwill and other Intangible Assets”, which requires the carrying value of goodwill to be evaluated for impairment on an annual basis, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented.
     Revenue recognition — The Company’s two primary business segments include cable and wire mechanical assemblies and photovoltaic systems installation, integration and solar panel sales.
     In our cable and wire mechanical assemblies business the Company recognizes the sales of goods when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured.
     Generally there are no formal customer acceptance requirements or further obligations related to our assembly services once we ship our products. Customers do not have a general right of return on products shipped therefore we make no provisions for returns. We make a determination of our customer’s credit worthiness at the time we accept their order.
     In our photovoltaic systems segment, revenue on product sales is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Customers do not have a general right of return on products shipped therefore we make no provisions for returns.
     Revenue on photovoltaic system construction contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. The Company determines its customer’s credit worthiness at the time the order is accepted. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk.

     In our solar photovoltaic business, contract costs include all direct material and labor costs and those indirect costs related contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling and general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provision, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. An amount equal to contract costs irrefutable to claims is included in revenues when realization is probable and the amount can be reliably estimated.
     The assets, “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings on uncompleted contracts,” represents billings in excess of revenues recognized.
     Allowance for doubtful accounts - The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: an analysis of amounts current and past due along with relevant history and facts particular to the customer. It requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for doubtful accounts.
     Stock based compensation - Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and recognizes the costs in the financial statements over the employee requisite service period. Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to 2006 the Company had not issued stock options or other forms of stock-based compensation
     Shipping and handling cost — Shipping and handling costs related to the delivery of finished goods are included in cost of goods sold. During the three months ended March 31, 2007 and 2006, shipping and handling costs expensed to cost of goods sold were $40,132 and $39,035, respectively.
     Product Warranties – In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue.
     In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers, their warranties are consistent with industry standards and we have historically specifically disclaimed any warranty obligations, we have historically considered our financial exposure to warranty claims for solar panels and inverters immaterial. Certain photovoltaic construction contracts entered into during the three-month period ended March 31, 2007 included provisions under which the Company agreed to provide warranties to the buyer. As a result the Company recorded the provision for the estimated warranty exposure on these contracts within cost of sales. Since the Company does not have sufficient historical data to estimate its exposure, we have looked to historical data reported by other solar system installers. The accrual for warranty claims consisted of the following at March 31, 2007:

2007 (in
thousands)
Balance at December 31, 2006	$—
Provision charged to warranty expense	10
Less: warranty claims	—

Balance at March 31, 2007	$10

     Income taxes – We account for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion, or all of a deferred tax asset will not be realized.

     Effective January 1, 2007, the Company adopted Financial Accounting Standards Interpretation, or FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
     As a result of the implementation of FIN 48, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, and no corresponding change in retained earnings.
     As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the January 1, 2007 adoption date and March 31, 2007. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate for January 1, 2007 and March 31, 2007.
     The Company’s policy for deducting interest and penalties is to treat interest as interest expense and penalties as taxes. As of March 31, 2007, the Company had no amount accrued for the payment of interest and penalties related to unrecognized tax benefits and no amounts as of the adoption date of FIN 48.
     The Company’s tax returns remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. Net Operating Loss carryforwards (“NOLs”) generated remain open to examination by the major domestic taxing jurisdictions.
     Foreign currency translation – The consolidated financial statements of the Company are presented in U.S. dollars as the Company and its subsidiaries conduct substantially all of their business in U.S. dollars.
     All transactions in currencies other than functional currencies during the year are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses resulting from the translation of foreign currency transactions and balances are included in income.
     Aggregate net foreign currency transaction income included in the income statement was $3,541 and $431 for the three months ended March 31, 2007 and 2006, respectively.
     Comprehensive income (loss) – Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain (loss) of available-for-sale securities. For the three month periods ended March 31, 2007 and 2006, comprehensive income (loss) was the same as net income (loss).
     Post-retirement and post-employment benefits – The Company’s subsidiaries which are located in the People’s Republic of China contribute to a state pension scheme on behalf of its employees. The Company recorded $5,771 and $2,842 in expense related to its pension contributions for the three months ended March 31, 2007 and 2006, respectively. Neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.
     Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
3. Recently Issued Accounting Pronouncements
     In September 2005, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) reached a final consensus on Issue 04-13 “Accounting for Purchase and Sales of Inventory with the Same Counterparty”. EITF 04-13 requires that two or more legally separate exchange transactions with the same counterparty be combined and considered a single arrangement for purpose of applying APB Opinion No. 29, “Accounting for Non-monetary Transactions”, when the transactions are entered into in contemplation of one another. EITF 04-13 is effective for new arrangements entered into, or modifications or renewals of existing arrangements, in interim or annual periods beginning after March 15, 2006. The Company has evaluated the effect of the adoption of EITF 04-13 and it did not have a material impact on the Company’s financial position, results of operations or cash flows.
     In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109,” Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The adoption of this pronouncement did not have a material impact on our financial position, results of operations or cash flows.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable in the first fiscal year ending after November 15, 2006. The adoption of SAB 108, effective December 31, 2006, did not have a material impact on the Company’s results of operations, financial position or cash flows.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a common definition for fair value to be applied to accounting principles generally accepted in the United States of America guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company does not expect SFAS No. 157 to have a material effect on our financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115“, (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The Company is currently evaluating the impact that FAS 159 will have on its consolidated financial statements.
4. Inventories
     Inventories consisted of the following at March 31, 2007 (in thousands):

Raw material	$1,945
Work in process	105
Finished goods	126
Provision for obsolete stock	(33)

$2,143

5. Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets at March 31, 2007 (in thousands):

Deferred costs	$473
Interest receivable	34
Rental, equipment and utility deposits	27
Insurance	92
Other	388

$1,014

6. Property, Plant and Equipment
     Property, plant and equipment at March 31, 2007 (in thousands):

Plant and machinery	$171
Furniture, fixtures and equipment	78
Computers and software	105
Trucks	161
Leasehold improvements	267

Total cost	782
Less: accumulated depreciation and amortization	(48)

$734

     Depreciation expense for the three months ended March 31, 2007 and 2006 was approximately $28,000 and $700, respectively.
7. Other Accrued Liabilities
     Other accrued liabilities at March 31, 2007 (in thousands):

Customer deposits	$336
Accrued financing costs	160
Insurance premium financing	33
Accrued professional fees	9
Accrued payroll and related costs	119
Consideration payable for acquisition of contracts	144
Warranty reserve	10
Other	132

$943

8. Stockholders’ Equity
     In February 2007, the Company issued 100,000 shares of its common stock to two of its employees under the 2006 Equity Incentive Plan. The shares were fair valued at $1.00 per share, the per share value of the Company’s most recent private placement.
     In February 2007, the Company issued 31,432 shares of its common stock in settlement of an obligation totaling $31,432. The shares were fair valued at $1.00 per share, the per share value of the Company’s most recent private placement.
9. Income Taxes
     Pursuant to Financial Accounting Standards Board (“FASB”) Statement of Financial Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” income taxes are recorded based on current year amounts payable or refundable, as well as the consequences of events that give rise to deferred tax assets and liabilities. We base our estimate of current and deferred taxes on the tax laws and rates that are currently in effect in the appropriate jurisdiction. Changes in laws or rates may affect the current amounts payable or refundable as well as the amount of deferred tax assets or liabilities. At March 31, 2007, the Company had approximately $2.0 million of net operating loss carry forwards available for use resulting in approximately $1.0 million of deferred tax assets. We have provided valuation allowances of $1.0 million at March 31, 2007 as an offset to the Company’s deferred tax asset. These allowance amounts are established to reduce the deferred tax asset to an estimated amount which is, more likely than not, a tax benefit to the Company as of these dates. The tax expense recorded for the three months ended March 31, 2007 was $2,000. There was no provision for income taxes for the three months ended March 31, 2006.
10. Stock-based Compensation
     Effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” (SFAS No. 123(R)”) which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant-date fair value and recognizes the costs in the financial statements over the employee requisite service period. Stock-based compensation expense for all stock-based compensation awards granted was based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to 2006 the Company had not issued stock options or other forms of stock-based compensation.
     The following table summarizes the consolidated stock-based compensation expense, by type of awards for the three-month period ended March 31, 2007:

Employee stock options	$83,477
Stock grants	100,000

Total stock-based compensation expense	$183,477

     The following table summarizes the consolidated stock-based compensation by line item for the three-month period ended March 31, 2007:

General and administrative	$169,071
Sales, marketing and customer service	14,406

Total stock-based compensation expense	183,477
Tax effect on stock-based compensation expense	—

Total stock-based compensation expense after income taxes	$183,477

Effect on net loss per share:
Basic and diluted	$(0.01)

     As stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest, SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In estimating stock based compensation expense the Company has assumed that no forfeitures will occur.
Determining Fair Value
     Valuation and Amortization Method – The Company estimates the fair value of service-based and performance-based stock options granted using the Black-Scholes-Merton option-pricing formula. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards which is generally the vesting period. Service-based and performance-based options typically have a five year life from the date of grant and vesting periods of three to four years. The fair value of share awards granted is determined by the last private placement price of our common stock since our shares are not currently trading and is recognized as compensation expense on a straight-line basis over the respective vesting period.
     Expected Term – The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of Staff Accounting Bulletin No. 107 (“SAB No. 107”) for estimating the expected term of the stock-based award, instead of historical exercise data. Should the simplified method of calculation result in an expected term of less than the vesting period the Company uses the vesting period. Prior to 2006 the Company did not issue share-based payment awards and as a result there is no historical data on option exercise. For its performance-based awards, the Company has determined the contractual life to be 5 years.
     Expected Volatility – Because there is no history of stock price returns, the Company does not have historical volatility data for its equity awards. Accordingly, the Company has chosen to use the historical volatility rates for a publicly-traded U.S.-based direct competitor to calculate the volatility for its granted options.
     Expected Dividend – The Company has never paid dividends on its common shares and currently does not intend to do so, and accordingly, the dividend yield percentage is zero for all periods.
     Risk-Free Interest Rate – The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation method upon the implied yield curve currently available on U.S. Treasury zero coupon issues with a remaining term equal to the expected term used as the assumption in the model.
     During the three months ended March 31, 2006 the Company granted no options. During the three months ended March 31, 2007 the Company granted 127,500 service-based options valued at $0.73, and granted 50,000 shares of common stock each to two employees valued at $1.00 per share. There were no vesting requirements and the Company recorded $100,000 in stock compensation expense related to these grants during the three months ended March 31, 2007.

     Assumptions used in the determination of the fair value of share-based payment awards using the Black-Scholes-Merton model for stock option grants during the three months ended March 31, 2007 were as follows:
2007

Service-
based
Expected term	4.0
Risk-free interest rate	4.74%
Volatility	92%
Dividend yield	0%
     For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of Staff Accounting Bulletin No. 107 (“SAB No. 107”) for estimating the expected term of the stock-based award, instead of historical exercise data. For its performance based awards, the Company has determined the contractual life of 5 years to be the expected term based on the grantees roles in the Company.
Equity Incentive Plan
     On November 15, 2006, subject to approval of the Stockholders, the Company adopted the 2006 Equity Incentive Plan (the “Plan”) which permits the Company to grant stock options to directors, officers or employees of the Company or others to purchase shares of common stock of the Company through awards of incentive and nonqualified stock options (“Options”), stock (“Restricted Stock” or “Unrestricted Stock”) and stock appreciation rights (“SARs”). The Plan was approved by stockholders in February 2007.
     At March 31, 2007 there were approximately 2,988,000 shares available to be issued under the plan (9% of the outstanding shares of 32,398,102 plus outstanding warrants of 800,000). During the three months ended March 31, 2007 227,500 options and shares were granted, and 18,750 options were cancelled or lapsed. There were no options exercised during the three months ended March 31, 2007. At March 31, 2007 there were 2,208,750 options and shares issued under the plan and approximately 779,000 shares available to be issued. Typically, options granted vest over three to four years and have a five year life.
     The following table summarizes the Company’s stock option activities:

		Weighted-	Weighted-
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
		Price Per	Contractual	Value
	Shares	Share	Term	($000)
Outstanding as of December 31, 2006	1,900,000	$1.00	4.75	$—
Granted	127,500	1.00	4.86	—
Exercised	—	—	—	—
Forfeited	18,750	1.00	4.75

Outstanding as of March 31, 2007	2,008,750	$1.00	4.76	$—

Exercisable as of March 31, 2007	375,000	$1.00	4.75	$—

     The weighted-average grant-date fair value of options granted during the three months ended March 31, 2007 and 2006 was $0.731 and $0, respectively. The total intrinsic value of options exercised during the three months ended March 31, 2007 and 2006 was $0 and $0, respectively.
     The following table summarizes the Company’s restricted stock activities:

Shares
Outstanding as of December 31, 2006	100,000
Granted	100,000
Exercised	—
Forfeited	—

Outstanding as of March 31, 2007	200,000

Vested as of March 31, 2007	125,000

     Changes in the Company’s non-vested stock options are summarized as follows:

	Service-based Options		Performance-based Options		Restricted Stock
		Weighted-Average		Weighted-Average		Weighted-Average
		Grant		Grant		Grant
		Date		Date		Date
		Fair Value		Fair Value		Fair Value
	Shares	Per Share	Shares	Per Share	Shares	Per Share
Non-vested as of December 31, 2006	1,125,000	$0.66	300,000	$0.731	75,000	$1.00
Granted	127,500	0.73	—	—	—	—
Vested	—	—	—	—	—	—
Forfeited	18,750	0.66	—	—	—	—

Non-vested as of March 31, 2007	1,233,750	$0.67	300,000	$0.731	75,000	$1.00

     As of March 31, 2007, there was approximately $761,000, $210,000 and $69,000 of unrecognized compensation cost related to non-vested service-based options, performance-based options and restricted stock grants, respectively. The cost is expected to be recognized over a weighted-average of 2.75 years for service-based options and restricted stock grants and 3.75 years for performance-based options. The total fair value of shares vested during the three months March 31, 2006 was approximately $0, $0 and $0 for service-based options, performance-based options and restricted stock grants, respectively. During the three months ended March 31, 2006 there were no changes to the contractual life of any fully vested options.
Information regarding stock options and restricted stock outstanding as of March 31, 2007 was as follows:

Weighted-
		Average	Weighted-
		Remaining	Average
		Contractual	Exercise	Aggregate
	Option	Life (in	Price per	Intrinsic
	Shares	years)	Share	Value
Options	2,008,750	4.76	$1.00	$—
Restricted Stock	200,000	4.76	$—	$—

     The remaining contractual life of the Company’s options is determined by the time remaining to the expiration date of the option.
11. Commitments and Contingencies
     Operating leases – The Company leases premises under various operating leases. Rental expense under operating leases included in the statement of operations was approximately $89,200 and $18,900 for the three months ended March 31, 2007 and 2006, respectively.
     The Company was obligated under notes payable requiring minimum payments as follows:

Years ending December 31, 2007	$27,761
2008	37,015
2009	37,015
2010	37,015
2011	14,854

Less current portion	153,660
Long term portion	(32,382)

$121,278

     The notes payable are collateralized by trucks used in the Company’s solar photovoltaic business, bear interest rates between 1.9% and 2.9% and are payable over sixty months.

     During the three months ended March 31, 2007 the Company acquired certain equipment under capital leases. The leases expire from January to April 2010. The Company was obligated for the following minimum payments:

Years ending December 31, 2007	$28,194
2008	38,002
2009	25,498
2010	5,158

Total minimum payments	96,852
Less amounts representing interest	17,519

Present value of net minimum lease payments	79,333
Less current portion	(27,365)

Long term portion	$51,968

12. Operating Risk
     Concentrations of Credit Risk and Major Customers – A substantial percentage of the Company’s net revenue comes from sales made to a small number of customers and are typically sold on open account basis. Details of customers accounting for 10% or more of total net sales for the three months ended March 31, 2007 and 2006, respectively is as follows:

Customer	2007	2006
Sun Country Builders	$620,463	$—
Siemens Transportation Systems, Inc.	551,600	35,567
Lincoln Mini Storage	389,332	—
Occam Networks	—	152,238
Surge Technologies	—	119,753

Total	$1,561,395	$307,558

     Details of customers representing 10% or more of accounts receivable balances at March 31, 2007 and 2006, respectively are:

Customer	2007	2006
Hart Village	$447,336	$—
Sun Country Builders	392,946	—
Lincoln Mini Storage	388,332	—
Siemens Transportation Systems, Inc.	327,876	—
Surge Technologies	—	90,466
Occam Networks	—	55,202

Total	$1,556,490	$145,668

     Product Warranties – In our cable and wire assembly business our current standard product warranty for our mechanical assembly product ranges from one to five years. We offer the industry standard of 25 years for our solar modules and industry standard five (5) years on inverter and balance of system components. Due to the warranty period, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue.
     In our cable and wire assembly business, historically our warranty claims have not been material. In our solar photovoltaic business our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers and their warranties are consistent with industry standards we consider our financial exposure to warranty claims for solar panels and inverters immaterial. The Company assists the customer in the event a solar panel or inverter needs to be replaced under the manufacturer warrant. The Company has been required to provide installation warranties in some of its new contracts. The Company recorded a provision for the installation warranty on these contracts within cost of sales. Since the Company does not have sufficient historical data to calculate this provision, we have looked to historical data reported by other solar system installers. The provision for installation warranty for the three months ended March 31, 2007 was approximately $9,800. There was no warranty provision for the three months ended March 31, 2006 because the Company did not operate in the solar photovoltaic segment.

13. Geographical Information
     The Company has two reportable segments: (1) cable, wire mechanical assemblies and processing sales (“Cable, wire and mechanical assemblies”) and (2) photovoltaic system construction and sales (“Photovoltaic construction and sales”). The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Most of the businesses were acquired as a unit and the management at the time of acquisition was retained.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     Contributions of the major activities, profitability information and asset information of the Company’s reportable segments for the three months ended March 31, 2007 and 2006 are as follows:

	Three Months Ended March 31, 2007			Three Months Ended March 31, 2006
	Inter-segment			Inter-segment
Segment	Net sales	sales	Income (loss)	Net sales	sales	Income (loss)
Cable, wire and mechanical assemblies	$986,929		$(57,840)	$347,374	$—	$(160,459)
Photovoltaic construction and sales	2,427,268		(1,015,564)	—	—	—

Segment total	3,414,197	—	(1,073,404)	347,374	—	(160,459)
Reconciliation to consolidated totals:
Sales eliminations	—	—	—	—	—	—

Consolidated totals Net sales	$3,414,197	$—		$347,374	$—

Income before taxes			$(1,073,404)			$(160,459)

	Three months ended March 31,		Three months ended March 31,
	2007		2006
		Interest	Interest	Interest
Segment	Interest income	expense	income	expense
Cable, wire and mechanical assemblies	$89	$—	$—	$(4,805)
Photovoltaic construction and sales	111,739	(665)	—	—
Unallocated	—	—	—	—

Consolidated total	$111,828	$(665)	$—	$(4,805)

	Three months ended March 31, 2007			Three months ended March 31, 2006
			Depreciation			Depreciation
	Identifiable	Capital	and	Identifiable	Capital	and
Segment	assets	expenditure	amortization	assets	expenditure	amortization
Cable, wire and mechanical assemblies	$1,642,148	$28,911	$7,440	$789,882	$5,575	$904
Photovoltaic construction and sales	13,153,465	268,243	20,278	—	—	—

Consolidated total	$14,795,613	$297,154	$27,718	$789,882	$5,575	$904

     Sales by geographic location are as follows:

	Three months ended March 31, 2007			Three months ended March 31, 2006
	Cable, wire			Cable, wire
	and	Photovoltaic		and	Photovoltaic
	mechanical	construction		mechanical	construction
Segment	assemblies	and sales	Total	assemblies	and sales	Total
United States	$678,009	$2,427,268	$3,105,277	$347,374	$—	$347,374
Mexico	308,920	—	308,920	—	—	—

Total	$986,929	$2,427,268	$3,414,197	$347,374	$—	$347,374

     The location of the Company’s identifiable assets is as follows:

	Three months ended March	Twelve months ended
Segment	31,2007	December 31, 2006
China (including Hong Kong)	$2,377,264	$1,734,026
United States	12,418,349	15,138,249

Total	$14,795,613	$16,872,275

     Income tax expense (benefit) by geographic location is as follows:

	Three Months ended March	Three Months ended March
Segment	31, 2007	31, 2006
China (including Hong Kong)	$—	$—
United States	2,400	—

Total	$2,400	$—

14. Subsequent Events
      On April 9, 2007, we entered a Securities Purchase Agreement with a E-Ton Solar Tech Co. Ltd, a foreign accredited investor as part of a private placement to raise $500,000. In connection with the Financing, we sold an aggregate of 500,000 shares of restricted common stock par value $0.0001 per share, at a purchase price of $1.00 per share (the per share value of our most recent private placement) for an aggregate sale price of $500,000 to Eton.
     On April 17, 2007, the Company entered into a Deposit Receipt and Real Estate Purchase Contract (the “Agreement”) to purchase real property located at 1115 Orlando Avenue in the city of Roseville, California (the “Property”) from GSJ Company, LLC, a California limited liability company (“Seller”). The Property consists of an approximately 19,054 square foot office building situated on approximately 2.45 acres. Pursuant to the Agreement, we made an initial deposit of $25,000 toward a total purchase price of $4,725,000. Upon execution of the Agreement, the title company established an escrow with instructions consistent with the terms of the Agreement (the “Escrow”), which provides for a closing on or before 15 days from the expiration of an investigation period (“Investigation Period”). The Investigation Period provides that we have 30 days commencing on the date that Seller furnishes certain documents, to investigate the Property, including its value, zoning, unrecorded encumbrances, income and expenses relating to the Property, environmental, entitlement and building matters affecting the Property, and its condition. Prior to the expiration of the Investigation Period, if we are dissatisfied with any of the above-referenced matters in connection with the Property, we may cancel the Agreement, and our initial deposit will be refunded. If we do not give notice of our intent to cancel the Agreement within 2 days of the expiration of the Investigation Period, we will then make an additional deposit of $75,000. Pursuant to the terms of the Agreement, all bonds and assessments that are a lien as of the date of execution of the Agreement will be assumed by us. All bonds and assessments that become a lien after the date of execution will be assumed by us at our sole option; if we elect not to assume such bonds and assessments becoming a lien at such time, then the Seller may either pay them in full or the Agreement will terminate with all deposits being returned. CB Richard Ellis, Inc. is acting as broker in connection with the purchase of the Property and will be receiving 4% of the total purchase price as a commission for their services, of which 1% will go to John E. Hartman as a referral fee. The Agreement further provides that if this transaction is not consummated due to our default, the Seller is entitled to retain all deposits that have actually been made by us, as liquidated damages. In addition, the Agreement provides for a leaseback to the Seller, who is currently occupying the Property, allowing for the extension of the Seller’s current occupancy for approximately one week following the close of Escrow. Pursuant to the terms of an Addendum to the Agreement, the Property is being sold “as is,” except for certain customary representations and warranties made by the Seller. Further, after the close of Escrow, we agree to a general release of all claims against the Seller made in relation to the Agreement or the Property. These are no related parties involved in this transactions.
      On April 12 and 17, 2007 the Company issued standby letters of credit totaling $800,000 to two suppliers, Sharp Electronics and Kyocera Solar. The letters of credit were issued in support of the Company’s line of credit with these suppliers. These suppliers have no interest in the Company and are not considered related parties. The term of the letters of credit are twelve months and are collateralized by $800,000 of the Company’s cash.

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Independent Auditor’s Report and Financial Statements
For the period from July 26, 2005 (date of inception) to December 31, 2005
Independent Auditor’s Report
To the Shareholders and Directors of Dale Renewables Consulting, Inc.:
We have audited the accompanying balance sheet of Dale Renewables Consulting, Inc. (a development stage company) (the Company) as of December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dale Renewables Consulting, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the period from July 26, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/Macias Gini & O’Connell LLP
Certified Public Accountants
Sacramento, California
October 30, 2006 (November 15, 2006 as to the fourth paragraph of Note 9)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Balance Sheet
As of December 31, 2005

Assets

Current Assets
Security Deposit	$2,546

Total Current Assets	2,546

Property and Equipment, net	24,785

Total Assets	$27,331

Liabilities and Stockholders’ Deficit

Current Liabilities:
Accounts Payable	$9,201
Accrued Expenses	6,991
Due to Related Party	179,399

Total Current Liabilities	195,591

Total Liabilities	195,591

Stockholders’ Deficit
Common Stock
Class A, no par value; 500,000 shares authorized; 333,334 issued and outstanding	—
Class B, no par value; 500,000 shares authorized; none issued and outstanding	—
Deficit Accumulated During Development Stage	(168,260)

Total Stockholders’ Deficit	(168,260)

Total Liabilities and Stockholders’ Deficit	$27,331

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Operations

	For Nine	July 26,	July 26, 2005	July 26, 2005
	Months	2005 (date of	(date of	(date of
	Ended	inception) to	inception) to	inception) to
	September	September	September 30,	December 31,
	30, 2006	30, 2006	2005	2005
	Unaudited	Unaudited	Unaudited	Audited
Net revenue	$784,615	$784,615	$—	$—
Cost of sales	638,533	638,533	—	—

Gross margin	146,082	146,082	—	—
Operating expense:
Sales and marketing	7,948	7,948	—	—
General and administrative	371.388	539,648	82,284	168,260

Total operating expenses	379,336	547,596	82,284	168,260
Operating loss	(233,254)	(401,514)	(82,284)	(168,260)
Other expense	(27,287)	(27,287)	—	—

Net loss	$(260,541)	$(428,801)	$(82,284)	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statement of Stockholders’ Deficit
For the Period from July 26, 2005 (date of inception) to December 31, 2005

			Deficit
			Accumulated
			During	Total
	Common Stock		Development	Stockholders’
	Shares		Stage	Deficit
Balance beginning July 26, 2005	—	$—	$—	$—
Issuance of Founders’ Stock	333,334	—	—	—
Net loss	—	—	(168,260)	(168,260)

Balance, December 31, 2005	333,334	$—	$(168,260)	$(168,260)

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Statements of Cash Flows

		July 26, 2005	July 26, 2005
	For Nine	(date of inception)	(date of inception)	July 26, 2005
	Months Ended	to	to	(date of inception)
	September 30,	September 30,	September 30,	to December
	2006	2006	2005	31, 2005
	Unaudited	Unaudited	Unaudited	Audited
Cash Flows from Operating Activities	$(260,541)	$(428,801)	$(82,284)	$(168,260)
Net loss
Adjustments to reconcile net loss to cash used by operating activities
Depreciation	5,769	6,833	—	1,064
Change in:
Security deposit	—	(2,546)	—	(2,546)
Accounts receivable	(450,025)	(450,025)	—	—
Inventory	(35,340)	(35,340)	—	—
Accounts payable	62,774	71,975	3,870	9,201
Accrued expenses	5,523	12,514	—	6,991

Net cash used by operating activities	(671,840)	(825,390)	(78,414)	(153,550)

Cash Flows from Investing Activities:
Purchase of property and equipment	(758)	(26,607)	(3,990)	(25,849)

Net cash used by investing activities	(758)	(26,607)	(3,990)	(25,849)

Cash Flows from Investing Activities
Borrowings from related party	672,598	851,997	82,404	179,399

Net cash provided by financing activities	672,598	851,997	82,404	179,399

Net increase in cash	—	—	—	—
Cash at beginning of period	—	—	—	—

Cash at end of period	$—	$—	$—	$—

Dale Renewables Consulting, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005
     Reference to “the Company” in this section refers historically to the operations of DRCI.
Note 1 — Organization and Basis of Presentation
Dale Renewables Consulting, Inc. (the Company) was incorporated in the State of California on July 26, 2005. The Company’s business is the design and installation of photovoltaic cells in both residential and commercial settings. At December 31, 2005, the Company was primarily focused on the recruitment of personnel and the raising of capital and had not commenced planned principal operations. As a result, the accompanying financial statements have been presented on a development stage basis.
Note 2 — Losses During Development Stage and Management’s Plans
Since inception, the Company has incurred losses totaling $168,260, had a working capital deficit of $193,045 at December 31, 2005 and is entirely dependent upon an affiliated entity to fund its operations (See Note 5). The Company’s ability to continue as a going concern is dependent upon its ability to obtain sufficient funds to recruit personnel and to successfully market its design and installation services.
Management of the Company believes that funding from the affiliated entity, debt or equity proceeds from third parties or the potential sale of the business to an entity with a larger amount of resources will allow it to continue operations. However, there can be no assurance that the Company will obtain sufficient funding, or generate sufficient revenues to provide positive cash flows from operations, to permit the Company to realize its plans. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 3 — Summary of Significant Accounting Policies
Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain amounts and disclosures. Actual results could materially differ from those estimates under different assumptions or conditions.
Revenue recognition - Revenue on photovoltaic product sales is recognized when there is evidence of an arrangement, title and risk of ownership have passed (generally upon delivery), the price to the buyer is fixed or determinable and collectibility is reasonably assured. Customers do not have a general right of return on products shipped therefore we make no provisions for returns.
Revenue on photovoltaic construction contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. The Company determines its customer’s credit worthiness at the time the order is accepted. Sudden and unexpected changes in customer’s financial condition could put recoverability at risk.
Interim Financial Information - The Company’s statements of operations and statements of cash flows for the nine months ended September 30, 2006, for the period from July 26, 2005 (data of inception) to September 30, 2006 and for the period from July 26, 2005 (date of inception) to September 30, 2005 are unaudited, and, in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present the results of operations for such periods then ended. Subsequent to the Company’s acquisition by Solar Power, Inc., the Company has been operated as a business unit of Solar Power, Inc. The interim statement of operations for the nine months ended September 30, 2006 have been derived in part from the consolidated financial statements and accounting records of Solar Power, Inc. Solar Power, Inc. provides certain administrative, management and other services to the Company. The reported 2006 interim statement of operations would differ from those that would have resulted had the Company operated independently of Solar Power, Inc.
Cash and Cash Equivalents - The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. At December 31, 2005, the Company held no cash and cash equivalents.
Property and Equipment - Property and equipment is recorded at cost and depreciated using the straight-line method, as follows:

Computer Equipment	3 years
Office Equipment	5 years
Repairs and maintenance are charged to operations as incurred and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, is removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.
Product Warranties - In our photovoltaic construction contracts our greatest warranty exposure is in the form of product replacement. Since we currently purchase these products from third-party suppliers, their warranties are consistent with industry standards and we specifically disclaim any warranty on such contracts, we consider our financial exposure to warranty claims for solar panels and inverters immaterial.

Income Taxes - The Company accounts for income taxes under Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No.109, Accounting for Income Taxes, which requires the use of the liability method. SFAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting            purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
Advertising Costs - Advertising costs are expensed as incurred. Advertising expense was $1,872 for the period from July 26, 2005 (date of inception) to December 31, 2005.
Comprehensive Income (loss) — There were no items of comprehensive income (loss) and therefore comprehensive income (loss) was the same as net income (loss) for the period presented.
Recent Accounting Pronouncements - In July 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. FIN No. 48 is effective for the Company beginning in January 1, 2007. The Company does not believe that the adoption of FIN No. 48 will have a material impact on its financial position, results of operation or cash flows.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods’ financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.
Note 4 — Property and Equipment
Property and equipment consist of the following at December 31, 2005:

Office equipment	$20,286
Computer equipment	5,563

Total property and equipment	25,849

Accumulated depreciation	(1,064)

$24,785

Note 5 – Due to Related Party
Concurrent with its formation, the Company entered into a funding arrangement with an entity controlled by its CEO (Affiliated Entity). Under the funding arrangement, operating costs and capital expenditures of the Company were paid on behalf of the Company by the Affiliated Entity. There is no stated maturity date. There is no stated interest rate on amounts advanced under the arrangement. The Company has not imputed interest on the amounts advanced due to the nature of its relationship with the Affiliated Entity. At December 31, 2005, the Company owed $179,399 under this arrangement.

Note 6 — Income Taxes
The Company had no income tax provision for the period from July 26, 2005 (date of inception) to December 31, 2005. At December 31, 2005, the Company had net deferred tax assets of approximately $72,000, primarily related to net operating losses. Because the realization of tax benefits related to the Company’s net deferred tax assets is uncertain, a full valuation allowance has been provided against the net deferred tax asset. During the period from July 26, 2005 (date of inception) to December 31, 2005, the valuation allowance increased by $72,000. At December 31, 2005 the Company had net operating losses of approximately $168,000 for federal and state income tax purposes. Such net operating losses will expire in 2025 and 2015, respectively. Under Section 382 of the Internal Revenue Code, a change in ownership of the Company entity may create limitations on the utilization of its net operating losses.
Note 7 — Stockholders’ Equity
The Company’s articles of incorporation authorize the Company to issue up to 500,000 each of Class A and Class B common stock. Shares of Class A and Class B common stock have similar rights and privileges except that Class B shareholders do not have voting rights. At December 31, 2005, there were no Class B shares outstanding.
Note 8 — Related Party Transactions
At December 31, 2005, the Company owed $179,399 under a funding arrangement with the Affiliated Entity (See Note 5). Professional fees for the period from July 26, 2005 (date of inception) to December 31, 2005 include $44,242 related to administrative services provided by the Affiliated Entity to the Company.
During the period from July 26, 2005 (date of inception) to December 31, 2005, the Company incurred rent expense of $15,124 for office space it rented from the Affiliated Entity under the terms of a sublease that ended in May 2006.
Note 9 – Subsequent Events
In January 2006, the Company issued 166,666 shares of Class A common stock to a newly hired officer of the Company. The Company received no proceeds from the issuance of these shares.
In August 2006, the Company entered into a management agreement with Solar Power, Inc., a California corporation. Under the terms of the management agreement Solar Power, Inc., a California corporation absorbs certain of the Company’s payroll and inventory costs and is to provide general management and accounting functions to the Company. All other costs of the Company are to be absorbed by the Company and the Affiliated Entity.
In August 2006, the Company entered into an acquisition agreement with Solar Power, Inc., a California corporation. Under the terms of the acquisition agreement, the shareholders of the Company agreed to the Company being acquired in exchange for $500,000 cash, the assumption of any balances owed to the Affiliated Entity, shares of Solar Power, Inc., a California corporation’s common stock with an estimated fair value of $500,000, the granting of certain future franchise rights to certain of the Company’s shareholders and potential contingent payments up to $500,000.
In November 2006, the Company agreed to modify its acquisition agreement with Solar Power, Inc., a California corporation and on November 15, 2006 was acquired by Solar Power, Inc., a California corporation in exchange for $1,446,565 cash, in lieu of any and all other forms of consideration.

PRO FORMA FINANCIAL INFORMATION
Introductory Notes
The Transaction
     On December 29, 2006, we completed the merger contemplated by the certain Agreement and Plan of Merger dated August 23, 2006, as amended by that certain First Amendment to the Agreement and Plan of Merger dated October 4, 2006, Second Amendment to the Agreement and Plan of Merger dated December 1, 2006, and Third Amendment to the Agreement and Plan of Merger dated December 21, 2006 (collectively, the “Agreement”), by and among us, Solar Power, Inc., a California corporation, and our wholly-owned subsidiary, Welund Acquisition Corp., a Nevada corporation (“Merger Sub”) as previously reported on Current Reports on Form 8-K filed with the SEC on August 29, 2006, October 26, 2006, December 6, 2006, and December 22, 2006, pursuant to which our Merger Sub merged with and into Solar Power, Inc., a California corporation with Solar Power, Inc., a California corporation surviving as our wholly owned subsidiary (the “Merger”).
     This Merger was treated as a reverse acquisition with Solar Power, Inc., a California corporation, considered as the acquiring entity for accounting purposes. The assets and liabilities of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), consisting primarily of cash and cash equivalents of $11,214,007 were recorded at their historical values.
     In connection with the Merger, (a) we issued an aggregate of 14,500,000 shares of our restricted common stock to the existing shareholders of Solar Power, Inc., a California corporation in exchange for the cancellation of the outstanding shares of common stock of Solar Power, Inc., a California corporation owned by the Solar Power, Inc., a California corporation shareholders, (b) we substituted a total of 2,000,000 outstanding restricted stock awards and options of Solar Power, Inc., a California corporation, with our restricted stock awards and options to purchase shares of our common stock on the same terms and conditions as their Solar Power, Inc., a California corporation options, and (c) replaced our officers and directors with the officers and directors of Solar Power, Inc., a California corporation who assumed control of the combined companies.
     As a closing condition to the Merger, we sold our pool of finance receivables to Village Auto, LLC, a California limited liability and affiliate of Robert Freiheit, our former director, president and chief executive officer.
DRCI Acquisition
     In February 2005 Dale Renewables Consulting, Inc., (“DRCI”), a California corporation was formed to engage in the business of solar modules and systems installation, integration and sales. In May 2006, Solar Power, Inc., a California corporation, and Dale Stickney Construction, Inc., (“DSCI”) the parent of DRCI, agreed in principle on the acquisition of DRCI by Solar Power, Inc., a California corporation, and entered into an operating agreement with DRCI providing that Solar Power, Inc., a California corporation would effectively be responsible for all current operations, liabilities, and revenues, effective June 1, 2006, as contemplated by the proposed merger agreement.
     In August 2006, Solar Power, Inc., a California corporation, and DRCI completed the Agreement and Plan of Merger (the “Merger Agreement”), including the Assignment and Interim Operating Agreement (the “Operating Agreement”) which was an exhibit to the Merger Agreement,. The Operating Agreement obligated Solar Power, Inc., a California corporation, to provide all financing necessary for DRCI’s operations subsequent to June 1, 2006 until the consummation of the acquisition in exchange for all the revenues generated from its operations. The Operating Agreement also provided that Solar Power, Inc. was to provide all management activities of DRCI on its behalf from June 1, 2006 until the consummation of the acquisition. The Company has taken the position that DRCI was a variable Interest Entity based upon the accounting literature found in FIN 46 (R), paragraph 5. In addition, based upon Fin 46 (R), paragraph 6, footnote 12, the Company had pecuniary interest in DRCI that began on June 1, 2006. Finally, Fin 46 (R), paragraph 14 supports the Company’s position to consolidate as of June 1, 2006 because it absorbed DRCI’s losses and had a contractual right to expect residual returns. Solar Power, Inc., a California corporation, acquired DRCI in order to accelerate its entry into the California market for sale and installation of solar systems, including assumption of the installation and construction contracts that DRCI had at that time.
     On November 15, 2006, the Company completed the acquisition of DRCI, paying $1,446,565 in cash in exchange for 100% of the outstanding shares of DRCI. The acquisition of DRCI provided Solar Power, Inc., a California corporation, with an experienced photovoltaic sales and installation team.
     Neither DRCI or its affiliates had any prior affiliation with Solar Power, Inc., a California corporation, or any of its officers, directors or major shareholders. Mr. James Underwood was the former CEO for DRCI and remains the current CEO for DSCI. There are no continuing relationships or arrangements between us and DSCI.
The Entities Involved
     Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), Solar Power Inc., a California corporation, and Dale Renewables Consulting, Inc., a California corporation (“DRCI”) acquired by Solar Power, Inc., a California corporation effective June 1, 2006 closing on November 15, 2006.
Pro-Forma Reporting Periods
     Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), Solar Power, Inc., a California corporation and DRCI all report on a calendar year ending December 31.
Statements of Operations
     For the year ended December 31, 2006 Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) and Solar Power, Inc., a California corporation reported twelve months of operations.

SOLAR POWER, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2006

	Solar Power,
	Inc., a Nevada		Dale Renewables
	corporation	Solar Power, Inc.,	Consulting, Inc., a
	(Formerly Welund	a California	California
	Fund, Inc.) for Period	corporation for 12	corporation for
	January 1, 2006 to	Months Ended	January 1 through
	December 28, 2006	December 31, 2006	May 31, 2006	Combined
Revenues	$—	$4,381,151	$246,899	$4,628,050
Cost of revenues	—	2,894,545	165,232	3,059,777

Gross profit	—	1,486,606	81,667	1,568,273

Operating expenses
Sales, marketing and customer service	—	1,178,598	220,093	1,398,691
General and administrative expenses	6,931	2,307,499	2,821	2,317,251

Total operating expenses	6,931	3,486,097	222,914	3,715,942

Operating loss	(6,931)	(1,999,491)	(141,247)	(2,147,669)

Other income (expense)/ Interest income (expense)	159,112	(90,157)	(14,314)	54,641
Loss on sale of loan business	—	16,589	—	16,589

Total other expense	159,112	(73,568)	(14,314)	71,230

Income (loss) before income taxes	152,181	(2,073,059)	(155,561)	(2,076,439)
Income tax expense	—	56,329	—	56,329

Net income (loss)	152,181	(2,129,388)	(155,561)	(2,132,768)

Weighted average shares outstanding	—	19,213,667	—	19,213,667

Loss per share	—	$(0.11)	—	$(0.11)

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Balance Sheet
(Unaudited)

September
30,
2006
ASSETS

Current Assets
Cash	$9,650,779
Notes receivable from SPI	1,405,000
Interest receivable from SPI	3,828
Receivable from related party	515
Finance receivables, net of unamortized discount of $0 and $9,665	—
Assets Held for Sale	—
Prepaid loan servicing fees receivable from related party	6,444
Finance receivables, net of unamortized discount of $3,766 and $0	21,621

Total Assets	$11,088,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$25,557
Payable to Roth Capital Partners, LLC	597,927
Accrued registration costs	75,000
Payables to related parties	—

Total Current Liabilities	698,484

Stockholders’ Equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 12,476,646 shares outstanding at September 30, 2006	1,248
Additional paid in capital	10,589,966
Deficit accumulated during the development stage	(201,511)

Total Stockholders’ Equity	10,389,703

Total Liabilities and Stockholders’ Equity	$11,088,187

The accompanying notes are an integral part of these condensed financial statements

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Statements of Operations
(Unaudited)

					For the
					Period
					from July
					16, 2002
					(date of
					inception)
	For the Three		For the Nine Months		through
	Months Ended		Ended		September
	September 30,		September 30,		30,
	2006	2005	2006	2005	2006
Interest income	$3,880	$2,104	$3,880	$2,104	$7,168

General and administrative expense	96,754	9,361	128,625	75,850	233,565

Loss from Continuing Operations	(92,874)	(7,257)	(124,745)	(73,746)	(226,397)

Income from Discontinued Operations	2,028	5,794	8,430	13,174	24,886

Net Loss	$(90,846)	$(1,463)	$(116,315)	$(60,572)	$(201,511)

Basic and Diluted Income (Loss) Per Common Share Continuing operations	$(0.03)	$(0.01)	$(0.08)	$(0.07)
Discontinued operations	—	0.01	0.01	0.01

Basic and Diluted Income (Loss) Per Common Share	$(0.03)	$—	$(0.07)	$(0.06)

Weighted-Average Common Shares Outstanding	2,733,078	1,146,667	1,681,282	1,005,057

The accompanying notes are an integral part of these condensed financial statements

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Statement of Shareholders’ Equity (Deficit)
For the Nine Months Ended September 30, 2006
(Unaudited)

				Deficit
				Accumulated	Total
			Additional	During the	Shareholders’
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance — December 31, 2005	1,146,667	$115	$287,609	$(85,196)	$202,528

Issuance of 1,560,000 shares common stock for cash, $0.0001 par value, 8/9/06	520,000	52	166,386	—	166,438

Issuance of 10,809,979 shares common stock for cash, $0.0001 par value, 9/30/06, net of offering costs of $885,000	10,809,979	1,081	10,135,971	—	9,924,979

Net loss	—	—	—	(116,315)	(120,143)

Balance — September 30, 2006	12,476,646	$1,248	$10,589,966	$(201,511)	$10,173,802

The accompanying notes are an integral part of these condensed financial statements

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Condensed Statements of Cash Flows
(Unaudited)

			For the
			period from
			July 16,
			2002
			(date of
			inception)
	For the Nine Months		through
	Ended		September
	September 30,		30,
	2006	2005	2006
Cash Flows From Operating Activities
Net loss	$(116,315)	$(60,572)	$(201,511)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on purchased finance receivables	(5,148)	(6,077)	(12,481)
Issuance of common stock for services	—	50,000	50,224
Changes in assets and liabilities:
Prepaid loan servicing fees receivable from related party	(6,444)	(2,343)	(6,444)
Accrued interest receivable	(3,828)	(2,104)	(3,828)
Prepaid expenses	—	(219)	—
Payables to related parties	(2,740)	725	—
Accounts payable	15,656	5,816	25,557

Net Cash Used In Operating Activities	(118,819)	(14,774)	(148,483)

Cash Flows From Investing Activities
Purchase of finance receivables from a related party	—	(107,357)	(107,357)
Collection of finance receivables	34,407	40,758	85,253
Proceeds from sale of nonperforming finance receivables	4,091	—	12,449
Investment in note receivable from Paxton Energy, Inc.	—	(100,000)	(100,000)
Proceeds from collection of note receivable from Paxton Energy, Inc.	—	—	100,000

Net Cash Used In Investing Activities	38,498	(166,599)	(9,655)

Cash Flows From Financing Activities
Proceeds from issuance of common stock, net of offering costs paid	10,976,417	237,500	11,213,917

Investment in notes receivable from SPI	(1,405,000)	—	(1,405,000)

Net Cash Provided By Financing Activities	9,571,417	237,500	9,808,917

Net Increase In Cash	9,491,096	56,127	9,650,779
Cash At Beginning Of Period	159,683	—	—

Cash At End Of Period	$9,650,779	$56,127	$9,650,779

The accompanying notes are an integral part of these condensed financial statements

SOLAR POWER, INC., a Nevada Corporation
(Formerly Welund Fund, Inc.)
Notes to Interim Condensed Financial Statements
(Unaudited)
Note 1 Organization, Change in Control, and Significant Accounting Policies
Organization, Nature of Operations, Change in Control, and Recent Events — Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.) (“the Company”) was originally incorporated under the name “Welund Fund, Inc.” in the State of Delaware on July 16, 2002. The Company is a development stage company organized to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Effective February 1, 2006, the Company consummated a merger with and into Welund Fund, Inc. (a Nevada corporation), a newly-created wholly-owned subsidiary. Concurrent with the merger, the Company changed its legal domicile from Delaware to the State of Nevada. Since July 16, 2002, the Company’s activities have primarily related to the Company’s formation and the seeking of investment or merger opportunities.
On June 9, 2004, an entity acquired 100% of the stock of the Company from the former sole shareholder of the Company for $90,000. At that time, control of the Company was transferred to the new shareholder who appointed a new board of directors. The change of control did not constitute a business combination or reorganization, and consequently, the assets and liabilities of the Company continued to be recorded at historical cost. From July 16, 2002 through March 31, 2005, the Company did not recognize revenue from any of its business activities. Between March and June of 2005, the Company issued 1,000,000 shares of common stock in a private placement for $250,000, less offering costs of $12,500. In March 2005, the Company used part of the proceeds from the issuance of common stock to purchase a pool of sub-prime auto loans from an affiliate of the Company’s president at that time for $107,357. Although the Company began recognizing revenue from the auto loans in 2005, the Company continues to be considered to be in the development stage because revenues recognized have not been significant in relation to the level of planned future operations.
On August 23, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Solar Power, Inc., a California corporation, and with a newly-created subsidiary of the Company, Welund Acquisition, Corp., a Nevada corporation. If the Merger Agreement is completed, of which there can be no assurance, Welund Acquisition, Corp. will be merged with and into Solar Power, Inc., a California corporation, with Solar Power, Inc., a California corporation surviving as a wholly-owned subsidiary of the Company and the shareholders of Solar Power, Inc., a California corporation will receive 14,000,000 shares of the Company’s common stock. Consummation of the merger is conditioned upon, among other things: (a) final audit of Solar Power, Inc., a California corporation and its subsidiaries, (b) the successful completion of a $10 million financing, (c) the change of the Company’s name to “Solar Power, Inc.,” (d) liquidation or sale of the Company’s current business, (e) reverse split of the Company’s common stock 1 for 3, (f) approval of various legal matters, and (g) the absence of regulatory inquiries or investigations.
On September 5, 2006, the Company elected Stephen C. Kircher as the Chairman. Mr. Kircher currently holds the same position with Solar Power, Inc., a California corporation and is also the Chief Executive Officer and President of SPI. Between August 9, 2006 and September 5, 2006, the former directors and officers of the Company resigned and a new board of directors and officers was appointed.

On October 5, 2006, the Company amended its articles of incorporation to change its name to Solar Power, Inc. and affected a 1 for 3 reverse split of its outstanding common stock. The reverse stock split has been retroactively applied for all periods presented in the accompanying financial statements and all references to shares of stock in the notes to financial statements are on a post-reverse split basis.
Condensed Interim Financial Statements — The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, these financial statements do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s annual financial statements and the notes thereto, included in the Company’s annual report on Form 10-KSB. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to fairly present the Company’s financial position as of September 30, 2006, its results of operations for the three months ended September 30, 2006 and 2005, and its results of operations and cash flows for the nine months ended September 30, 2006 and 2005, and for the period from July 16, 2002 (date of inception), through September 30, 2006. The results of operations for the three months and the nine months ended September 30, 2006, is not likely indicative of the results that may be expected for the year ending December 31, 2006.
Business Condition — The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company’s operating losses and lack of significant operations, raise substantial doubt about the ability of the Company to continue as a going concern. The Company took the first step toward meeting concerns about its ability to continue as a going concern by issuing 1,560,000 shares of common stock in August 2006 for $166,438. In September and October 2006, the Company issued 16,000,000 shares of common stock for net proceeds of $15,040,000. In August 2006, the Company entered into the Merger Agreement with Solar Power, Inc., a California corporation, pursuant to which it is contemplated that Welund Acquisition Corp., a wholly-owned subsidiary of the Company, will merge with Solar Power, Inc., a California corporation with Solar Power, Inc., a California corporation surviving as the wholly-owned subsidiary of the Company. Solar Power, Inc., a California corporation is in the business of developing, manufacturing and marketing solar panels and system component products as a complete photovoltaic system to institutional, commercial and residential facilities located primarily in the United States. Upon the merger, it is contemplated that Solar Power, Inc., a California corporation’s current business will be the Company’s primary business. Any substantial increase in business may require the Company to raise additional funds. There is no assurance that the Company will be successful in raising additional capital, or if successful, on terms favorable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Basic and Diluted Income (Loss) Per Share — Basic income (loss) per share amounts are computed by dividing net income (loss) by the weighted-average number of common shares outstanding during each period. At September 30, 2006 and 2005, there were no potentially dilutive common stock equivalents outstanding.
Note 2 Finance Receivables Held for Sale
On March 30, 2005, the Company purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from an affiliate of the Company’s then primary shareholder, officer, and director for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The discount of $18,945 on the purchase of the loans is being amortized over the term of the loans using a method which approximates the effective yield method. The seller of the pool is required to repurchase loans that become 90 days delinquent. As such, no allowance for uncollectible loans is needed. At the date of purchase, the average loan had a principal balance of approximately $4,708 with an average annual percentage interest rate of approximately 21.54%. The remaining terms of the loans ranged from 6 to 46 months. The Company contracted with Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to S% of the outstanding principal balance. Accredited Adjusters , LLC, is an affiliate of the Company’s then primary shareholder, officer, and director.
On August 23, 2006, the Company decided to sell its current business of finance receivables in order to comply with the conditions set forth in the Merger Agreement, as discussed in Note 1. Management intends to sell and is in the process of completing an agreement with a shareholder to sell the Company’s current pool of finance receivables for 85% of the loan pool’s payoff balance for cash, which approximates the carrying value of the receivables. The Company has reclassified the loan pool and the prepaid loan servicing fees receivable from the shareholder as held for sale. Revenues from these discontinued operations for the three and nine months ended September 30, 2006 were $2,470 and $10,327, respectively. Revenues from discontinued operations for the three and nine months ended September 30, 2005 were $7,239 and $16,382, respectively.
Summary information regarding finance receivables for the nine months ended September 30, 2006 is as follows:

	Finance
	Receivables	Unamortized	Finance
	(Payoff)	Discount	Receivables, net
Balance at December 31, 2005	$65,151	$(9,665)	$55,486
Collections of auto loans	(34,407)	—	(34,407)
Sale of delinquent auto loans	(5,357)	751	(4,606)
Amortization of discount	—	5,148	5,148

Balance at September 30, 2006	$25,387	$(3,766)	$21,621

Note 3 Common Stock
On October 5, 2006, the Company amended its articles of incorporation to change its name to Solar Power, Inc. and affected a 1 for 3 reverse split of its outstanding common stock. The reverse stock split has been retroactively applied for all periods presented in the accompanying financial statements and all references to shares of stock in the notes to financial statements are on a post-reverse split basis.
On August 9, 2006, the Company issued 520,000 shares of common stock for $166,438. Purchasers of the common stock received piggyback registration rights and included Steven P. Strasser, the Company’s President and Director, who purchased 156,214 shares for $50,000; Tats, LLC, a family-controlled entity of Terrell W. Smith, the Company’s Vice-President and Director, who purchased 62,485 shares for $20,000; and Howard S. Landa, a director of the Company, who purchased 62,485 shares for $20,000. Mr. Strasser and Mr. Smith, were also appointed to the Board of Directors.
In September 2006, the Company commenced a private placement offering of 16,000,000 shares of its common stock at $1.00 per share (the “Offering”). The Company conducted two closings for the Offering. On September 19, 2006, the Company issued 10,809,979 shares of common stock at $1.00 per share for $10,809,979. The remaining 5,190,021 shares of common stock were issued on October 4, 2006 for $5,190,021. The following directors, director nominees, and executive officers, and family members of such individuals participated as investors in this private placement: Mr. Strasser purchased 225,000 shares of common stock for $225,000; Mr. Smith purchased 100,000 shares for $100,000; and Mr. Landa purchased 75,000 shares of common stock for $75,000.
In connection with this offering, the Company entered into a Registration Rights Agreement with the investors, pursuant to which the Company agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares sold in the offering. The Registration Rights Agreement includes provisions that if the registration statement is not filed by certain dates, or is not declared effective by certain other dates, then the Company will have to pay liquidated damages equal to 1% of the aggregate amount invested for each month that the Company fails to meet the deadlines, up to a maximum of 10% of the amount invested. In connection with the offering, the Company has accrued $75,000 of estimated registration costs at September 30, 2006, which is reflected as a liability and a reduction of additional paid-in capital in the accompanying balance sheet.
The Company engaged Roth Capital Partners, LLC (“Roth Capital”) to act as the agent in the offering. In connection with the entire offering, Roth Capital was paid a total of $885,000 on October 6, 2006 in compensation and reimbursement of expenses. Of the total paid, $597,927 is reflected as a payable in the accompanying balance sheet at September 30, 2006 for that portion of the offering that closed in September 2006, and has been deducted from additional paid in capital. Additionally, as part of their compensation, Roth Capital was issued a five-year warrant to purchase 800,000 shares of the Company’s common stock at $1.15 per share.
Note 4 Notes Receivable from Solar Power, Inc., a California corporation
In August and September 2006, in connection with the contemplated merger with Solar Power, Inc., a California corporation, the Company loaned SPI an aggregate of $200,000 to be used as working capital in the interim period before the Solar Power, Inc., a California corporation Merger. The notes are due on demand and bear interest at 8% per annum.
On September 19, 2006, the Company entered into a Credit Facility Agreement and a Security Agreement (the “Loan Documents”) with Solar Power, Inc., a California corporation, pursuant to which the Company granted Solar Power, Inc., a California corporation a revolving credit line of up to $2,000,000 (the Credit Facility). Under the terms of the Loan Documents, except for certain permitted liens, the Company was granted a first priority security interest in all of SPI’s assets owned now or in the future. Advances made under the Credit Facility bear interest at 8% per annum and are available until February 28, 2007. Amounts advanced under the Credit Facility, including accrued interest, are due for repayment on March 31, 2007. As of September 30, 2006, the Company has advanced an aggregate of $1,205,000 under the Credit Facility. On November 3, 2006, the Company entered into a First Amendment to the Credit Facility pursuant to which the Company agreed to increase the existing revolving credit line from $2,000,000 to $2,500,000. Between September 30, 2006 and November 7, 2006, the Company advanced an additional $1,095,000 under the Credit Facility. As of November 7, 2006, the Company has advanced SPI $2,300,000 under the Credit Facility.
Prior to entering into the Merger Agreement with the Company, Solar Power, Inc., a California corporation entered into an Agreement and Plan of Merger with Dale Renewables Consulting, Inc., a California corporation (“DRCI”), and its related parties, pursuant to which it was contemplated that Solar Power, Inc., a California corporation would purchase DRCI through a merger with and into DRCI and become the surviving corporation integrating DRCI’s photo-voltaic marketing, sales and installation business in Northern California into Solar Power, Inc., a California corporation’s business (the “DRCI Merger”). The DRCI Merger was disclosed to the Company in the Merger Agreement and on November 15, 2006, the Company made a separate loan to Solar Power, Inc., a California corporation for $1,446,565 to fund the purchase of DRCI. The note is payable on demand and provides for interest at the rate of 8% per annum.
As of November 15, 2006, SPI owes the Company an aggregate amount of $3,946,565.

Note 5 Related Party Transactions
Since the inception of the Company, certain expenses of the Company had been paid by the principal shareholder of the Company. The Company does not own any real or personal property. The Company currently pays rent in the amount of $2,300 per month to an affiliate of the former officer and director for the use of certain office space on a month-to-month basis. Total rental expense for the three months and nine months ended September 30, 2006 was $6,900 and $20,700, respectively. Total rental expense for the three months and nine months ended September 30, 2005 was $5,400 and $12,600, respectively.
In connection with the servicing of the auto loans, the Company pays Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to S% of the outstanding principal balance. The fee for the three months and nine months ended September 30, 2006 for servicing the loans was $442 and $1,897, respectively. The fee for the three months ended September 30, 2005 and for the period from March 30, 2005 through September 30, 2005 for servicing the loans was $1,445 and $3,209, respectively. At September 30, 2006, the Company has a receivable from Accredited Adjusters, LLC of $6,444 for amounts paid in excess of the amounts earned under the servicing agreement. Management intends to collect this prepaid loan servicing fee receivable in connection with the sale of the finance receivables and has reclassified the receivable as held for sale.
During the three months and the nine months ended September 30, 2006, the Company incurred consulting fees with Village Auto, a related party, in the amount of $6,800 and $10,000, respectively. At September 30, 2006, the Company also has a receivable from Village Auto, a related party, in the amount of $515, in connection with the repurchase of a delinquent loan.
Stephen C. Kircher holds the position of Chairman of the Board of Directors for both the Company and SPI. The Company has appointed a Special Merger Committee consisting of Steven P. Strasser, Terrell W. Smith, and Howard S. Landa, which has the power to deal with all merger matters with SPI without the participation or vote of Stephen C. Kircher.

HANSEN, BARNETT& MAXWELL, P.C.
A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and the Shareholders
Solar Power, Inc.
We have audited the accompanying balance sheet of Solar Power, Inc., a Nevada corporation (formerly Welund Fund, Inc.), (a development stage company) as of December 31, 2005, and the related statements of operations, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and for the period from July 16, 2002 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Solar Power, Inc., (formerly Welund Fund, Inc.) as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from July 16, 2002 (date of inception) through December 31, 2005 in accordance with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company’s operating losses and lack of significant operations raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ HANSEN, BARNETT & MAXWELL, P.C.
HANSEN, BARNETT & MAXWELL, P.C.
Salt Lake City, Utah
March 29, 2006, except for the first paragraph of Note 2 and Note 3, as to which the date is January 16, 2007

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Balance Sheet
December 31, 2005

ASSETS
Cash	$159,683
Finance receivables, net of discount of $9,665	55,486

Total Assets	$215,169

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$9,901
Payables to related parties	2,740

Total Liabilities	12,641

Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,146,667 shares issued and outstanding	115
Additional paid-in capital	287,609
Deficit accumulated during the development stage	(85,196)

Total Shareholders’ Equity	202,528

Total Liabilities and Shareholders’ Equity	$215,169

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Operations

			For the Period
			from July 16,
			2002 (date of
			inception)
	For the Years Ended		through
	December 31,		December 31,
	2005	2004	2005
Interest income	$3,288	$—	$3,288

General and administrative expense	97,172	7,544	104,940

Loss from Continuing Operations	(93,884)	(7,544)	(101,652)

Income from Discontinued Auto Loan Operations	16,456	—	16,456

Net Loss	$(77,428)	$(7,544)	$(85,196)

Basic and Diluted Income (Loss) Per Common Share
Loss from continuing operations	$(0.09)	$(0.01)
Income from discontinued operations	0.02	—

Net Loss	$(0.07)	$(0.01)

Weighted-Average Common Shares Outstanding	1,040,751	746,667

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the Period from July 16, 2002 (Date of Inception) through December 31, 2003 and for the Years Ended December 31, 2004 and 2005

				Deficit
				Accumulated	Total
			Additional	During the	Shareholders’
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)
Balance — July 16, 2002 (date of inception)	—	$—	$—	$—	$—

Issuance of stock for services on July 16, 2002 at $0.0003 per share	413,333	41	83	—	124

Issuance of stock to convert debt to equity on December 31, 2003 at $0.0003 per share	333,334	34	66	—	100

Net loss	—	—	—	(224)	(224)

Balance — December 31, 2003	746,667	75	149	(224)	—

Net loss	—	—	—	(7,544)	(7,544)

Balance — December 31, 2004	746,667	75	149	(7,768)	(7,544)

Issuance of stock for cash from March to June 2005, at $0.75 per share, less offering costs of $12,500	333,333	33	237,467	—	237,500

Issuance of stock for services in May 2005 at $0.75 per share	66,667	7	49,993	—	50,000

Net loss	—	—	—	(77,428)	(77,428)

Balance — December 31, 2005	1,146,667	$115	$287,609	$(85,196)	$202,528

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
Statements of Cash Flows

			For the period
			from July 16,
			2002 (Date of
			Inception)
	For the Years Ended		through
	December 31,		December 31,
	2005	2004	2005
Cash Flows From Operating Activities
Net loss	$(77,428)	$(7,544)	$(85,196)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of discount on purchased finance receivables	(7,333)	—	(7,333)
Issuance of common stock for services	50,000	—	50,124
Changes in assets and liabilities:
Change in payables to related parties	(1,935)	4,675	2,840
Accounts payable	7,032	2,869	9,901

Net Cash Used In Operating Activities	(29,664)	—	(29,664)

Cash Flows From Investing Activities
Purchase of finance receivables from a related party	(107,357)	—	(107,357)
Collection of finance receivables	50,846	—	50,846
Proceeds from sale of nonperforming finance receivables	8,358	—	8,358
Investment in note receivable from Paxton Energy, Inc.	(100,000)	—	(100,000)
Proceeds from collection of note receivable from Paxton Energy, Inc.	100,000	—	100,000

Net Cash Used In Investing Activities	(48,153)	—	(48,153)

Cash Flows From Financing Activities
Proceeds from the sale of common stock, net of offering costs	237,500	—	237,500

Net Cash Provided By Financing Activities	237,500	—	237,500

Net Increase In Cash	159,683	—	159,683
Cash At Beginning Of Period	—	—	—

Cash At End Of Period	$159,683	$—	$159,683

The accompanying notes are an integral part of these financial statements.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 —	ORGANIZATION, NATURE OF OPERATIONS, CHANGE IN CONTROL, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization, Nature of Operations, and Change in Control— Welund Fund, Inc. (“the Company”) was incorporated in the State of Delaware on July 16, 2002 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business. Effective February 1, 2006, the Company consummated a merger with and into Welund Fund, Inc. (a Nevada corporation), a newly-created wholly-owned subsidiary. Concurrent with the merger, the Company changed its legal domicile from Delaware to the State of Nevada.
Since July 16, 2002, the Company’s activities have primarily related to the Company’s formation and the seeking of investment or merger opportunities. On June 9, 2004, Liberty Associates Holdings, LLC, an entity controlled by the Company’s current president, acquired 100% of the stock of the Company from the then sole shareholder of the Company for cash of $90,000. As a result, control of the Company was transferred to the new shareholder who appointed a new board of directors. The change of control did not constitute a business combination or reorganization, and consequently, the assets and liabilities of the Company continued to be recorded at historical cost. From July 16, 2002 through March 31, 2005, the Company did not recognize revenue from any of its business activities. As further described in Notes 2 and 3 to the financial statements, the Company has recently sold 333,333 shares of common stock for $250,000, less offering costs, and has purchased a pool of sub-prime auto loans from an affiliate of the Company’s president for $107,357. Although the Company has recognized revenue from the auto loans, the Company continues to be considered to be in the development stage because revenues recognized have not been significant in relation to the level of planned future operations.
Use of Estimates— The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Concentrations— The Company’s operations currently consist of solely the purchase and servicing of sub-prime auto loans in the Sacramento, California area.
Income Taxes— Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and on the amount of operating loss carry forwards, and are measured using the enacted tax rates and laws that are expected to be in effect when the temporary differences and carry forwards are resolved. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.
Business Condition - The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company’s operating losses and lack of significant operations, raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management’s plans include raising additional funds to meet its ongoing expenses through sale of its equity securities. There is no assurance that the Company will be successful in raising additional capital, or if successful, on terms favorable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
Basic Loss Per Share - Loss per share amounts are computed by dividing net loss by the weighted-average number of common shares outstanding during each period. At December 31, 2005, there were no potentially issuable common shares outstanding.
NOTE 2 — PREFERRED AND COMMON STOCK
On October 5, 2006, the Company amended its articles of incorporation to change its name to Solar Power, Inc. and affected a 1-for-3 reverse split of its outstanding common stock. The reverse stock split has been retroactively applied for all periods presented in the accompanying financial statements and all references to shares of stock in the notes to financial statements are on a post-reverse split basis.
Preferred Stock— The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No shares of preferred stock have been issued.
Common Stock— The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value. On March 24, 2005, the Company opened a private offering of its stock for sale at $0.75 per share. Through June 30, 2005, the Company sold 333,333 shares of common stock for $250,000. Total cost of the offering was $12,500, which was charged against additional paid in capital.
During May 2005, the Company issued 66,667 shares of common stock for consulting and legal services valued at $50,000, or $0.75 per share. The value assigned to the services was valued based upon the value of shares issued for cash.
NOTE 3 — FINANCE RECEIVABLES
On March 30, 2005, the Company purchased a pool of sub-prime auto loans with a pay-off balance of $126,302 from an affiliate of the Company’s primary shareholder, officer, and director for $107,357. The purchase price was 85% of the loan pool’s pay-off balance. The discount of $18,945 on the purchase of the loans is being amortized over the term of the loans using a method which approximates the effective yield method. The seller of the pool is required to repurchase loans that become 90 days delinquent. As such, no allowance for uncollectible loans is provided. At the date of purchase, the average loan had a principal balance of approximately $4,708, a weighted average annual interest rate of approximately 21.54%, a weighted average annual effective interest rate of approximately 32.59%, and remaining terms from 6 to 46 months. The Company has contracted with Accredited Adjusters, LLC, a related party, to service and administer the loans for a monthly fee equal to 1/2% of the outstanding principal balance. Accredited Adjusters is an affiliate of the Company’s primary shareholder, officer, and director.
On August 23, 2006, the Company decided to sell its current business of finance receivables. Management intends to sell and is in the process of completing an agreement with a shareholder to sell the Company’s current pool of finance receivables for 50% of the loan pool’s payoff balance for cash. Revenues from these discontinued operations for the years ended December 31, 2005 and 2004 were $20,793 and $0, respectively.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
Summary information regarding finance receivables for the year ended December 31, 2005 is as follows:

	Finance		Finance
	Receivables	Unamortized	Receivables,
	(Payoff)	Discount	net
Purchase of auto loans, March 30, 2005	$126,302	$(18,945)	$107,357
Collections of auto loans	(50,846)	—	(50,846)
Sale of delinquent auto loans	(10,096)	1,738	(8,358)
Amortization of discount	—	7,333	7,333
Other	(209)	209	—

Balance at December 31, 2005	$65,151	$(9,665)	$55,486

NOTE 4 — RELATED PARTY TRANSACTIONS
Since the inception of the Company, certain expenses of the Company had been paid by the principal shareholder of the Company. The Company does not own any real or personal property. Office services had been provided without charge by the officer and director of the Company. Such costs had not been significant to the financial statements and accordingly, have not been reflected therein.
Commencing March 1, 2005, the Company began paying rent in the amount of $1,800 per month to an affiliate of the officer and director for the use of certain office space on a month-to-month basis. The monthly rental was increased to $2,300 on October 1, 2005. Total rental expense for the year ended December 31, 2005 was $19,500.
In connection with the servicing of the auto loans, the Company has paid Accredited Adjusters, LLC $4,000, and has a current liability of $909 for services rendered. Furthermore, $1,831 has been received in error by the Company, is now due to an affiliate of the Company, and was transferred to the affiliate subsequent to December 31, 2005.
On July 28, 2005, the Company loaned $100,000 to Paxton Energy, Inc. (Paxton), a related party through common ownership and common management. The note bore interest at 12% per annum, was payable on demand, and was secured by all of the assets of Paxton. In November 2005, the President of the Company purchased the loan and accrued interest of $3,288 from the Company for $103,288, and in turn the Company assigned the demand note to its President.
NOTE 5 — INCOME TAXES
At December 31, 2005, the Company has net operating loss carry forwards of $85,196, expiring in 2022 through 2025, if unused. The utilization of the net operating loss carry forwards is dependent upon the tax laws in effect at the time the net operating loss carry forwards can be utilized. No income tax benefit or deferred tax asset has been recorded in the financial statements because it is not presently likely that such tax benefits will be realized.

SOLAR POWER, INC.
(FORMERLY WELUND FUND, INC.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2005 and 2004
The components of net deferred tax assets and liabilities were as follows at December 31, 2005:

Deferred tax asset — Operating loss carry forwards	$28,967
Valuation allowance	(28,967)

Net deferred tax asset	$—

The valuation allowance increased $26,326 and $2,565 during the years ended December 31, 2005 and 2004, respectively. The following is a reconciliation of the income tax benefit computed at the statutory federal rate of 34% to income tax expense included in the accompanying financial statements for the years ended December 31, 2005 and 2004:

	2005	2004
Income tax benefit at statutory rate	$(26,326)	$(2,565)
Change in valuation allowance	26,326	2,565

Net income tax benefit	$—	$—

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The registrant’s Amended and Restated Articles of Incorporation eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the registrant’s Amended and Restated Articles of Incorporation and Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.
     In connection with our engagement of Roth Capital as our exclusive agent for the offering of up to $16,000,000, we have agreed to indemnify Roth Capital against various liabilities, including liabilities under the Securities Act of 1933, as amended.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$2,029
Accounting fees and expenses	$132,439
Legal fees and expenses	$273,579

Total	$408,017
RECENT SALES OF UNREGISTERED SECURITIES
     On April 9, 2007, we completed a private placement of 500,000 shares of common stock at a purchase price of $1.00 per share to a foreign accredited investor. We issued the shares in reliance on Regulation S of the Securities Act.
     In December 2006, we issued 500,000 shares of our common stock in exchange for $425,000 in cash and the settlement of an obligation totaling $75,000. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On December 29, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) issued in the aggregate 14,500,000 shares of our common stock to 31 shareholders of Solar Power, Inc., a California corporation (“SPI California”) for all the issued and outstanding shares of SPI California pursuant to the terms of an Agreement and Plan of Merger between SPI California and us. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On October 4, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed a private placement of 16,000,000 shares of restricted common stock at a purchase price of $1.00 per share to 68 accredited investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under stale securities laws.
     In connection with the October 4, 2006 private placement, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) issued to Roth Capital Partners, a warrant to purchase 800,000 shares of our common stock at $1.15 per share for services rendered in assisting with the private placement. The warrant and underlying shares were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     On August 9, 2006, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed a private placement of 520,000 shares of restricted common stock at a purchase price of $0.32 per share to 5 accredited investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under state securities laws.
     In March 2005, Solar Power, Inc., a Nevada Corporation (formerly Welund Fund, Inc.) completed “a private placement of 1,000,000 shares of restricted common stock at a purchase price of $0.25 per share to 9 investors. The shares of common stock were offered and sold by us in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to “accredited” investors under slate securities laws.
     All the above offers, issuances and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by the Company or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of January 25, 2006 between Welund Fund, Inc. (Delaware) and Welund Fund, Inc. (Nevada) (1)

2.2	Agreement and Plan of Merger by and among Solar Power, Inc., a California corporation, Welund Acquisition, Inc., a Nevada corporation, and Welund Fund, Inc. a Nevada corporation dated as of August 23, 2006(2)

2.3	First Amendment to Agreement and Plan of Merger dated October 4, 2006(3)

2.4	Second Amendment to Agreement and Plan of Merger dated December 1, 2006(4)

2.5	Third Amendment to Agreement and Plan of Merger dated December 21, 2006(5)

2.6	Agreement of Merger by and between Solar Power, Inc., a California corporation, Dale Renewables Consulting, Inc., a California corporation, and James M. Underwood, Ronald H. Stickney and Todd Lindstrom dated November 15, 2006(17)

2.7	Agreement and Plan of Merger by and between Solar Power, Inc., a California corporation and Dale Renewables Consulting, Inc., a California corporation, and James M. Underwood, Ronald H. Stickney and Todd Lindstrom, dated as of August 20, 2006, as amended by the First Amendment to Agreement and Plan of Merger dated October 31, 2006, and further amended by the Second Amendment to Agreement and Plan of Merger dated November 15, 2006(17)

2.8	Agreement of Merger by and between Solar Power, Inc., a California corporation, Solar Power, Inc., a Nevada corporation and Welund Acquisition Corp., a Nevada corporation dated December 29, 2006(17)

2.9	Agreement of Merger by and between Solar Power, Inc., a Nevada corporation and Solar Power, Inc., a California corporation, dated February 14, 2007 (6)

3.1	Amended and Restated Articles of Incorporation(6)

3.2	Bylaws (6)

3.3	Specimen (17)

4.1	Form of Subscription Agreement(7)

4.2	Form of Registration Rights Agreement(7)

5.1	Opinion by Weintraub Genshlea Chediak P.C.**

10.1	Share Purchase Agreement for the Purchase of Common Stock dated as of April 1, 2004, by and between Kevin G. Elmore and Mr. T. Chong Weng(8)

10.2	Share Purchase Agreement for the Purchase of Common Stock dated as of June 9, 2004, by and between Kevin G. Elmore and Liberty Associates Holdings, LLC(9)

Exhibit No.	Description
10.3	Purchase and Servicing Agreement between Welund Fund, Inc. and Village Auto, LLC, dated March 30, 2005(10)

10.4	Demand Promissory Note issued by Paxton Energy Corp. (11)

10.5	Engagement Letter with Roth Capital Partners, dated August 29, 2006(12)

10.6	Credit Facility Agreement by and between the Company and Solar Power, Inc., a California corporation effective September 19, 2006(12)

10.7	Security Agreement by and between the Company and Solar Power, Inc., a California corporation effective September 19, 2006(12)

10.8	Secured Promissory Note issued by Solar Power, Inc., a California corporation in favor of the Company(12)

10.9	First Amendment to the Credit Facility Agreement dated November 3, 2006(13)

10.10	Securities Purchase Agreement dated September 19, 2006 (12)

10.11	Registration Rights Agreement dated September 19, 2006(12)

10.12	Securities Purchase Agreement dated October 4, 2006 (14)

10.13	Registration Rights Agreement dated October 4, 2006(14)

10.14	Roth Capital Warrant(14)

10.15	Subordination Agreement by and between Steve Kircher, the Company and Solar Power, Inc., a California corporation dated August 31, 2006(14)

10.16	Addendum to Subordination Agreement dated September 6, 2006(14)

10.17	Unsecured Promissory Note for $150,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated August 31, 2006(14)

10.18	Unsecured Promissory Note for $50,000 issued by Solar Power, Inc., a California corporation dated September 6, 2006(14)

10.19	Secured Promissory Note for $975,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 19, 2006(14)

10.20	Secured Promissory Note for $100,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 25, 2006(14)

10.21	Secured Promissory Note for $130,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated September 27, 2006(14)

10.22	Secured Promissory Note for $75,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated October 6, 2006(14)

Exhibit No.	Description
10.23	Secured Promissory Note for $340,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated October 16, 2006(14)

10.24	Secured Promissory Note for $235,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated October 30, 2006(14)

10.25	Secured Promissory Note $445,000 issued by Solar Power, Inc., a California corporation in favor of the Company dated November 7, 2006 (14)

10.26	Demand Note $1,446,565 issued by Solar Power, Inc., a California corporation in favor of the Company dated November 15, 2006 (14)

10.27	2006 Equity Incentive Plan(17)

10.28	Form of Nonqualified Stock Option Agreement(17)

10.29	Form of Restricted Stock Award Agreement(17)

10.30	Assignment and Interim Operating Agreement by and between Solar Power, Inc., a California corporation, Dale Stickney Construction, Inc., a California corporation, and Dale Renewables Consulting, Inc., a California corporation dated August 20, 2006(17)

10.31	Restrictive Covenant Agreement by and between Solar Power, Inc., a California corporation, Todd Lindstrom, James M. Underwood and Ronald H. Stickney dated November 15, 2006(17)

10.32	Receivables and Servicing Rights Purchase and Sale Agreement by and between the Company and Village Auto, LLC a California limited liability company dated December 29, 2006(15)

10.33	Contract Revenues Agreement by and between Sundance Power, LLC, a Colorado limited liability company and Solar Power, Inc., a California corporation, dated September 5, 2006(18)

10.34	Solar Power Integrators General Partnership Agreement, by and between J.R. Conkey & Associates, Inc. and Solar Power Integrators Commercial, Inc. dated March 21, 2007(19)

10.35	Securities Purchase Agreement dated April 9, 2007(20)

16.1	Letter of Hansen Barnett & Maxwell(16)

21.1	List of Subsidiaries(18)

23.1	Consent of BDO McCabe Lo Limited *

23.2	Consent of BDO McCabe Lo Limited *

23.3	Consent of Hansen Barnett & Maxwell *

23.4	Consent of Macias Gini & O’Connell LLP *

23.5	Consent of Weintraub Genshlea Chediak P.C.(see 5.1)

*	Filed herewith

**	Previously filed May 16, 2007.

(1)	Incorporated by reference to Form 8-K filed with the SEC on February 3, 2006.

(2)	Incorporated by reference to Form 8-K filed with the SEC on August 29, 2006.

(3)	Incorporated by reference to Form 8-K filed with the SEC on October 6, 2006.

(4)	Incorporated by reference to Form 8-K filed with the SEC on December 6, 2006.

(5)	Incorporated by reference to Form 8-K filed with the SEC on December 22, 2006.

(6)	Incorporated by reference to Form 8-K filed with the SEC on February 20, 2007.

(7)	Incorporated by reference to Form 10-QSB filed with the SEC on August 14, 2006.

(8)	Incorporated by reference to Form 8-K filed with the SEC on April 2, 2004.

(9)	Incorporated by reference to Form 8-K filed with the SEC on June 18, 2004.

(10)	Incorporated by reference to Form 10-QSB filed with the SEC on May 24, 2005.

(11)	Incorporated by reference to Form 10-QSB filed with the SEC on November 14, 2005.

(12)	Incorporated by reference to Form 8-K filed with the SEC on September 25, 2006

(13)	Incorporated by reference to Form 8-K filed with the SEC on November 7, 2006.

(14)	Incorporated by reference to Form 10-QSB filed with the SEC on November 20, 2006.

(15)	Incorporated by reference to Form 8-K filed with the SEC on January 8, 2007.

(16)	Incorporated by reference to Form 8-K filed with the SEC on January 8, 2007 (disclosing change in auditors).

(17)	Incorporated by reference to the Form SB-2 filed with the SEC on January 17, 2007.

(18)	Incorporated by reference to Form 8-K filed with the SEC on March 27, 2007.

(19)	Incorporated by reference to Form 8-K filed with the SEC on April 11, 2007.

(20)	Incorporated by reference to Form 8-K filed with the SEC on April 11, 2007.

UNDERTAKINGS
The undersigned registrant hereby undertakes to:
(a) Rule 415 Offering:
     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and
          (iii) Include any additional or changed material information with respect to the plan of distribution.
     (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(b) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Granite Bay, California.

Solar Power, Inc., a California corporation

Dated: June 27, 2007	/s/ Stephen C. Kircher

By: Stephen C. Kircher
Its: Chief Executive Officer (Principal Executive Officer) and Director

Dated: June 27, 2007	/s/ Glenn Carnahan

By: Glenn Carnahan
Its: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: June 27, 2007	/s/ Stephen C. Kircher

Stephen C. Kircher, Chief Executive Officer and Director

Dated: June 27, 2007	/s/ Larry Kelley*

Larry Kelley, Director

Dated: June 27, 2007	/s/ Ronald Cohan*

Ronald Cohan, Director

Dated: June 27, 2007	/s/ Timothy Nyman*

Timothy Nyman, Director

Dated: June 27, 2007	/s/ D. Paul Regan*

D. Paul Regan, Director

*By:	/s/ Stephen C. Kircher

Stephen C. Kircher, Attorney-In-Fact